Form 10-K405, Exhibit 13
period 1997-12-31
ESG RE LTD
filed 1998-03-31
CIK 1049624

ESG         [LOGO]
INTELLIGENT
REINSURANCE

                                                                  ESG Re Limited

                                                              ANNUAL REPORT 1997

                                [PHOTO OMITTED]

About the Children

      To illustrate ESG Re Limited's commitment to the well-being of children, we have selected Children as our theme for this report. The Company provides innovative solutions to insurance problems that directly impact the lives of children such as Children's Disability programs with Union Nationale des Mutuelles Mieux-Etre in France and Consolidated Financial Insurance in Denmark. ESG Re plans to expand this program globally.

                                 [PHOTO OMITTED]

ESG [LOGO]

            TABLE OF CONTENTS

            Company Profile                             2

            Financial Highlights                        3

            Letters to Shareholders                     4

            Operating Review                           10

            Selected Consolidated Financial Data       20

            Management's Discussion and Analysis
            of Financial Conditions and
            Results of Operations                      21

            Consolidated Financial Statements          28

            Independent Auditors' Report               53

            Corporate Directory                        54

            Shareholder Information                    56

Company Profile

ESG Re Limited is a specialty reinsurance company providing accident, health, life, and special risk reinsurance to insurers and selected reinsurers on a worldwide basis. With three operating subsidiaries located in Bermuda, Germany, and Ireland, and offices in ten cities, ESG Re writes reinsurance in more than 50 countries. ESG Refocuses on growing business lines in the personal and health fields and specializes in applying "Intelligent Reinsurance"--a profitable and analytical approach--to its ceding customers. ESG Re is dedicated to offering creative risk solutions to reinsurance challenges in growing and emerging markets.

FINANCIAL HIGHLIGHTS

ESG Re began writing reinsurance for its own account in December 1997. Comparative results from prior years, when the Company functioned as a managing agent, are therefore not relevant.

      The following highlights reflect operating data for the reinsurance operations:

(U.S. dollars in thousands, except per share data)                         1997
================================================================================

Operating Data

Net premiums written                                                   $ 25,392

Net premiums earned                                                      13,411

Total revenues                                                           13,868

        Losses and loss expenses                                          7,449

        Acquisition expenses                                              4,693
--------------------------------------------------------------------------------
Total expenses                                                           12,142
--------------------------------------------------------------------------------
Net underwriting income                                                   1,269
================================================================================
        Loss ratio(2)                                                      55.5%
--------------------------------------------------------------------------------
        Acquisition expense ratio(2)                                       35.0%
--------------------------------------------------------------------------------
        Loss and acquisition expense ratio(2)                              90.5%
================================================================================

Consolidated Balance Sheet Data

Investments and cash                                                   $236,976

Total assets                                                            273,068

Total shareholders' equity                                              234,375

Book value per share                                                      16.83

Diluted book value per share                                              16.61

Common Stock Price Range (1)

        High                                                           $  23.88

        Low                                                            $  21.50

(1) For the period from December 12, 1997, the date of the initial public offering, to December 31, 1997. The initial public offering price was $20.00 per share.

(2) Ratios are calculated on U.S. GAAP basis.

CHAIRMAN'S LETTER

                                [PHOTO OMITTED]

In December 1997, ESG Re Limited became an international reinsurer of health, accident, life and sports/entertainment risks. ESG is now well capitalized, highly regarded and moving forward to implement its business plan.

      The Board of Directors, working with senior management, will provide guidance and overall strategic input so that in 1998 ESG Re will:

      o Expand its existing lines of business into more countries and regions;

      o Recruit, train and motivate the very best people in North America, Europe and Asia;

      o Underwrite profitable business and produce investment income to provide shareholders with an acceptable return on equity; and

      o Develop its standing in the reinsurance market as a company operating to the highest standards and providing quality solutions to customer problems.

      To our fellow shareholders, your Board of Directors is committed to achieving these objectives.


                                        /s/ John C Head III

                                        John C Head III
                                        Chairman of the Board

CHIEF EXECUTIVE OFFICER'S LETTER

[PHOTO OMITTED]                                                       ESG [LOGO]

We are delighted to welcome you to ESG Re Limited and our first annual report.

      ESG Re's successful initial public offering in December 1997 raised over $250 million. With this capital, ESG completed its transformation from a reinsurance management company with a predominantly European focus, to a specialty reinsurer underwriting for its own account on a global basis. Our reinsurance focus is on people--their lives, health, and well-being.

      In its former reinsurance management role, ESG produced exceptional results. Premiums managed by us grew from $36 million in 1994 to $100 million in 1997, with combined loss and acquisition expense ratios averaging 91%. We developed a reputation as a recognized lead reinsurer, and our partner relationships include some of the world's strongest reinsurers.

      Ceding clients and professional brokers demand the highest quality financial security from their reinsurance partners. Standard and Poor's Corporation has affirmed the strong financial position of ESG Re by rating us A-.

      ESG Re's seasoned management, motivated underwriting teams, and strong capital base position the Company as a sophisticated specialty reinsurer in the fields of health, personal accident, life, credit/life and disability reinsurance, as well as the growing area of special risk in the sports and entertainment industry.

      ESG Re's unique concept of "Intelligent Reinsurance" provides value-added solutions, as well as capacity to ceding companies and professional brokers. We believe that "Intelligent Reinsurance" will become known as a standard of excellence in the reinsurance community.

GROWING MARKETS AND OPPORTUNITIES

Global reinsurance markets have changed significantly during the last several years with the last two years being particularly difficult because of excess capacity and competition. We are encouraged, however, by signs of a cyclical upturn and some firming of prices in certain markets, particularly in North America.

      In addition, certain segments of the reinsurance market are experiencing substantial growth--particularly our areas of strategic focus. Contributing to this growth are the following factors:

      o A worldwide trend of transferring social security and national health responsibility to the private sector suggests that medical expense reinsurance will be one of the fastest growing areas in the insurance industry.

      o Demand for new insurance products, particularly in the health care area, is being generated as a result of economic growth in emerging markets such as Eastern Europe, Asia, and Latin America.

      o New trade directives from the European Union will cause certain European countries to deregulate insurance markets, providing opportunities for creative product solutions.

      o As the world's population continues to live longer and require more health care services, demand for health insurance will increase.

      o Capacity requirements for the insurance of major global sports and entertainment events continue to increase.

STRATEGIC DIRECTIONS

An improved industry environment combined with growing markets provides an excellent opportunity for ESG Re to enter the market as a reinsurer for its own account.

                                                                      ESG [LOGO]

      During 1998, ESG Re intends to pursue the following strategic initiatives:

      o Import and implement managed health care techniques that have proven to be successful in the United States to Germany, Spain, Italy and other European markets where these concepts have been underutilized.

      o Create private medical care and insurance products for high growth emerging markets such as Eastern Europe, the Commonwealth of Independent States, Latin America and Asia.

      o Expand occupational injury and health reinsurance programs in Scandinavia.

      o Continue to structure innovative special risk reinsurance programs for major sporting events and performances such as World Cup Soccer and the European Soccer Championships.

COMPETITIVE ADVANTAGES

To implement these strategies successfully, and to produce profitable results, requires a strong capital base and balance sheet, specialized expertise, and prudent underwriting discipline. In addition to these strengths, ESG Re has the following competitive advantages:

      o Far-ranging and well-established relationships with many of the leading global insurance and reinsurance companies;

      o Seasoned senior management with an average of 25 years of experience in the insurance/reinsurance industry;

      o     Highly motivated employees--all shareholders;

      o Flexible and efficient underwriting teams, strategically located in key markets;

      o     A reputation for uncompromising service to ceding clients; and

      o An organizational structure that provides the advantages of favorable tax jurisdictions.

RESULTS FOR 1997

ESG Re operated primarily as a reinsurance management company for all but the final two weeks of the year. Therefore, underwriting premiums and earnings for 1997 are not indicative of future results.

      For the year ended December 31, 1997, the Company reported a net loss of $5.1 million, reflecting expenses incurred in its initial public offering and a one-time accounting charge of $3.6 million for compensation-related expenses.

      In its former function as a managing agent, the Company underwrote, on behalf of various reinsurers, approximately $100.0 million of gross premiums in 1997, of which $60.0 million was managed in reinsurance pools for the Company's reinsurance partners. In December 1997, the Company exercised its contractual right to assume, for its own account, a 30% share of this pool business, retroactive to January 1, 1997. In addition, the Company separately negotiated retrocessions with certain pool participants, resulting in net premiums written of $25.4 million and net underwriting income of $1.3 million for 1997.

      Total revenues for the year were $17.8 million, consisting of net premiums earned of $13.4 million, net investment income of $0.6 million and management fee revenue of $3.8 million.

      ESG Re's combined loss and acquisition expense ratio, a key measure for assessing the performance of the reinsurance business, was 90.5% in 1997.

OUTLOOK

1998 will be our first full year operating as a reinsurance company and we have entered it with enthusiasm and confidence. ESG Re's high level of renewals, broad geographical spread of operations, and the

                                                                      ESG [LOGO]

opportunities which are expected to present themselves in the course of 1998 fill us with optimism and excitement.

      Reinsurance is a highly personal business which is largely relationship driven. We have worked diligently over the years to establish a reputation of not only excellence and expertise, but also of trust and confidence between ourselves and our ceding partners. These long-term relationships will continue to play a crucial role in our future success.

      Our involvement in health care and disability places us in a unique position of influence regarding the quality and cost of these essential services. We believe that by taking this social responsibility seriously, we are acting in the best interest of all stakeholders--our ceding customers, their original insureds, and our shareholders.

      Our strategies for growth, combined with our competitive strengths and an emphasis on underwriting profitability rather than market share, position us as an industry leader in the fastest growing segments of the insurance world.

      We wish to thank our shareholders for their support and interest in ESG Re Limited and our employees for their enthusiasm and dedication. As co-owners, we all look forward to building a strong and successful company.


                                        /s/ Wolfgang M. Wand

                                        Wolfgang M. Wand

                                        Managing Director and
                                        Chief Executive Officer

OPERATING REVIEW

"Intelligent Reinsurance" as a Business Philosophy

It is our ongoing objective to have "Intelligent Reinsurance" become ESG Re's recognized trademark. "Intelligent Reinsurance" is a business philosophy centered on providing client-oriented solutions--not just capital. ESG Re strives to provide one source for a full range of value-added reinsurance products and expertise combined with unsurpassed client service.

                                [PHOTO OMITTED]

      ESG Re gains market advantage by sharing with clients expertise, market knowledge, specialized technologies and other services. We do not charge our clients for "Intelligent Reinsurance" products or services; our clients choose us as their reinsurance partner because we help them to manage their risks better through "Intelligent Reinsurance".

      Integral to the "Intelligent Reinsurance" concept of offering clients alternative and creative solutions to underwriting challenges is a highly analytical and proactive approach to risk management. Key elements include:

o Applying detailed knowledge and analysis of underlying local markets to better understand the factors that affect losses and incorporating that knowledge into reinsurance solutions, including the establishment of rating tables and tariffs;

o Collecting, assessing, and sharing new information about markets in which risks are based;

o Utilizing extensive case management principles and managed care techniques to improve customer service and reduce costs; and

o Ensuring early involvement in claims management to minimize claims expense without limiting benefits available to customers.

                                                                      ESG [LOGO]

      Technology plays a critical role in supporting "Intelligent Reinsurance". Our computer-based underwriting and claims management system--European Specialty Insurance Management Services (ESIMS)--provides product support and design, as well as loss prevention and disease management functions, enabling the accurate prediction of potentially severe medical conditions. ESIMS streamlines the process of entering new markets, developing products, administering claims and managing risk, thereby enhancing profitability and service quality. We believe that "Intelligent Reinsurance" creates a true partnership between ceding customers and ESG Re--a partnership tied to the value we add and the success of our clients' products.

Intelligent Reinsurance Solutions

Our goal is to foster an environment in which creative and innovative reinsurance and insurance solutions are developed to meet the needs of clients and customers in markets worldwide. For example:

      o In Eastern Europe, we helped to create the first private health care program using Western benefit and insurance standards.

      o In Russia, we have been mandated by the Moscow City Health Fund to help restructure the delivery of health care services to more than 13 million Moscovites.

      o In Latin America, ESG Re has for many years played a major role in the development of innovative medical expense programs that allow policyholders to seek treatment in the United States, with direct access to one of the world's leading preferred provider hospital networks.

Major Lines of Business

Medical Expense

With the restructuring of national health care systems around the world generating new demand for private health insurance, reinsurance for medical expenses has become one of the fastest growing classes in the insurance industry. Our growth strategy centers on exporting products and services from centers of excellence to areas of growing demand and to adjust these products and services in a timely fashion if adverse developments occur.

      ESG Re's management helped pioneer professional health care reinsurance in the early 1970s. Leveraging this expertise, ESG Re now offers medical reinsurance--comprehensive medical expense insurance, and short-term travel, hospital daily income, defined illness and dread disease coverages. Through this range of product solutions ESG Re provides both the tools and the framework to underwrite more profitable business focused on high net worth individuals, frequent travelers, and expatriates.

   [The following table was depicted as a pie chart in the printed material.]

                        1997 GROSS PREMIUMS DISTRIBUTION

      Medical Expense               38.2%
      Personal Accident             35.8%
      Credit/life and Disability    24.5%
      Special Risk                   1.5%

      With access to over 4,600 hospitals, 23,000 service providers and 250,000 physicians worldwide, we offer one of the largest networks of specialist service providers. Clinically trained staff provide immediate advice and support for a wide range of services--from information on obtaining local medical care, to arranging complete transportation from one country to another. This service benefits the insured and substantially reduces claims exposure as a result of discounts prearranged with hospitals and providers.

                                                                      ESG [LOGO]

      With the capacity to provide up to $5 million in coverage per person, ESG Re is a desired lead capacity provider capable of providing up to 100% of required reinsurance capacity for most programs.

Personal Accident

      ESG Re continues to expand its role as a personal accident and disability reinsurance provider throughout Europe, Latin America, the Far East, and the countries of the former Soviet Union. In North America, we continue to develop and redefine existing programs as opportunities arise.

      Our innovative programs include:

      o Coverage for credit card issuing corporations and banks to cover high concentration flight risk exposure;

      o     Occupational injury and health reinsurance programs in Scandinavia;
            and

      o Children's Disability programs developed with European ceding clients and telemarketing programs to promote these products.

      We will continue to develop and package features that fit particular market needs and to strengthen relationships with our ceding clients by offering programs with an acceptance capacity limit of $5 million on any one person and an event capacity limit of $30 million.

Credit/Life and Disability

Demand for credit/life reinsurance products is increasing worldwide. ESG Re plans to expand this line globally by utilizing our experience in credit/life reinsurance in the North American, German, French, and Scandinavian markets.

      ESG Re writes coverage for several types of exposures in this line, including group life, individual credit/life, credit disability and credit unemployment. However, the Company typically does not engage in long-term life or surplus relief reinsurance programs.

                                [PHOTO OMITTED]

      Much of our group life business is provided in conjunction with underwriting services related to personal accident, health, and credit/life and disability reinsurance programs. Furthermore, most of our credit/life programs protect short-term consumer loans, providing coverage for ongoing interest payments and options for principal repayments.

      ESG Re generally offers unemployment benefits as part of credit/life and disability programs only in sophisticated markets where solid and reliable benefit control systems are available through government unemployment agencies.

      ESG Re maintains a capacity limit of $1 million for any one person.

Special Risk

In the current economic environment, many people are spending more of their income on sports and entertainment events. Meeting this demand are promoters who invest increasing sums on presenting events with highly paid stars, while corporations compete to provide increasingly larger sums through sponsorship. These activities generate enormous risks and create new demand for reinsurance capacity related to individual events and the appearances of star performers.

      SportSecure GmbH, our affiliated special risks company, has substantial experience in providing special risk reinsurance around the globe for sports disabilities, sports and entertainment contingency, nonappearance, cancellation and abandonment, accident and disability,

                                                                      ESG [LOGO]

and medical insurance and assistance. From tennis championships and the Soccer World Cup, the largest contingency coverage ever structured, to classical recitals and rock concerts, SportSecure has a strong reputation of insuring some of the world's leading events, athletes and artists. We also provide coverage in the event of television transmission breakdown, and auxiliary benefits connected with major events.

      SportSecure is an acknowledged market leader in sports and entertainment reinsurance. We maintain our own market intelligence database which allows us to evaluate coverage and policy features with the goal of reducing risk. Our capacity acceptance is $10 million for any one event or a related series of events.

Developing Globally, Delivering Locally

      ESG Re provides "Intelligent Reinsurance" on a global basis. As shown on the map below, our offices are strategically located in the world's most important business centers to provide service and support to our clients.

                               [GRAPHIC OMITTED]
    [Graphic in the form of a map depicts offices in Berlin, Bermuda, Dublin, Hamburg, Hong Kong, London, Miami, Moscow, Sydney and Toronto.]

      An established global infrastructure with seamless coordination among offices enables ESG Re to respond quickly and effectively with the appropriate products, programs and services necessary to capitalize on market opportunities. Last year, ESG Re managed risks in more than 50 countries worldwide, and in the year ahead, we will enhance our global presence with the introduction of new products tailored to meet the needs of our clients.

                                [PHOTO OMITTED]

Major Markets

Our objective is to have Europe, North America, and the emerging markets each contribute one-third of total gross premiums written.

      North America--North America is the world's largest reinsurance market. Annual premiums currently exceed $4 billion with significant growth anticipated over the next five years. ESG Re intends to pursue opportunities in this market and has opened an office in Toronto with a strong senior management team supported by seasoned underwriters. The group will build on its existing client relationships and focus primarily on health and accident reinsurance.

      The Company will also capitalize on extensive information exchange--importing ESG Re's global expertise into the North American market where it is advantageous to do so, and exporting managed care techniques developed in the North American market to areas where such products are in demand. Many countries in Europe and other parts of the world are looking to North America for solutions to their own health care crises. Certain techniques used in North America can be adapted and transferred to other parts of the world. We plan to participate from the onset in the creation of new health care models in various markets.

                                                                      ESG [LOGO]

      Europe--ESG Re is active in most European markets and focuses on providing tailored product solutions which reflect our understanding of global trends as well as local nuances. The demand for innovative products resulting from continuing EU deregulation and progressive reform of health systems will provide new opportunities for ESG Re to apply its expertise in creating and supporting innovative risk solutions.

      Markets of particular importance to ESG Re include Germany, where changes in the public health sector will result in greater demand for health reinsurance products and services. We also offer credit/life insurance and reinsurance programs combined with unemployment coverage, product lines not previously available in Germany.

   [The following table was depicted as a pie chart in the printed material.]

                            1997 MARKET DISTRIBUTION

            Western Europe          52.3%
            Latin America           19.2%
            United Kingdom          10.4%
            Rest of World            9.8%
            Eastern Europe           5.3%
            Asia                     1.5%
            North America            1.5%

      In Spain, ESG Re is currently creating a range of unique private medical insurance and reinsurance products, including the initiation of new managed health care products which are self-funded by employees. These product applications will use sophisticated claims management technology developed by the Company.

      Emerging Europe--Continuing economic growth, increasing per capita income and the erosion of traditional state health care systems are creating considerable opportunity for targeted risk solutions in this region. ESG Re provides both reinsurance solutions and supporting services to ceding companies throughout this newly emerging market. Our ability to support young and fast-growing local companies with complete and efficient software solutions provides another competitive advantage.

      ESG Re has been working closely with local ceding companies to create private insurance products modeled on Western standards.

Providing not only reinsurance capacity but also extensive product development and training support, we are now developing a range of supplementary programs including out-of-country medical, life, personal accident, and travel medical plans.

      Currently, ESG Re supports annual travel medical and trip programs throughout the Commonwealth of Independent States, including Russia, Lithuania, Latvia, Georgia, Uzbekistan, and Kazakhstan.

      Other Regions--ESG Re is well positioned in Latin America, the Pacific Rim and the Middle East. For example:

                                [PHOTO OMITTED]

      o We offer health and occupational injury reinsurance in all Latin American countries where the progressive growth of the middle class, higher per capita income and the restructuring of health care systems are well underway.

      o In the Far East, ESG Re is active in the main Asian reinsurance market and is able to respond to increased demand for health insurance and reinsurance support across the region. Despite the current adverse economic conditions in this area, we continue to consider these markets to be important. Our opening of a new regional headquarters in Sydney, Australia, effective in the spring of 1998, is further evidence of our commitment to the region.

      o The Middle East also presents new opportunities. We have pioneered managed care programs in Saudi Arabia, the United Arab Emirates, Lebanon, and Egypt. With the anticipated restructuring of social health care systems throughout the Gulf Region, medical insurance and reinsurance programs have started to take on a greater importance.

                                                                      ESG [LOGO]

Organization of the Company

ESG Re Limited conducts its business through three operating subsidiaries:
European Specialty Reinsurance (Bermuda) Limited ("ES Bermuda"), European Specialty Reinsurance (Ireland) Limited ("ES Ireland") and European Specialty Ruckversicherung AG ("ES Germany"). European Specialty Group (United Kingdom) and European Specialty (North America) conduct business on behalf of ES Bermuda and ES Ireland. With underwriting profits accruing primarily in Bermuda and Ireland, the Company benefits from the favorable tax environments in those jurisdictions.

                        ---------------------------
                               ESG Re Limited
                        ("ESG Re" or the "Company")
                        ---------------------------
         -------------------------------------------------------
----------------------                              ----------------------
 European Specialty                                   European Specialty
Reinsurance (Bermuda)                               Group (United Kingdom)
Limited ("ES Bermuda")                                      Limited
----------------------                              ----------------------
                                    ---------------------------------------------
----------------------   ------------------------   ------------------   ---------------
 European Specialty                                 European Specialty
Reinsurance (Ireland)       European Specialty       Group Holding AG    Other Operating
Limited ("ES Ireland")   (North American) Limited     ("ESG Germany")     Subsidiaries
----------------------   ------------------------   ------------------   ---------------
                                                  -----------------------
                                          -------------------   ---------------
                                          European Specialty
                                          Ruckversicherung AG   Other Operating
                                          ("ES Germany")         Subsidiaries
                                          -------------------   ---------------

ESG Re Limited   Selected Consolidated Financial Data

The following table sets forth the selected consolidated financial data for ESG Re Limited and subsidiaries. The financial statements included herein represent the financial performance and results of the Company as a reinsurer and reinsurance management company for the year ended December 31, 1997 and as a reinsurance management company only for the years prior to 1997. The consolidated statement of operations data for the years ended December 31, 1997, 1996, 1995, and 1994, and the consolidated balance sheet data as of December 31, 1997, 1996, and 1995, have been derived from the Company's audited Consolidated Financial Statements. The consolidated statement of operations data for the year ended December 31, 1993 and the consolidated balance sheet data as of December 31, 1994 and 1993, have been derived from the Company's unaudited consolidated financial statements and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of operations and financial condition. The data should be read in conjunction with the Company's Consolidated Financial Statements, related notes, "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and other financial information appearing elsewhere herein.

Years Ended December 31,                  1997(1)       1996         1995          1994        1993(2)
------------------------------------------------------------------------------------------------------
U.S. dollars in thousands except per share data
Statement of Operations Data:

Net premiums earned                    $  13,411    $      --    $      --    $      --    $      --
Management fee revenue                     3,830        3,869        4,515        3,309        1,779
Total revenues                            17,839        4,055        4,665        3,351        1,821
Total expenses
  (excludes tax benefits/expenses)        23,504        4,062        4,221        3,313        2,329
Net income (loss)                         (5,096)        (163)         146           (6)        (165)
Basic net loss per share(3)                (4.11)       (1.38)          --           --           --
Diluted net loss per share(3)              (4.11)       (1.38)          --           --           --
======================================================================================================

As of December 31,                        1997(1)       1996         1995          1994        1993(2)
------------------------------------------------------------------------------------------------------
U.S. dollars in thousands
Balance Sheet Data:

Total investments and cash             $ 236,976    $      15    $      33    $      21    $      --
Total assets                             273,068        2,518        2,683        2,881        1,505
Short-term and current
  portion of long-term debt                   --        1,812        1,746          537          674
Long-term debt                                --           --          195        1,737          724
Total shareholders' equity (deficit)     234,375         (489)        (152)         (90)         (77)
======================================================================================================

The Company declared a dividend on March 9, 1998 of $0.075 per common share to be paid on April 13, 1998 for shareholders of record on March 26, 1998.

(1) In 1997, the Company began operations as a reinsurance company.

(2) In 1994, the Company began operations as an underwriting management company. Prior to 1994, the Company operated principally as a reinsurance intermediary.

(3) The 1996 per share data have been calculated on a recapitalized basis. Earnings per share data have not been calculated prior to 1996 as no shares were outstanding.

ESG Re Limited    Management's Discussion and Analysis of Financial Conditions
                        and Results of Operations

The following is a discussion and analysis of the financial condition, results of operations, liquidity and capital resources of ESG Re Limited and subsidiaries ("the Company"). This discussion should be read in conjunction with the "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and related notes thereto included elsewhere in this Annual Report.

This Annual Report contains forward-looking statements regarding future profit levels, premium growth, cash flows and other matters, which involve risks and uncertainties that may affect the actual results of operations of the Company. The following important factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: claims frequency, claims severity, economic activity, competitive pricing, and the regulatory environment in which the Company operates.

General

The Company is a specialty reinsurance enterprise which provides accident, health, life, and special risk reinsurance to insurers and selected reinsurers on a worldwide basis. The Company also provides underwriting management services to selected reinsurers.

The December 31, 1997, financial statement results included herein represent the Company's financial performance as a reinsurance entity and an underwriting management company. The 1996 and 1995 financial statement results reflect only the Company's operations as an underwriting management company.

In December 1997, the Company raised gross proceeds of $257 million in a private placement and an initial public offering (the "Offerings"). As a result of obtaining this capital, the Company was able to assume reinsurance risks for its own account which it had previously managed for others as an underwriting management company.

Results of Operations

The results of operations of the Company for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                 1997         1996         1995
--------------------------------------------------------------------------------
U.S. dollars in thousands except per share data

Net underwriting income                        $ 1,269      $    --      $    --
Management fee revenue                           3,830        3,869        4,515
Net investment income                              598          186          150
Administrative expenses and taxes                7,167        4,218        4,519
Class B Warrants expense                         3,626           --           --
Net income (loss)                               (5,096)        (163)         146
Net loss per share                               (4.11)       (1.38)          --
================================================================================

ESG Re Limited    Management's Discussion and Analysis of Financial Conditions
                        and Results of Operations

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

The Company incurred a net loss of $5.1 million for 1997 as compared to a net loss of $163 thousand for 1996. The principal reason for this increase in the net loss is a result of a one-time, non-cash charge for compensation expense of $3.6 million related to Class B Warrants issued in connection with the Offerings. Also included in the net loss for 1997 are costs associated with the Offerings of approximately $1.5 million.

Net Underwriting Income

Net underwriting income for the year ended December 31, 1997 is summarized as follows:

                               Medical         Personal Accident         Credit            Special Risk             Total
                           ---------------------------------------------------------------------------------------------------
                           Amount    Ratio      Amount    Ratio      Amount    Ratio      Amount    Ratio      Amount    Ratio
------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands
Gross premiums written     $ 9,989              $ 9,357              $ 6,401              $   396              $26,143
Net premiums written         9,937                8,723                6,356                  376               25,392
Net premiums earned          5,964                3,778                3,426                  243               13,411
Losses and loss expenses     3,624    61%         1,907    51%         1,779    52%           139    57%         7,449    56%
Acquisition costs            2,099    35%         1,303    34%         1,206    35%            85    35%         4,693    35%
------------------------------------------------------------------------------------------------------------------------------
Net underwriting income    $   241              $   568              $   441              $    19              $ 1,269
==============================================================================================================================

Ratios are calculated on U.S. GAAP basis

No comparison with prior year net underwriting income is possible as 1997 was the first period in which the Company underwrote risks on its own behalf. Typically the underwriting results of a reinsurance company are evaluated by reference to its loss and loss expense ratio, acquisition cost ratio, administrative expense ratio and combined ratio. Management believes that it is not meaningful to evaluate the Company's 1997 performance with reference to the administrative expense ratio and the combined ratio because of the Class B warrant expense and other costs that were incurred by the Company as a result of the Offerings.

The Company manages its underwriting risk exposure by operating two forms of retrocession: an excess of loss insurance policy and co-reinsurance. The Company's excess liability insurance policy generally provides limits up to a maximum of $10 million per occurrence, with a minimum attachment point generally of $100 thousand. Effective January 1, 1998, the Company increased the maximum limit to $30 million per occurrence for all new and renewal business.

Effective January 1, 1998, all of the Company's non-North American business will be co-reinsured with two other reinsurance companies that will participate with underwriting lines of 7.5% and 5.0%.

Management Fee Revenue

Management fee revenue decreased by $39 thousand or 1% from $3.9 million in 1996 to $3.8 million in 1997. This net decrease resulted from an increase in management fee revenue of $666 thousand or 17% which was due to an increased participation in the reinsurance pools managed by the Company. This increase was offset by a decline of approximately 15% in the value of the

Deutsche Mark against the U.S. dollar. Included in 1997 management fee revenue is profit commission of $381 thousand relating to the 1996 underwriting year. This compares with profit commission recognized during 1996 of $398 thousand.

As a result of the Company becoming a reinsurer for its own account in 1997, the Company will discontinue its operations as an underwriting management company in 1998 except to manage the run-off of the business written between 1994 and 1997. Consequently, management fee revenue will decrease significantly in 1998 and for the years thereafter.

Net Investment Income

Net investment income increased by $412 thousand or 222% from $186 thousand in 1996 to $598 thousand in 1997 due to the Company's significantly larger investment portfolio as a result of the proceeds raised from the Offerings. The Company anticipates that there will be a significant increase in investment income for the 1998 year as a result of the proceeds of the Offerings being available for the full year.

Administrative Expenses and Taxes

Total administrative expenses, which includes personnel costs, professional service fees, interest expense, other expenses and income taxes increased by $3.0 million or 70% from $4.2 million in 1996 to $7.2 million in 1997.

Personnel costs increased by $900 thousand from $1.4 million in 1996 to $2.3 million in 1997, of which $690 thousand was principally due to the employment of two executives who were previously consultants to the Company. The remainder of the increase is due to employees for the new representative office in Toronto. Professional services fees increased by $356 thousand from $1.2 million in 1996 to $1.6 million in 1997 primarily due to costs of $1.2 million associated with the Company's capital raising activity. This increase was partially offset by a reduction in consulting expenses for the two consultants who became executives.

Other expenses increased by $2.4 million from $1.3 million in 1996 to $3.7 million in 1997. This increase includes travel expenses associated with the Company's capital raising activities of $314 thousand, an increase in unrealized foreign exchange losses of $436 thousand as a result of the strengthening of the U.S. dollar and other miscellaneous expenses including insurance, recruitment fees, taxes and utilities. The increase in administrative expenses was offset primarily by a decline of approximately 15% in the value of the Deutsche Mark against the U.S. dollar.

Class B Warrants Expense

In connection with the Offerings, the Company issued Class A Warrants to purchase up to 1,381,200 Common Shares and Class B Warrants to purchase up to 1,381,200 Common Shares if certain performance criteria are satisfied. The Class A Warrants have been treated as an offering cost and as such have been incorporated within equity.

The Class B Warrants have been determined to be in the form of compensation for services rendered to the Company. As such, SFAS 123 "Accounting for

ESG Re Limited    Management's Discussion and Analysis of Financial Conditions
                        and Results of Operations

Stock-Based Compensation" and Emerging Issues Task Force Consensus 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services" require that the cost of these services be reflected as an expense for the year.

As a result, the Company recognized a one-time accounting charge of $3.6 million relating to the Class B Warrants. The expense was calculated based on the fair value of the warrants as of the date of completion of the Offerings. As the expense was reflected as a charge to the statement of operations and as an increase to additional paid-in capital, there was no impact on the Company's total shareholders' equity or cash position.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

Total revenues decreased by $610 thousand or 13% from $4.7 million in 1995 to $4.1 million in 1996. This decrease was caused by a management decision to reduce management fees and commissions by approximately 20% in order to enhance the Company's competitive position and the underwriting profitability of the business underwritten for the pools. This decision resulted in a decrease in fee revenue of approximately $882 thousand. There was a further decline in total revenue of $253 thousand due to a decline of approximately 6% in the value of the Deutsche Mark against the U.S. dollar. These decreases were offset in part by the recognition of approximately $398 thousand of profit commissions in 1996 of which no amounts were recognized in prior years. The Company earns a profit commission based on the underlying profitability of the pool business. The Company recorded its first profit commission revenue in 1996 based upon the clear emergence of profitability in the underlying pools whereas no profit commission was recorded in 1995 and 1994.

Total expenses decreased by $159 thousand or 4% from $4.2 million in 1995 to $4.1 million in 1996 which was the result of increased expenses offset by the decline of approximately 6% in the value of the Deutsche Mark against the U.S. dollar. Personnel costs increased by $80 thousand which resulted from an increase in the numbers of staff of $165 thousand and a decrease caused by a decline of $85 thousand in the value of the Deutsche Mark against the U.S. dollar. In addition, professional service fees of $252 thousand were incurred for advice relating to the capitalization of the Company. These increases were offset by a decrease of $254 thousand in total operating expenses due to a decline of approximately 6% in the value of the Deutsche Mark against the U.S. dollar. In addition, in 1996, the Company incurred a one-time tax expense related to the reorganization of ESG Germany of $121 thousand.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

Total revenues increased in 1995 by $1.3 million or 39% from $3.4 million in 1994 to $4.7 million in 1995. This increase was primarily attributable to the increased underwriting activities of the Company on behalf of reinsurance partners in the personal accident market. Management fee revenue from the personal accident market increased by $888 thousand from 1994 to 1995. In addition, revenues increased by $440 thousand reflecting the increase of approximately 11% in the value of the Deutsche Mark against the U.S. dollar.

Total expenses increased by $908 thousand or 27% from $3.3 million in 1994 to $4.2 million in 1995. Personnel costs accounted for $276 thousand of this increase. This increase was due to an increase in the number of staff and employee compensation of $150 thousand, and an increase of $126 thousand due to the increase of approximately 11% in the value of the Deutsche Mark against the U.S. dollar. In addition, marketing and selling-related costs increased by $190 thousand principally for the opening of new representative offices to cover the Eastern European markets. In addition, expenses increased by $397 thousand reflecting the increase of approximately 11% in the value of the Deutsche Mark against the U.S. dollar.

Liquidity and Capital Resources

For the 1997 Year

In December 1997, the Company was capitalized with gross proceeds of $257 million from the Offerings. The proceeds were used to capitalize ES Bermuda, ES Ireland and ES Germany with $55 million, $50 million and $12 million, respectively. The Company also incurred expenses of the Offerings of approximately $25 million and repaid its outstanding debt, principally loans from shareholders and bank demand borrowings, of $3.5 million. Total assets increased by $270.6 million from $2.5 million in 1996 to $273.1 million in 1997 and total shareholders' equity increased by $234.9 million to $234.4 million at December 31, 1997. The increase in total assets and shareholders' equity was due primarily to the proceeds received from the Offerings.

At December 31, 1997, the Company had $237.0 million in total investments and cash. All fixed maturity securities in the Company's investment portfolio are classified as available for sale and are carried at fair value. At December 31, 1997, the fixed maturity investment portfolio had an average credit quality of AAA, an average duration of 2.3 years and an average yield of 5.7%.

The Company's objective is to maximize long-term investment returns while maintaining a liquid, high-quality portfolio. To this end, the investment policy requires that the portfolio has an average credit quality rating of AA and no more than 3% of the portfolio is invested in a single issuer (other than issues of sovereign governments with a rating of AA or better). The initial target duration is 2.75 years.

In 1998, the Company will continue to pursue its investment objective. The cash flows from underwriting operations along with other factors, including interest rate trends, composition of reinsurance liabilities, liquidity needs, global currency developments and emerging investment opportunities, will be determining factors in the composition of the Company's investment portfolio.

ESG Re Limited    Management's Discussion and Analysis of Financial Conditions
                        and Results of Operations

As of December 31, 1997, the Company had the following material commitments for operating leases and employment contracts:

                                                         U.S. Dollars
                        Years Ending December 31,       (in thousands)
--------------------------------------------------------------------------------
                                1998                       $ 2,002
--------------------------------------------------------------------------------
                                1999                         1,732
--------------------------------------------------------------------------------
                                2000                         1,547
--------------------------------------------------------------------------------
                                2001                           401
--------------------------------------------------------------------------------
                                2002                            77
--------------------------------------------------------------------------------
                                Thereafter                      --
--------------------------------------------------------------------------------
                                Total                      $ 5,759
================================================================================

In addition to the above commitments, the Company will periodically, pursuant to reinsurance contract provisions, be required to provide letters of credit to secure reinsurance balances.

The Company expects that its financing and operational needs for the foreseeable future will be met by the proceeds of the Offerings, as well as by funds generated from ongoing operations. However, no assurance can be given that the Company will be successful in the implementation of its operating strategy as a reinsurance company.

For the 1996 Year

In 1996, the Company entered into a series of equity transactions to simplify its capital structure, resulting, upon the settlement of certain of these transactions, in a reduction of shareholders' equity at December 31, 1996 of $173 thousand. Subsequent to December 31, 1996, certain other of these transactions settled and resulted in an increase in capital of $516 thousand.

The Company's total outstanding debt decreased by $129 thousand from $1.9 million in 1995 to $1.8 million in 1996. This decrease was the result of principal repayments of $133 thousand to a former shareholder and $139 thousand to banks for long-term debt. This decrease was offset by an increase in short-term debt of $296 thousand and the effect of translating the Deutsche Mark into the U.S. dollar. The Company also purchased $153 thousand of fixed assets and intangible assets.

For the 1995 Year

During 1995, the Company reduced its outstanding debt by repaying $771 thousand of long-term debt, including $633 thousand to a former shareholder, which was partially offset by an increase in short-term borrowings from banks of $251 thousand. The Company also made capital purchases for furniture and equipment of $46 thousand and the Company agreed to repurchase from a selling shareholder $203 thousand of registered equity capital.

Current Developments

The first quarterly cash dividend of $0.075 per share was declared on March 9, 1998 by the Company's Board of Directors payable on April 3, 1998, to common shareholders of record on March 26, 1998.

Currency

The Company's functional currency is the U.S. dollar. However, because the Company underwrites reinsurance exposures and collects premiums in currencies other than the U.S. dollar, the Company experiences foreign exchange gains and losses, which, in turn affects the results of operations.

The Company intends to hold investments in the currencies in which it will collect premiums, pay claims and hold reserves, thus creating a natural foreign exchange hedge so that resulting foreign exchange rate gains and losses can be reduced to the extent assets equal liabilities. If in the future this hedging strategy is not effective, the Company may consider other hedging activities to reduce its foreign currency exposures.

Inflation

The Company does not believe inflation has had a material impact on its operations for any of the three years presented.

Year 2000

The inability of computers, software and other equipment utilizing microprocessors to recognize data fields containing a two-digit code for year 2000 and beyond is commonly referred to as the Year 2000 Compliance Issue. As the year 2000 approaches, some systems may be unable to process certain date-based information accurately.

Based upon a review of the Company's computer systems, management believes that they are Year 2000 compliant.

The Company's systems do not currently electronically interface with customers or clients. As such, the Company's exposure to the year 2000 issue with respect to customers and clients is limited to the possibility that information supplied by these companies could not be of sufficient quality or timeliness and therefore could indirectly affect the quality or timeliness of the Company's own data. During 1998, the Company will initiate discussions with significant customers and clients to determine the extent to which these companies are vulnerable to the year 2000 Compliance Issue. The Company anticipates that certain reinsurance management software systems will electronically interface with the customers' systems in the near future. The Company believes that those customers are currently in the process of evaluating their systems with regard to the Year 2000 Compliance Issues. There can be no guarantee that the systems of other companies on which the Company relies for information will be converted in a timely manner and would not have an adverse effect on the Company's financial position or results of operations.

The total cost to the Company of these Year 2000 Compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. These costs are based on management's best estimates. However, there can be no guarantee that these estimates will be achieved and actual results could differ significantly from those estimates.

Accounting Pronouncements

In February 1997, the Financial Accounting Standard Board ("FASB") issued SFAS No. 128, "Earnings per Share" and SFAS No. 129, "Disclosure of Information about Capital Structure" and in June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has adopted each of these pronouncments.

ESG Re Limited    Consolidated Balance Sheets

As of December 31,                                      1997         1996
--------------------------------------------------------------------------------
U.S. dollars in thousands except share and per share data

ASSETS

Fixed maturities-available for sale, at fair value
   (cost: $218,694 and $-)                           $ 218,867    $      --
Short-term investments                                  11,913           --
Cash and cash equivalents                                6,196           15
--------------------------------------------------------------------------------
Total investments and cash                             236,976           15
Accrued investment income                                  437           --
Management fees receivable                               3,259        1,780
Premiums receivable                                     25,785           --
Reinsurance recoverable on incurred losses                 397           --
Prepaid reinsurance premiums                               300           --
Deferred acquisition costs                               4,147           --
Deferred tax asset                                         788          272
Other assets                                               979          451
--------------------------------------------------------------------------------
TOTAL ASSETS                                         $ 273,068    $   2,518
================================================================================

LIABILITIES

Unpaid losses and loss expenses                      $   7,846    $      --
Unearned premiums                                       12,168           --
Acquisition costs payable                               10,335           --
Costs of offering payable
  ($ 2,520 and $-due to related parties)                 5,802           --
Accrued expenses and accounts payable                    2,309          822
Debt ($-and $868 due to related parties)                    --        1,812
Liability for share transactions                            --          373
Other liabilities                                          233           --
--------------------------------------------------------------------------------
Total liabilities                                       38,693        3,007

Fiduciary liabilities                                   10,485        4,928
Less: Cash and cash equivalents held in a
      fiduciary capacity                               (10,485)      (4,928)

Commitments and contingencies (Note 11)                     --           --

SHAREHOLDERS' EQUITY

Preference shares, 50,000,000 and no
   shares authorized; no shares issued
   and outstanding for 1997 and 1996,
   respectively                                             --           --
Class B common shares, 100,000,000 and no
   shares authorized; no shares issued and
   outstanding for 1997 and 1996, respectively              --           --
Common shares, par value $1 and 5DM per share;
   100,000,000 and 100,000 shares authorized;
   13,923,799 and 20,000 shares issued and
   outstanding for 1997 and 1996, respectively          13,924           62
Additional paid-in capital                             225,954           62
Accumulated other comprehensive income:
   Foreign currency translation adjustments,
      net of tax                                            32           (4)
   Unrealized gains on securities, net of
      reclassification adjustments and tax                 170           --
--------------------------------------------------------------------------------
Accumulated other comprehensive income                     202           (4)
--------------------------------------------------------------------------------
Retained deficit                                        (5,705)        (609)
--------------------------------------------------------------------------------
Total shareholders' equity (deficit)                   234,375         (489)
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $ 273,068    $   2,518
================================================================================

The accompanying notes are an integral part of the Consolidated Financial Statements.

ESG Re Limited    Consolidated Statements of Operations

Years Ended December 31,                          1997        1996       1995
--------------------------------------------------------------------------------
U.S. dollars in thousands except share and per share data

REVENUES

Net premiums written                           $   25,392    $     --    $   --
Change in unearned premiums                       (11,981)         --        --
--------------------------------------------------------------------------------

Net premiums earned                                13,411          --        --
Management fee revenue                              3,830       3,869     4,515
Net investment income                                 598         186       150
--------------------------------------------------------------------------------
TOTAL REVENUES                                     17,839       4,055     4,665
================================================================================

EXPENSES

Losses and loss expenses                            7,449          --        --
Acquisition costs                                   4,693          --        --
Class B Warrants expense (for related party)        3,626          --        --
Personnel costs                                     2,282       1,382     1,302
Professional services fees (includes $-,
   $861 and $793 for related parties)               1,594       1,238     1,005
Interest expense (includes $33, $68 and $129
   for related parties)                               119         141       185
Other expenses                                      3,741       1,301     1,729
--------------------------------------------------------------------------------
TOTAL EXPENSES                                     23,504       4,062     4,221
================================================================================
NET INCOME (LOSS) BEFORE TAXES                     (5,665)         (7)      444
Income tax expense (benefit)                         (569)        156       298
--------------------------------------------------------------------------------
NET INCOME (LOSS)                              $   (5,096)   $   (163)   $  146
================================================================================

PER SHARE DATA (Note 10)

Basic net loss per share                       $    (4.11)   $  (1.38)   $   --
--------------------------------------------------------------------------------
Diluted net loss per share                     $    (4.11)   $  (1.38)   $   --
--------------------------------------------------------------------------------
Weighted average shares outstanding
   --basic and diluted                          1,238,757     117,863        --
================================================================================

The accompanying notes are an integral part of the Consolidated Financial Statements.

ESG Re Limited    Consolidated Statements of Changes in Shareholders' Equity

Years Ended December 31,                      1997        1996         1995
--------------------------------------------------------------------------------
U.S. dollars in thousands

COMMON SHARES (PAR VALUE)

Balance at January 1                       $      62    $      --    $      --
Reorganization of holding company                 --           62           --
Issuance of shares in connection with
   public and private offerings               13,936           --           --
Shares retired during year                       (74)          --           --
--------------------------------------------------------------------------------
Balance at December 31                        13,924           62           --
================================================================================

ADDITIONAL PAID-IN CAPITAL

Balance at January 1                              62           --           --
Reorganization of holding company                 --           62           --
Issuance of shares in connection with
   public and private offerings              216,113           --           --
Issuance of Class A Warrants to purchase
   common shares                               6,215           --           --
Issuance of Class B Warrants to purchase
   common shares                               3,626           --           --
Shares retired during year                       (62)          --           --
--------------------------------------------------------------------------------
Balance at December 31                       225,954           62           --
================================================================================

REGISTERED CAPITAL

Balance at January 1                              --          316          316
Reorganization of holding company                 --         (316)          --
--------------------------------------------------------------------------------
Balance at December 31                            --           --          316
================================================================================

TREASURY CAPITAL

Balance at January 1                              --          (19)         (19)
Reorganization of holding company                 --           19           --
--------------------------------------------------------------------------------
Balance at December 31                            --           --          (19)
================================================================================

ACCUMULATED OTHER COMPREHENSIVE INCOME

Balance at January 1                              (4)          (3)          --
Foreign currency translation
   adjustments, net of tax                        36           (1)          (3)
Unrealized gains on securities, net of
   reclassification adjustments and tax          170           --           --
--------------------------------------------------------------------------------
Balance at December 31                           202           (4)          (3)
================================================================================

RETAINED DEFICIT

Balance at January 1                            (609)        (446)        (408)
Net income (loss)                             (5,096)        (163)         146
Capital repurchased                               --           --         (184)
--------------------------------------------------------------------------------
Balance at December 31                        (5,705)        (609)        (446)
--------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)       $ 234,375    $    (489)   $    (152)
================================================================================

The accompanying notes are an integral part of the Consolidated Financial Statements.

ESG Re Limited    Consolidated Statements of Cash Flows

Years Ended December 31,                            1997      1996     1995
--------------------------------------------------------------------------------
U.S. dollars in thousands

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)                                $  (5,096)   $(163)   $ 146
Increase in equity investment                          (16)      (4)      (5)
Depreciation and amortization                          117      132       93
Non-cash compensation expenses                       3,665       --       --
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
   (Increase) in accrued investment income            (437)      --       --
   (Increase) decrease in management fees
      receivable                                    (1,769)     139      159
   (Increase) in premiums receivable               (25,785)      --       --
   (Increase) in reinsurance recoverable
      on incurred losses                              (397)      --       --
   (Increase) in prepaid reinsurance premiums         (300)      --       --
   (Increase) in deferred acquisition costs         (4,147)      --       --
   (Increase) decrease in deferred tax asset          (573)      (1)     223
   Increase in unpaid losses and loss expenses       7,846       --       --
   Increase in unearned premiums                    12,168       --       --
   Increase in acquisition costs payable            10,335       --       --
   Increase in accrued expenses and accounts
      payable                                        1,075       --       --
   (Increase) decrease in other assets
      and liabilities                                  775       32      (60)
--------------------------------------------------------------------------------
Net cash provided by (used in) operating
      activities                                    (2,539)     135      556
================================================================================

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from sale of equity investment                 --       --       21
Cost of fixed maturities acquired -
   available for sale                             (218,694)      --       --
Cost of other investment assets acquired           (11,913)      --       --
Purchases of fixed assets                             (203)    (109)     (46)
Purchases of intangible assets                        (230)     (43)      (3)
--------------------------------------------------------------------------------
Net cash used in investing activities             (231,040)    (152)     (28)
================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of shares                   241,296       --       --
Repurchase of capital                                   --     (204)      --
Reorganization of holding company                       --       58       --
Sale of shares                                          --       66       --
Advance for issuance of shares                          --       67       --
Net change in short-term debt                       (1,622)     296      251
Repayments of long-term borrowings                      --     (272)    (771)
--------------------------------------------------------------------------------
Net cash provided by (used in) financing
   activities                                      239,674       11     (520)
--------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                 86      (12)       4
================================================================================

Net increase (decrease) in cash                      6,181      (18)      12
Cash and cash equivalents at January 1                  15       33       21
--------------------------------------------------------------------------------
Cash and cash equivalents at December 31         $   6,196    $  15    $  33
================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION

Cash transactions
   Interest paid                                 $     108    $ 124    $ 193
   Income taxes paid                                   109      156       75
Noncash financing transaction
   Issuance of common stock in connection
      with Formation (Note 1)                           --       --       --
================================================================================

The accompanying notes are an integral part of the Consolidated Financial Statements.

ESG Re Limited    Consolidated Statements of Comprehensive Income

Years Ended December 31,                    1997       1996       1995
--------------------------------------------------------------------------------
U.S. dollars in thousands

Net income (loss)                         $(5,096)   $  (163)   $   146
--------------------------------------------------------------------------------
Other comprehensive income, net of tax:
   Foreign currency translation
      adjustments                              36         (1)        (3)
   Unrealized gains on securities:
     Unrealized holding gains arising
        during period                         170         --         --
     Less reclassification adjustment
        for gains (losses)
     Included in net income                    --         --         --
--------------------------------------------------------------------------------
Other comprehensive income                    206         (1)        (3)
--------------------------------------------------------------------------------
Comprehensive income                      $(4,890)   $  (164)   $   143
================================================================================

The accompanying notes are an integral part of the Consolidated Financial Statements.

ESG Re Limited    Notes to the Consolidated Financial Statements

      Years Ended December 31, 1997, 1996 and 1995

1. Organization and Business

ESG Re Limited (the "Company") was incorporated under the laws of Bermuda on August 21, 1997. Its principal activities, through subsidiaries, are to provide accident, health, life and special risk reinsurance and to provide underwriting management services for accident, health, life and special risk reinsurance.

Prior to the incorporation, the Company's operations were conducted through its subsidiary, European Specialty Group Holding AG ("ESG Germany"). On December 2, 1997, the shareholders of ESG Germany entered into agreements to receive 900,000 common shares, par value $1 per share, of the Company in exchange for all of their interests in ESG Germany (the "Formation"). ESG Germany thereby became a subsidiary of the Company.

On December 3, 1997, 2,673,799 common shares, Class A Warrants to purchase up to 1,381,200 common shares and Class B Warrants to purchase up to 1,381,200 common shares, subject to certain performance criteria were sold (the "Direct Sales") for proceeds of $50 million.

In December 1997, in an Initial Public Offering (the "IPO"), the Company issued 10,350,000 common shares for proceeds of $207 million. Costs including discounts and commissions associated with the Formation, Direct Sales and IPO were approximately $25.8 million of which $21.3 million were reflected as a reduction of additional paid-in capital. The Formation, Direct Sales and IPO were accounted for as a recapitalization.

Since 1994, ESG Germany has provided underwriting management services by operating as a personal and special risk reinsurance underwriter on behalf of certain reinsurers. ESG Germany earns a management fee from reinsurance companies for administering various underwriting pools without directly participating in the underwriting results as well as providing underwriting services to reinsurance companies outside of the pool structure.

Subsequent to the IPO, the Company assumed for its own account, through retrocession, risks that ESG Germany previously underwrote on behalf of its reinsurance clients. The Company exercised a contractual right provided in the pool agreements to retrocede from its reinsurance clients a 30% share of the existing pool business, retroactive to January 1, 1997, of the 1997 business it managed for its reinsurance clients. The Company also assumed additional quota share reinsurance from various pool clients. In 1998, the Company intends to discontinue its management services business except to manage the runoff of the reinsurance pools.

The consolidated financial statements include the accounts of its direct wholly-owned subsidiaries, European Specialty Reinsurance (Bermuda) Limited ("ES Bermuda"), European Specialty Group (United Kingdom) Limited, and their indirect, wholly-owned subsidiaries European Specialty Reinsurance (Ireland) Limited, ESG Germany and European Specialty (North America) Limited. All material intercompany balances and transactions have been eliminated in consolidation.

ESG Re Limited    Notes to the Consolidated Financial Statements

The financial statements for the year ended December 31, 1997 represent the financial performance of the Company both as a reinsurer for its own account and as an underwriting management company. The comparative information for years ended December 31, 1996 and 1995 represent the financial performance of the Company as an underwriting management company. Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 presentations.

2. Summary of Significant Accounting Policies

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The Company's significant accounting policies include the following:

(a) Premium Revenues

Premiums written are estimated based upon reports received from ceding companies, supplemented by the Company's estimate of premiums written for which ceding company reports have not been received. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. The reinsurance contracts entered into by the Company are primarily of short-duration. Premiums written are recognized as earned over the period of the contracts or policy in proportion to the amount of insurance protection provided.

Unearned premium reserves are established to cover the remainder of the unexpired contract period. Such reserves are established based upon reports received from ceding companies or computed using pro rata methods based on statistical data. Written and earned premiums, and the related costs, which have not yet been reported to the Company are estimated and accrued.

(b) Reserve for Losses and Loss Expenses

The reserve for unpaid losses and loss adjustment expenses is based on individual case estimates and reports received from ceding companies. A provision is included for losses and loss expenses incurred but not reported ("IBNR") based on past experience. To the extent that the Company's historical experience is inadequate for estimating reserves, such estimates may be actuarially determined based upon industry experience and management's judgment. The reserves are reviewed continually and any change in estimates is reflected in earnings in the period the adjustment is made. Management believes that adequate provision has been made for the Company's losses and loss expenses. However, there can be no assurance that losses will not exceed the Company's total reserves.

(c) Investments

Fixed maturity securities are classified as available for sale and are reported at estimated fair value. Investments that are available for sale are expected to be held for an indefinite period but may be sold depending on interest rates and other considerations. Short-term investments comprise investments with a maturity greater than 90 days but less than one year and are stated at cost, which approximates fair

ESG Re Limited    Notes to the Consolidated Financial Statements

value. Unrealized investment gains and losses on fixed maturity securities available for sale, net of applicable deferred income tax, are reported as a separate component of "Accumulated other comprehensive income". Realized gains or losses on sale of investments are determined on the basis of average cost. The carrying value of fixed maturities are adjusted for impairments in value that are considered to be other than temporary.

(d) Deferred Acquisition Costs

Acquisition costs, consisting principally of commissions and brokerage expenses incurred at the time a contract or policy is issued, are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are limited to their estimated realizable value based on the related unearned premiums, anticipated claims and claim expenses and anticipated investment income.

(e) Reinsurance

Premiums are recorded net of retrocessions (ceded reinsurance). Reinsurance premiums ceded are reported as prepaid reinsurance premiums and amortized over the respective contract or policy periods in proportion to the amount of insurance protection provided. Commissions on reinsurance ceded will be deferred over the terms of the contracts of reinsurance to which they relate and amortized in proportion to the amount of insurance protection provided. The Company provides reserves for uncollectible reinsurance balances based on management's assessment of the collectibility of the outstanding balances.

(f) Management Fee Revenue

Management fee revenue consists primarily of underwriting management and related fees and profit commissions based on the underwriting results of the reinsurance pools, as well as commissions for facultative business placed with reinsurers that do not participate in the pools. Management and related fees are recorded based on the estimated gross premiums written in each underwriting year net of estimated uncollectible amounts. These fees are recognized in revenue when the underwriting contract between the reinsurance pool and the ceding insurance company becomes effective since substantially all services have been provided by such date. The Company has had no provision for uncollectible fees for each of the three years in the period ended December 31, 1997. The recognition of fee revenue as of the effective date of the underwriting contract is based upon the fact that the Company has no future obligations regarding these contracts except to provide ancillary administrative services. Management and related fees, which generally are collected over a period up to 24 months, are discounted for any amounts expected to be collected after the first 12 months of the underwriting contract. Any adjustments to management and related fees are made in the period in which ceding companies report information requiring such changes. The Company is only entitled to receive its management fees to the extent that gross written premiums are collected. Profit commissions due from reinsurance pools are based upon the actual underwriting results of each

ESG Re Limited    Notes to the Consolidated Financial Statements

underwriting pool and are generally calculated and earned 12 to 24 months after the end of each underwriting year. The Company relies on data from ceding companies and the expertise of its actuarial staff to determine when profit commissions are earned. It is possible that profit commissions from various underwriting years may be earned and recognized in the same accounting year. For the year ended December 31, 1995, no profit commissions were recognized. For the year ended December 31, 1996, profit commissions of $398 thousand were recognized as earned from the 1994 and 1995 underwriting years. For the year ended December 31, 1997, profit commissions of $381 thousand were recognized as earned from the 1996 underwriting year. As of December 31, 1997, no profit commission has been recognized to date with respect to the 1997 underwriting year. Expenses for future administrative services that the Company is obligated to provide are accrued when the underwriting contract is established. Such accrued expenses were $66 thousand and $77 thousand as of December 31, 1997 and 1996, respectively, and are included in "Accrued expenses and accounts payable".

(g) Income Taxes

The Company and its subsidiaries file income tax returns as required by the laws of each country in which it has operations. The Company accounts for income tax expenses and liabilities under the asset and liability method in accordance with Statement of Financial Accounting Standards Board ("SFAS") No. 109, "Accounting for Income Taxes". Deferred income taxes arise from the recognition of temporary differences between income reported for financial statement purposes and for income tax purposes. These deferred taxes are measured by applying currently enacted tax rates. In addition, SFAS No. 109 requires the recognition of future benefits, such as for net operating loss carryforwards, to the extent that realization of such benefits are more likely than not.

(h) Other Assets

      (i) Equity Investment

      As of December 31, 1997, the Company had a 40% ownership interest in SportSecure GmbH, a reinsurance intermediary specializing in sports and entertainment risks, and a 30% ownership interest in European Specialty Berlin GmbH, a representative office. These investments are accounted for under the equity method. The Company's equity in earnings of such investments was $16 thousand, $4 thousand and $5 thousand for the years ended December 31, 1997, 1996 and 1995, respectively.

      (ii) Intangible Assets

      Intangible assets consist primarily of exclusive marketing rights, software licenses, trademark rights and certain organizational costs. These assets are recorded at cost and are amortized on a straight-line basis over useful lives of three to five years. Balances are periodically reviewed and evaluated for impairment.

      (iii) Fixed Assets

      Fixed assets primarily consist of computer equipment and office furniture and are depreciated over the estimated useful lives of the assets by the straight-line

ESG Re Limited    Notes to the Consolidated Financial Statements

      method. The estimated useful lives of assets range between three and ten years depending on the type of the asset. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of the improvements.

(i) Foreign Currency Translation

The functional and reporting currency of the Company is U.S. dollars. Foreign currency receivables or payables that are denominated in a currency other than U.S. dollars are translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars using weighted average exchange rates for the period. The resulting exchange gains or losses are included in the results of operations. Exchange gains and losses related to the translation of investments available for sale are included in the net unrealized appreciation (depreciation) of investments, net of deferred income taxes, as a separate component of "Accumulated other comprehensive income".

Assets and liabilities related to foreign operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date; revenues and expenses are translated into U.S. dollars using weighted average exchange rates for the period. Gains and losses resulting from translating foreign currency financial statements, net of deferred income taxes, are excluded from income and included as a separate component of "Accumulated other comprehensive income".

(j) Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of common shares. Diluted earnings per common share reflect the maximum dilution that would have resulted from the exercise of stock options and warrants to purchase common shares. Diluted earnings per common share are computed by dividing net income by the weighted average number of common shares and all dilutive securities.

(k) Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" defines a fair value based method of accounting for stock-based employee compensation plans. Under SFAS No. 123, companies are encouraged, but are not required, to adopt the fair value method for all employee awards granted. Companies are permitted to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", but must disclose, in a note to the financial statements, pro forma net income and earnings per share as if SFAS No. 123 had been applied. The Company accounts for stock-based compensation under APB No. 25 and provides the fair value method disclosures required by SFAS No. 123.

(l) Accounting Pronouncements

In February 1997, the Financial Accounting Standard Board ("FASB") issued SFAS No. 128, "Earnings per Share" and SFAS No. 129, "Disclosure of Information about Capital Structure" and in June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an

ESG Re Limited    Notes to the Consolidated Financial Statements

Enterprise and Related Information". The Company has adopted each of these pronouncements.

(m) Cash and Cash Equivalents

Cash and cash equivalents include cash and bank deposits with original maturities of 90 days or less.

(n) Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as the disclosure of such amounts. Actual results could materially differ from those estimates and assumptions.

3. Investments

(a) Fixed Maturities

The amortized cost, fair value and gross unrealized gains and losses of fixed maturity investments are presented in the table below:

                                                                     Gross      Gross
                                                      Amortized   Unrealized  Unrealized     Fair
As of December 31, 1997                                  Cost        Gains      Losses       Value
---------------------------------------------------------------------------------------------------
U.S. dollars in thousands
Fixed maturities -- available for sale
   U.S. treasury securities and obligations of U.S.
   government agencies and corporations               $ 218,694      $ 173         --      $218,867
---------------------------------------------------------------------------------------------------
Total                                                 $ 218,694      $ 173         --      $218,867
===================================================================================================

As the Company did not have any fixed maturity or short-term investments in 1996 or 1995, no comparative information has been shown.

(b) Maturity Distribution

The amortized cost and market value of fixed maturities are shown in the following table by contractual maturities:

                                                     Amortized           Fair
As of December 31, 1997                                 Cost             Value
================================================================================
U.S. dollars in thousands

Fixed maturities --
available for sale
   Due in one year or
      less                                            $ 22,247          $ 22,295
   Due after one year
      through five years                               196,447           196,572
--------------------------------------------------------------------------------
Total                                                 $218,694          $218,867
================================================================================

(c) Realized Gains and Losses

No gains or losses were realized during 1997.

ESG Re Limited    Notes to the Consolidated Financial Statements

(d) Change in Net Unrealized Gains on Investments

The change in net unrealized gains on investments is derived from the following sources:

As of December 31,                                    1997
--------------------------------------------------------------------------------
U.S. dollars in thousands

Change in unrealized
   gains on investments,
   net of deferred taxes,
   included in other
   comprehensive income:
   Fixed maturities                                   $ 173
   Deferred taxes                                        (3)
--------------------------------------------------------------------------------
Total                                                 $ 170
================================================================================

(e) Net Investment Income

The components of net investment income are presented in the table below:

Years Ended December 31,                         1997        1996         1995
--------------------------------------------------------------------------------
U.S. dollars in thousands

Interest on fixed
   maturities                                   $ 438         $  --        $  --
Interest on short-term
   investments                                     71            --           --
Interest on funds held
   in a fiduciary capacity                         35            73           45
Amortization of discount on
   long-term management
   fee receivables                                106           113          105
--------------------------------------------------------------------------------
Total investment income                           650           186          150
Investment expenses                               (52)           --           --
--------------------------------------------------------------------------------
Net investment income                           $ 598         $ 186        $ 150
================================================================================

4. Management Fees Receivable

Management fees receivable represents management fee and related revenue which are primarily due from the reinsurers participating in the reinsurance pools. The receivable is recorded net of $0 and $244 thousand of advances from the pool participants as of December 31, 1997 and 1996, respectively. As described in
Note 2(f), the receivable is discounted for any amounts expected to be collected after the first 12 months of the underwriting contract. The discount rates used by the Company were 5.8% for 1997, and 6.1% for 1996 and 1995, which approximate U.S. Treasury rates. The discount on the receivable is amortized into "Net investment income" over a period of 24 months. The Company's fees are collectible in various currencies. In selective instances, the Company has entered into foreign currency contracts in order to hedge the risk of fluctuations in exchange rates. Net foreign currency realized gains and (losses), including results from foreign currency contracts, are reflected in "Other expenses" and amounted to $(228) thousand, $87 thousand and $(128) thousand for the years ended December 31, 1997, 1996 and 1995, respectively.

ESG Re Limited    Notes to the Consolidated Financial Statements

5. Deferred Acquisition Costs

Activity in deferred acquisition costs for the year ended December 31, 1997 is summarized as follows:

Year Ended December 31,                                                   1997
--------------------------------------------------------------------------------
U.S. dollars in thousands

Balance at January 1                                                    $    --
Acquisition costs incurred                                                8,840
Amortization of acquisition costs                                        (4,693)
--------------------------------------------------------------------------------
Net change in deferred acquisition
   costs asset                                                            4,147
--------------------------------------------------------------------------------
Balances at December 31                                                 $ 4,147
================================================================================

As the Company did not have any acquisition costs in 1996 or 1995, no comparative information has been shown.

6. Losses and Loss Expenses

Activity in the reserve for unpaid losses and loss expenses for the year ended December 31, 1997 is summarized as follows:

Year Ended December 31,                                                    1997
--------------------------------------------------------------------------------
U.S. dollars in thousands

Balance at January 1                                                      $   --
Incurred related to:
   Current year                                                            7,449
--------------------------------------------------------------------------------
Total incurred losses and loss expenses                                    7,449
--------------------------------------------------------------------------------
Paid related to:
   Current year                                                               --
--------------------------------------------------------------------------------
Total paid losses and loss expenses                                           --
--------------------------------------------------------------------------------
Net balance at December 31                                                 7,449
Plus reinsurance recoverable on
   incurred losses                                                           397
--------------------------------------------------------------------------------
Balance at December 31                                                    $7,846
================================================================================

ESG Re Limited    Notes to the Consolidated Financial Statements

7. Debt

The Company has outstanding debt as of December 31, 1997 and 1996 as follows:

As of December 31,                                           1997          1996
--------------------------------------------------------------------------------
U.S. dollars in thousands

Shareholder loan, due December 1997,
   balloon payment, interest at 5.7%                        $  --         $  707
Shareholder loan, due December 1997,
   balloon payment, interest at 5.7%                           --            161
Bank borrowings, payable on demand,
   interest at 8.0%-8.5%                                       --            924
Bank loan, due January 1997,
   interest at 7.2%                                            --              9
Bank loan, due March 1997,
   interest at 7.7%                                            --             11
--------------------------------------------------------------------------------
Total debt                                                  $  --         $1,812
--------------------------------------------------------------------------------
Current portion of debt                                     $  --         $1,812
--------------------------------------------------------------------------------
Long-term portion of debt                                   $  --         $   --
================================================================================

8. Income Taxes

Under current Bermuda law, the Company is not required to pay taxes in Bermuda on either income or capital gains. Provision for income taxes consists of corporate and other applicable income taxes payable in the various jurisdictions in which the Company operates its business including Germany, Ireland, Canada and the United Kingdom. The components of income taxes for the years presented are as follows:

Years Ended December 31,                       1997         1996           1995
--------------------------------------------------------------------------------
U.S. dollars in thousands

Current tax expense
   Bermuda                                     $  --         $  --         $  --
   Foreign                                         4           157            75
--------------------------------------------------------------------------------
Total current tax expense                          4           157            75
Total deferred tax expense
   (benefit)                                    (573)           (1)          223
--------------------------------------------------------------------------------
Total income tax expense
   (benefit)                                   $(569)        $ 156         $ 298
================================================================================

The actual income tax expense attributable to income for the three years in the period ended December 31, 1997 differed from the amount computed by applying the combined effective rate of 0% under Bermuda law for 1997 and 48.375%

ESG Re Limited    Notes to the Consolidated Financial Statements

to income before income taxes under German law for 1996 and 1995, as a result of the following:

Years Ended December 31,                            1997        1996       1995
--------------------------------------------------------------------------------
U.S. dollars in thousands

Computed "expected
   tax expense"                                    $  --       $  (4)      $ 215
Tax effect of:
   Foreign taxes                                    (610)         19          50
   Taxable gain on
   reorganization of Company                          --         121          --
   Nondeductible expenses                             15           7          10
   Other                                              26          13          23
--------------------------------------------------------------------------------
Total income tax expense (benefit)                 $(569)      $ 156       $ 298
================================================================================

Deferred income taxes reflect the tax effect of the temporary differences between the value of assets and liabilities for financial statement purposes and such values as measured by the tax laws and regulations. The principal items in the net deferred income tax asset (liability) are as follows:

As of December 31,                                          1997           1996
--------------------------------------------------------------------------------
U.S. dollars in thousands

Deferred tax assets
   Net operating loss carryforward                         $ 683          $ 178
   Investments                                                18             54
   Rent expense                                               83             32
   Foreign currency translation                               14             16
   Other assets                                               46             14
--------------------------------------------------------------------------------
Total deferred tax assets                                    844            294
--------------------------------------------------------------------------------
Deferred tax liabilities
   Unrealized investment gains                               (46)            --
   Management fee income                                     (10)           (22)
--------------------------------------------------------------------------------
Total deferred tax liabilities                               (56)           (22)
--------------------------------------------------------------------------------
Net deferred tax asset                                     $ 788          $ 272
================================================================================

Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income are reduced. The Company has a tax loss carryforward included in the calculation of the deferred tax asset as of December 31, 1997 of $1.2 million available to offset future foreign taxable income. This tax loss carryforward currently does not have an expiration date. Management believes it is more likely than not that the realization of the net deferred tax asset will not be affected by the recapitalization.

9. Retrocessions

The Company utilizes retrocessional agreements to reduce its exposure to large claims and catastrophic loss occurrences. These agreements provide for recovery from retrocessionaires of a portion of the losses and loss expenses under certain

ESG Re Limited    Notes to the Consolidated Financial Statements

circumstances. They do not discharge the primary liability of the Company. In the event retrocessionaires were unable to meet their obligations under the retrocession agreements, the Company would not be able to realize the full value of the reinsurance recoverable balances. The Company believes that it has minimized the credit risk with respect to its retrocessions by monitoring its retrocessionaires and diversifying its retrocessions.

Losses and loss expenses incurred and earned premiums as reported in the statement of operations are after deduction for retrocessions. Written and earned premiums and losses incurred for the year ended December 31,1997 are comprised of the following:

Year Ended December 31,                                                   1997
--------------------------------------------------------------------------------
U.S. dollars in thousands

Premiums written:
   Assumed                                                             $ 26,143
   Retroceded                                                              (751)
--------------------------------------------------------------------------------
Net premiums written                                                   $ 25,392
================================================================================
Premiums earned:
   Assumed                                                             $ 13,862
   Retroceded                                                              (451)
--------------------------------------------------------------------------------
Net premiums earned                                                    $ 13,411
================================================================================
Losses and loss expenses:
   Assumed                                                             $  7,846
   Retroceded                                                              (397)
--------------------------------------------------------------------------------
Net losses and loss expenses                                           $  7,449
================================================================================

10. Earnings Per Share

(a) Reconciliation of Numerators and Denominators

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations:

                                              Loss         Shares      Per Share
Year Ended December 31, 1997              (Numerator)   (Denominator)   Amount
--------------------------------------------------------------------------------
U.S. dollars in thousands
    except share and per share data
Basic earnings per share
Loss allocable to common stockholders      $  (5,096)     1,238,757     $(4.11)
Effect of Dilutive Securities:
   Class A Warrants                               --             --        --
   Director and Employee Options                  --             --        --
Diluted earnings per share
--------------------------------------------------------------------------------
Loss allocable to common stockholders      $  (5,096)     1,238,757     $(4.11)
================================================================================

Year Ended December 31, 1996
--------------------------------------------------------------------------------
U.S. dollars in thousands except
    share and per share data

Basic earnings per share
Loss allocable to common stockholders      $    (163)       117,863     $(1.38)
Effect of Dilutive Securities                     --             --        --
Diluted earnings per share
--------------------------------------------------------------------------------
Loss allocable to common stockholders      $    (163)       117,863     $(1.38)
================================================================================

ESG Re Limited    Notes to the Consolidated Financial Statements

Class A Warrants to purchase 1,381,200 common shares at $20 per share and options to purchase up to 469,714 common shares at $20 per share were outstanding as of December 31, 1997. The effect of dilutive securities was not included in the computation of diluted earnings per share as required by SFAS 128, "Earnings per Share" because, as the Company incurred a loss for the year ended December 31, 1997, the effect of these securities was antidilutive.

As discussed in Note 1, the Company was recapitalized in December 1997. In order to provide a presentation comparable to 1997, all 1996 share amounts used in the earnings per share calculation have been presented on a recapitalized basis.

No earnings per share information has been provided for the year ended December 31, 1995, as there were no common shares outstanding.

(b) Pro Forma Calculation of Earnings per Share (Unaudited)

As described in Note 1 to the financial statements, on December 29, 1997, the Company exercised a contractual right provided in the pool agreements to retrocede from its reinsurance clients, a 30% share of the existing pool business retroactive to January 1, 1997 of the 1997 business it managed for its reinsurance clients.

As a result of this contractual right, the Company recorded fourth quarter revenues and expenses commensurate with a 30% share of the reinsurance pool activity for all of 1997. The common shares of the Company however were outstanding only for the period beginning December 12, 1997. Since the Company's ability to exercise the option to assume 30% of the pool's 1997 business was contingent upon successful completion of the Direct Sales and IPO, management believes that it is appropriate to include a calculation of basic and diluted earnings per share as if the common shares were outstanding also as at the beginning of the year. Following are pro forma calculations of basic and diluted earnings per share for the year ended December 31, 1997:

PRO FORMA PER SHARE DATA

U.S. dollars in thousands except share and per share data
--------------------------------------------------------------------------------
  Net loss after tax                                                  $  (5,096)
--------------------------------------------------------------------------------
  Basic net loss per share                                            $   (0.37)
--------------------------------------------------------------------------------
  Diluted net loss per share                                          $   (0.37)
--------------------------------------------------------------------------------
  Weighted average shares outstanding
   --basic and diluted                                               13,923,799
================================================================================

ESG Re Limited    Notes to the Consolidated Financial Statements

The reconciliation of the numerators and denominators of the pro forma basic and diluted earnings per share computations for income from continuing operations is as follows:

                                            Loss          Shares       Per Share
Year Ended December 31, 1997             (Numerator)   (Denominator)    Amount
--------------------------------------------------------------------------------
U.S. dollars in thousands
  except share and per share data
Basic earnings per share
Loss allocable to common stockholders    $   (5,096)     13,923,799     $(0.37)
Effect of Dilutive Securities
   Warrants                                      --              --        --
   Director and Employee Options                 --              --        --
Diluted earnings per share
Loss allocable to common stockholders    $   (5,096)     13,923,799     $(0.37)
================================================================================

The effect of dilutive securities was not included in the computation of pro forma diluted earnings per share.

11. Commitments and Contingencies

(a) Employment Contracts

The Company has entered into employment contracts with five employees for terms of three years which have total minimum commitments of $4 million, excluding any performance bonuses which are determined by the Board of Directors of the Company. The contracts include various noncompete clauses following termination of employment.

(b) Lease Commitments

The Company and its subsidiaries have various lease obligations. Rental expenses are amortized on the straight-line basis over the term of the lease. Total rental expense was approximately $286 thousand, $295 thousand and $193 thousand for the years ended December 31, 1997, 1996 and 1995, respectively.

The future minimum commitments under lease and employment agreements are as follows:

                                    Employment          Lease
Years Ending December 31,          Commitments       Commitments          Total
--------------------------------------------------------------------------------
U.S. dollars in thousands

1998                                  $1,618            $  384            $2,002
1999                                   1,276               456             1,732
2000                                   1,078               469             1,547
2001                                      62               339               401
2002                                      --                77                77
--------------------------------------------------------------------------------
Total                                 $4,034            $1,725            $5,759
================================================================================

ESG Re Limited    Notes to the Consolidated Financial Statements

(c) Pension Obligations

Certain subsidiaries are obligated to make defined contributions to pension plans for their employees. There was no outstanding liability for pension contributions as of December 31, 1997 and 1996. Pension contribution expense was $29 thousand, $20 thousand and $24 thousand for the years ended December 31, 1997, 1996 and 1995, respectively.

12. Underwriting Management Services

As part of its underwriting pool management services, the Company collects premiums and pays claims on behalf of the pool participants. In addition to fees received for the underwriting services, the Company also earns interest income on funds it is authorized to hold in accordance with the underwriting management agreement between the Company and the pool participants. The Company is authorized to retain 25% of gross premiums as a claims fund held in bank accounts having trustee status with any interest accruing to such balances being credited to the Company on a quarterly basis. Interest income on these funds amounted to $35 thousand, $73 thousand and $45 thousand for the years ended December 31, 1997, 1996 and 1995, respectively. All of the underwriting pool funds are invested in short-term investments with original maturities of less than 90 days. The total amount of funds held on behalf of the pools was $10.5 million and $4.9 million at December 31, 1997 and 1996, respectively.

13. Warrants

In connection with the Direct Sales, the Company issued Class A Warrants to purchase up to 1,381,200 common shares and Class B Warrants to purchase up to 1,381,200 common shares if certain performance criteria are satisfied. The Class A Warrants are vested and are exercisable at $20 per share at any time prior to December 2007.

Twenty percent of the Class B Warrants are available for vesting during each of the first five years following the closing date of the IPO, and will vest only if, for any 20 consecutive trading days during the one-year vesting period, the percentage change in the market price of the common shares since the closing date of the IPO exceeds the percentage change in the Wilshire 5000 Stock Price Index by at least 500 basis points. The Class B Warrants are exercisable for a period of 10 years from the date of vesting. The exercise price per Common Share is $20 and will be reduced by $1.50 on September 1, 2001.

In accordance with the Emerging Issues Task Force Consensus 96-18, the Company has recorded compensation expense of $3.6 million. This expense was reflected as a charge to the statement of operations for the year ended December 31, 1997, and as an increase to additional paid-in capital.

On February 5, 1998, 276,240 of the Class B Warrants vested and are immediately exercisable.

ESG Re Limited    Notes to the Consolidated Financial Statements

14. Stock-Based Compensation Plans

(a) Employee Stock Option Plan

On December 12, 1997, the Company adopted the 1997 Employees Stock Option Plan (the "Stock Option Plan") under which employees of the Company and its subsidiaries are eligible to participate. The Stock Option Plan is administered by the Board of Directors. Subject to the provisions of the Stock Option Plan, the Board of Directors has sole discretionary authority to interpret the Stock Option Plan and to determine the terms and conditions of the award.

The exercise price of the option will be determined by the Board of Directors when the options are granted. Options granted under the Stock Option Plan are freely assignable subject to certain limitations. The Company has reserved 2,000,000 common shares for issuance under the Stock Option Plan.

Under the 1997 Employee Stock Option Plan, options to purchase a total of 374,000 shares of Common Stock were granted to officers and employees of the Company. Options granted under the Employee Stock Option Plan vest at 25% at the date of grant and at 25% on each of the second, third and fourth anniversaries of the date of grant. All options are exercisable at fair market value of the stock at the date of grant and expire 10 years after the date of grant.

(b) Directors' Stock Option Plan

On December 12, 1997, the Company adopted the ESG Re Limited Non-management Directors' Compensation and Option Plan (the "Directors Plan"), under which nonmanagement directors joining the Board of Directors within one year of the closing of the Offering shall receive stock options to purchase up to 10,000 common shares. Options granted on December 12, 1997, the date of the IPO, were granted at the IPO price of $20 per share. In addition, the Directors Plan provides for automatic annual awards of options to purchase up to 5,000 common shares (or, in each case, a lesser amount prorated to the extent the participating director did not serve on the Board of Directors for the entire year preceding the relevant annual shareholders' meeting), at an exercise price per share equal to the then market price per share to be made to nonmanagement directors on the date of each successive annual shareholders' meeting. In addition, each nonmanagement director will receive fees for services as a member of the Board of Directors and its committees, in amounts determined by the Board of Directors, to be paid in a combination of cash and common shares, as determined by the Board of Directors, unless otherwise elected pursuant to the terms of the Directors Plan, as described below. In any year, in lieu of such stock and cash payment, a Director may elect to receive all or a portion of such fees in options or to defer all or a portion of such fees. If a director elects to receive options, the director will receive options for common shares with a value, as determined by the Board, equal to two times the fees that would otherwise be payable. If the director elects to defer the receipt of the fees, he will receive deferred compensation indexed to the greater of (i) the total return on the common shares; or (ii) the one-year U.S. Treasury bill rate. Deferred compensation will be paid in cash at the time

ESG Re Limited    Notes to the Consolidated Financial Statements

elected by the directors in accordance with the terms of the Directors Plan. Shares granted under the Directors Plan will be nontransferable for six months after receipt. The Company has reserved 1,000,000 common shares for issuance under the Directors Plan.

On December 12, 1997, all nonmanagement directors elected to receive their fees as options to purchase shares. As a result, 55,714 shares of Common Stock have been granted as stock options. Compensation expense equal to the Directors' fee payable of $195 thousand, will be recognized over the period in which the services are to be provided. For the year ended December 31, 1997, compensation expense of $39 thousand was recorded.

In addition, under the 1997 Directors' Stock Option Plan, an additional 40,000 shares of Common Stock were granted as stock options to nonmanagement directors of the Company. Options granted under the Directors' Stock Option Plan vest 100% at the date of grant. All options are exercisable at fair market value of the stock at the date of grant and expire 10 years after the date of grant.

A summary of the status of the Company's stock option plans as of December 31, 1997 is presented below:

                                                                Weighted Average
                                                        Shares   Exercise Price
--------------------------------------------------------------------------------
Outstanding at January 1                                    --           --
Granted                                                469,714       $20.00
--------------------------------------------------------------------------------
Outstanding at
   December 31                                         469,714       $20.00
--------------------------------------------------------------------------------
Options exercisable at
   December 31                                         189,214       $20.00
--------------------------------------------------------------------------------
Weighted average fair value of
   options granted during the year                                   $ 7.00
================================================================================

The fair value of each option grant was estimated on the date of grant using the Black/Scholes option pricing model with the following assumptions: (i) dividend yield of 1.13%; (ii) expected volatility of 20.9%; (iii) risk-free interest rate of 5.841%; and (iv) expected life of 8 years.

The following table summarizes information about stock options outstanding as of December 31, 1997:

                               Options Outstanding                               Options Exercisable
----------   --------------------------------------------------------   ----------------------------------
                   Number        Weighted Average        Weighted             Number          Weighted
  Exercise     Outstanding at       Remaining             Average         Exercisable at       Average
   Price     December 31, 1997   Contractual Life      Exercise Price   December 31, 1997   Exercise Price
----------------------------------------------------------------------------------------------------------
   $20.00          469,714           10 years             $20.00             189,214           $20.00
==========================================================================================================

ESG Re Limited    Notes to the Consolidated Financial Statements

Had the compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method described in SFAS No. 123, the Company's net loss and loss per share would have been adjusted to the pro forma amounts indicated below:

Year Ended December 31,                                                  1997
--------------------------------------------------------------------------------
U.S. dollars in thousands except share and per share data

Net Loss
   As reported                                                        $  (5,096)
   Pro forma                                                             (5,409)
================================================================================
Loss per share - basic and diluted
   As reported                                                        $   (4.11)
   Pro forma                                                              (4.37)
================================================================================

15. Related Parties

In 1997, the Company entered into an agreement with Head Asset Management L.L.C. ("Head Asset Management"), an affiliate of Head & Company L.L.C. ("Head Company"), relating to the provision of investment management services. The Chairman of the Board of Directors is a Managing Member of Head Company. Pursuant to this agreement, which is subject to the Company's investment guidelines and other restrictions, the Company will pay Head Asset Management a fee equal to the sum of (i) 0.25% per annum of the first $200 million of assets under management; and (ii) 0.15% per annum of assets under management in excess of $200 million. The Company expensed $45 thousand under this agreement for the year ended December 31, 1997.

Head Company provided support and assistance in connection with the planning, structuring and formation of the Company, as well as capital raising in connection with the Direct Sales and IPO. For advisory services rendered by Head Company, the Company incurred fees and expenses of $2.7 million of which $2.5 million was paid in January 1998. These expenses are reflected as a reduction of additional paid-in capital. In January 1998, the Company entered into an agreement with Head Company to provide financial advisory services as required by the Company for a monthly fee of $50 thousand.

Certain of the former shareholders of ESG Germany who participated in the Formation have agreed to indemnify ESG Germany for certain contingent liabilities applicable to activity prior to 1997. Management believes that the likelihood of incurring a loss related to any of those contingent liabilities is remote.

ESG Re Limited    Notes to the Consolidated Financial Statements

16. Notes to the Statement of Comprehensive Income

(a) Tax Effect of Components of Comprehensive Income

As of December 31, 1997                  Before Tax   Tax Expense     Net of Tax
================================================================================
U.S. dollars in thousands

Foreign currency translation
   adjustments                              $  36         $  --         $  36
Unrealized gains on securities:
   Unrealized holding gains arising
      during the period                       173            (3)          170
   Less reclassification adjustment
      for gains included in net income         --            --            --
--------------------------------------------------------------------------------
Unrealized gains on securities net of
      reclassification adjustment             173            (3)          170
--------------------------------------------------------------------------------
Other comprehensive income                  $ 209         $  (3)        $ 206
================================================================================

As of December 31, 1996
--------------------------------------------------------------------------------
Foreign currency translation
      adjustments                           $  (1)        $  --         $  (1)
--------------------------------------------------------------------------------
Other comprehensive income                  $  (1)        $  --         $  (1)
================================================================================

As of December 31, 1995
--------------------------------------------------------------------------------
Foreign currency translation
      adjustments                           $  (3)        $  --         $  (3)
--------------------------------------------------------------------------------
Other comprehensive income                  $  (3)        $  --         $  (3)
================================================================================

(b) Accumulated Other Comprehensive Income

                                            Foreign                 Accumulated
                                           Currency    Unrealized      Other
                                         Translation    Gains on   Comprehensive
As of December 31, 1997                  Adjustments   Securities      Income
--------------------------------------------------------------------------------
U.S. dollars in thousands

Beginning balance                           $  (4)        $  --         $  (4)
Current period change                          36           170           206
--------------------------------------------------------------------------------
Ending balance                              $  32         $ 170         $ 202
================================================================================

As of December 31, 1996
--------------------------------------------------------------------------------
Beginning balance                           $  (3)        $  --         $  (3)
Current period change                          (1)           --            (1)
--------------------------------------------------------------------------------
Ending balance                              $  (4)        $  --         $  (4)
================================================================================

As of December 31, 1995
--------------------------------------------------------------------------------
Beginning balance                           $  --         $  --         $  --
Current period change                          (3)           --            (3)
--------------------------------------------------------------------------------
Ending balance                              $  (3)        $  --         $  (3)
================================================================================

ESG Re Limited    Notes to the Consolidated Financial Statements

17. Segment Information

SFAS No. 131 requires that an enterprise disclose information about its operating segments. The following table provides summary financial information of the Company's reportable segment by its geographic region:

Years Ended December 31,                    1997           1996           1995
--------------------------------------------------------------------------------
U.S. dollars in thousands

Revenue earned:
   Bermuda                                 $13,763        $    --        $    --
   Germany                                   3,989          4,055          4,665
   Other                                        87             --             --
--------------------------------------------------------------------------------
Total revenue earned                       $17,839        $ 4,055        $ 4,665
================================================================================

                                                  Deferred Policy
                                                    Acquisition     Deferred Tax
As of December 31, 1997                                Costs          Assets
================================================================================
U.S. dollars in thousands

Bermuda                                               $4,147           $   --
Other foreign countries                                   --              788
--------------------------------------------------------------------------------
                                                      $4,147           $  788
================================================================================

As of December 31, 1996
--------------------------------------------------------------------------------
Bermuda                                               $   --           $   --
Other foreign countries                                   --              272
--------------------------------------------------------------------------------
                                                      $   --           $  272
--------------------------------------------------------------------------------

18. Significant Clients

For the year ended December 31, 1997, three significant client relationships contributed $3.6 million, $2.6 million and $2.4 million, to total revenue. For the year ended December 31, 1996, one client contributed $774 thousand. For the years ended December 31, 1995, two clients contributed $921 thousand and $469 thousand.

19. Fair Value Information

The fair value of financial instruments as of December 31, 1997 and 1996 was as follows:

                                              1997                  1996
--------------------------------------------------------------------------------
                                      Carrying     Fair    Carrying      Fair
                                        Value      Value     Value       Value
--------------------------------------------------------------------------------
U.S. dollars in thousands

Assets:
   Fixed maturities
      available for sale              $218,867   $218,867   $     --   $     --
   Short-term investments               11,913     11,913         --         --
   Cash and
      cash equivalents                   6,196      6,196         15         15
Foreign exchange contracts                  --         --         --        (12)
Short-term debt                             --         --      1,812      1,812
================================================================================

ESG Re Limited    Notes to the Consolidated Financial Statements

20. Statutory Requirements and Dividend Restrictions

Under Bermuda law, the Company is prohibited from declaring or paying a dividend if such payment would reduce the realizable value of its assets to an amount less than the aggregate value of its liabilities, issued share capital (common share capital) and share premium (additional paid-in capital) accounts.

Under the Bermuda Insurance Act, 1978, amendments thereto and Related Regulations of Bermuda, ES Bermuda is required to maintain certain measures of solvency and liquidity. For the year ended December 31, 1997, these requirements have been met. The statutory capital and surplus of ES Bermuda was $101.5 million and the minimum required statutory capital and surplus was $4.1 million as of December 31, 1997. The minimum required level of liquid assets was $22.3 million with actual liquid assets of $81.1 million as of December 31, 1997.

21. Unaudited Quarterly Financial Data

1997 Operating data:                 1st Quarter   2nd Quarter  3rd Quarter    4th Quarter
------------------------------------------------------------------------------------------
U.S. dollars in thousands
     except per share data
Gross premiums written                    $     --      $     --     $     --     $ 26,143
Net premiums written                            --            --           --       25,392
Net premiums earned                             --            --           --       13,411
Management fee revenue                       2,378           217          356          879
Net investment income                           --            15            6          577
Losses and loss expenses                        --            --           --        7,449
Acquisition costs                               --            --           --        4,693
Underwriting profit                             --            --           --        1,269
Net income (loss)                         $    450      $   (252)    $   (310)    $ (4,984)
==========================================================================================
Earnings per common share:
   Basic net income (loss) per share      $   2.50      $  (1.40)    $  (0.40)    $  (1.32)
   Diluted net income (loss) per share    $   2.50      $  (1.40)    $  (0.40)    $  (1.32)
   Weighted average shares
      outstanding (000's)                      180           180          783        3,778

1996 Operating data:
-------------------------------------------------------------------------------------------
U.S. dollars in thousands
     except per share data
Management fee revenue                    $  2,781      $    357     $    209     $    522
Net income (loss)                              669          (228)        (573)         (31)
==========================================================================================
Earnings per common share:
   Basic net loss per share               $     --      $  (2.09)    $  (3.18)    $  (0.17)
   Diluted net loss per share             $     --      $  (2.09)    $  (3.18)    $  (0.17)
   Weighted average shares
      outstanding (000's)                        0           109          180          180
==========================================================================================

ESG Re Limited    Independent Auditors' Report

To the Board of Directors and Shareholders of ESG Re Limited

We have audited the accompanying consolidated balance sheets of ESG Re Limited and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche
Chartered Accountants

Hamilton, Bermuda
February 19, 1998

ESG Re Limited    Corporate Directory

Board of Directors

John C Head III(a)
      Chairman of the Board
      Managing Member
      Head & Company L.L.C.
      New York, New York

Wolfgang M. Wand
      Managing Director and
         Chief Executive Officer
      ESG Re Limited
      Hamilton, Bermuda

Steven H. Debrovner
      Chief Operating Officer
      ESG Re Limited
      Hamilton, Bermuda

Kenneth P. Morse
      Managing Director
      MIT Entrepreneurship Center
         and Senior Lecturer
      MIT Sloan School of Management
      Cambridge, Massachusetts

David L. Newkirk(a), (b)
      Vice President
      Booz-Allen & Hamilton
         International (U.K.) Ltd.
      London, England

William J. Poutsiaka(b)
      President and
         Chief Executive Officer
      Arkwright Mutual Insurance Company
      Waltham, Massachusetts

Edward A. Tilly(a), (b)
      Chairman and Chief Executive
      Consolidated Financial
         Insurance Group, Ltd.
      London, England

Executive Management

Wolfgang M. Wand
      Managing Director
      and Chief Executive Officer

Steven H. Debrovner
      Chief Operating Officer

Gerhard Jurk
      Chief Financial Officer

Renate M. Nellich
      Chief Executive Officer
      European Specialty (North
      America) Limited

Corporate Secretary

Anthony Parfitt

Investor Relations

Hugo Idler

(a)  Member of the Compensation Committee
(b)  Member of the Audit Committee

ESG Re Limited    Subsidiary Companies-Supervisory Boards

European Specialty
Group Holding AG

Wolfgang M. Wand
      Chairman

Yves Forestier
      Member of the Board

Harald Hermann
      Member of the Board

European Specialty
Ruckversicherung AG

Dr. Jean-Claude Mayor
      Chairman

Dr. Jur. Hans Moser
      Deputy Chairman

Dr. Jur. Franz Gori
      Member of the Board

Jurgen Gorling
      Member of the Board

European Specialty Group
(United Kingdom) Limited

Andrew W. Apps
      Managing Director, U.K.

Darryl Gumm
      Managing Director, Pacific Region

ESG Re Limited    Shareholder Information

Shareholders Meeting

The Annual General Meeting will be
held on May 4, 1998 at 11:00 a.m. at
the Waterloo House, 100 Pitts Bay
Road, Pembroke, Bermuda.

Independent Accountants

Deloitte & Touche
      Corner House
      Church & Parliament Streets
      Hamilton, Bermuda

Counsel

Paul, Weiss, Rifkind, Wharton
& Garrison
      1285 Avenue of the Americas
      New York, New York

Appleby, Spurling & Kempe
      Cedar House
      41 Cedar Avenue
      Hamilton, Bermuda

Market Information

ESG Re Limited common shares are
traded over the counter on the Nasdaq
National Market under the symbol
ESREF.

As of March 20, 1998, the
approximate number of common
shareholders was 1550.

Stock Transfer and
Dividend Agent

State Street Bank & Trust Company
      c/o Boston Equiserve, L.P.
      150 Royall Street
      Canton, Massachusetts

Additional Information

ESG Re's Annual Report on Form
10-K, as filed with the Securities and
Exchange Commission, is available upon
request by writing to the Chief Financial
Officer at the Corporate Headquarters
in Bermuda

ESG Re Limited

ESG Re Limited
      16 Church Street
      Hamilton, HM 11, Bermuda
      Telephone (1 441) 295 2185
      Telefax (1 441) 292 1143

European Specialty Reinsurance
(Bermuda) Limited
      16 Church Street
      Hamilton, HM 11, Bermuda
      Telephone (1 441) 295 2185
      Telefax (1 441) 292 1143

European Specialty Reinsurance
(Ireland) Limited
      11 Windsor Place
      Lower Pembroke Street
      Dublin, 2 Ireland
      Telephone (353-1) 676 8766
      Telefax (353-1) 676 8792

European Specialty Group
(United Kingdom) Limited
      25-26 Lime Street
      London, EC3M 7HR, England
      Telephone (44 171) 220 7422
      Telefax (44 171) 220 7593

European Specialty
(North America) Limited
      141 Adelaide Street West
      Toronto, M5H 3L2, Canada
      Telephone (1 416) 864 7443
      Telefax (1 416) 864 9615

European Specialty
Ruckversicherung AG
      Fleethof
      Stadthausbrucke 1-3
      Hamburg, 20355 Germany
      Telephone (49 40) 36 98 860
      Telefax (49 40) 36 98 86 69

SportSecure GmbH
      Fleethof
      Stadthausbrucke 1-3
      Hamburg, 20355 Germany
      Telephone (49 40) 36 98 86 91
      Telefax (49 40) 36 98 86 92

                                         Jeffrey Leder Inc. Marketing Design NYC

                                   ESG [LOGO]
                                  INTELLIGENT
                                  REINSURANCE