Form 10-K405, Exhibit 13
period 1998-12-31
ESG RE LTD
filed 1999-03-31
CIK 1049624

INTELLIGENT
REINSURANCE


ESG RE LIMITED
ANNUAL
REPORT 1998


Intelligent
Reinsurance


                                                                     ESGCM-AR-99


LIVING LONGER, LIVING BETTER.


With an aging and increasingly affluent population, the demand for retirement planning has never been greater. Social systems may become less able to provide for their older citizens, creating a growing demand for products that allow individuals to protect themselves and their standard of living. ESG Re is committed to the delivery of innovative products and services in our field of expertise-the reinsurance of people, their health and well-being-thus enhancing the lifestyle of this important customer group.


 3  Financial Highlights
 4  Letters to Shareholders
 8  Results for 1998
10  Operating Review
24  Selected Consolidated
    Financial Data
25  Management's Discussion and
    Analysis of Financial Condition
    and Results of Operations
34  Consolidated Financial Statements
53  Independent Auditors' Report
54  Corporate Directory
56  Shareholder Information

COMPANY PROFILE


ESG Re Limited is a specialty reinsurance company providing accident, health, life, disability and related special risk reinsurance to the insurance industry on a worldwide basis. With four operating risk carriers located in Bermuda, Ireland and Germany, and offices in 10 countries, ESG Re underwrites risks in more than 50 nations. Focusing on the growing markets of health, accident, and disability, we specialize in applying "Intelligent Reinsurance," an analytical and innovative approach to product development and risk management. Our mission is to be the leading international underwriter in these markets, dedicated to providing risk solutions to the reinsurance challenges of the world's growing and emerging markets. We commit ourselves to provide tailor-made solutions for our clients, to honor our obligations to our ceding companies, and to consistently generate underwriting profit for our shareholders. We are aware of the role we assume as professional reinsurers when leading and supporting the trends that create more efficient welfare systems for the public.

FINANCIAL HIGHLIGHTS


ESG Re began writing reinsurance for its own account in December 1997. Results for 1997, when the Company functioned both as a reinsurer and reinsurance management company, are not comparable.


YEARS ENDED DECEMBER 31,                                 1998             1997
--------------------------------------------------------------------------------
U.S. dollars in thousands, except per share data

CONSOLIDATED OPERATING DATA
Gross managed premiums                               $224,204        $100,000
Net premiums written                                  195,578          25,392
Net premiums earned                                    98,841          13,411
Investment income                                      12,930             598
Total revenues                                        115,827          17,839
Losses and loss expenses                               61,364           7,449
Acquisition costs                                      26,714           4,693
Class B Warrants expense                                   --           3,626
Administrative expenses                                11,965           7,736
Total expenses                                        100,043          23,504
Net underwriting income                                10,763           1,269
   Loss ratio                                            62.1%           55.5%
   Acquisition cost ratio                                27.0%           35.0%
   Loss and acquisition cost ratio                       89.1%           90.5%

CONSOLIDATED BALANCE SHEET DATA
Investments and cash                                 $235,246        $236,976
Total assets                                          466,373         283,553
Unpaid losses and loss expenses                        44,379           7,846
Total shareholders' equity                            244,841         234,375
Book value per share                                    17.58           16.83

Common stock Price range
High                                                 $  28.75        $  23.88(1)
Low                                                  $  12.75        $  21.50(1)
--------------------------------------------------------------------------------

(1) 1997 stock prices are for the period from December 12, 1997, the date of the initial public offering, to December 31, 1997. The initial public offering price was $20.00 per share.

CHAIRMAN'S
LETTER


At the end of 1997, we identified four specific objectives for ESG Re in 1998:

o    To expand its business by geographic region, by source and by producer;

o    To recruit, train and motivate the very best people;

o    To underwrite profitable business; and

o To provide quality solutions to customer problems and to operate with the highest standards.


     In 1999, ESG Re will continue to pursue these principal objectives and to expand on what has already been accomplished.

     ESG Re now has reinsurance relationships with over 200 insurance companies in 57 countries. In 1998, ESG Re developed and strengthened its relationships with the world's major reinsurance intermediaries as well as with specialist brokers that are important in ESG Re's lines of business. Further expansion of our list of clients and brokers is envisaged in order to meet our goals for business development.

     One of ESG Re's most important competitive advantages is the quality and motivation of its people. In 1998, we substantially expanded the ESG Re team of professionals. They have made significant contributions to the growth of our business and to the quality of our administration and systems. As ESG Re builds for the future, we must continue to recruit, train and motivate the best people in the industry. This activity is not without its cost, as expenses will be incurred before new professionals can contribute to revenues and profits. However, investment in our people is critical if ESG Re is to meet the high expectations that we all share.

     In 1998, ESG Re underwrote approximately $200 million of gross written premiums. This business was profitable as written, with a combined ratio of 98.0%. According to generally accepted accounting principles, however, the majority of this business will be classified as earned premium in 1999. Consequently, most of the positive effect on earnings and profits will occur in 1999, rather than during the year in which the business was written. This will be a continuing pattern as ESG Re continues to grow rapidly its book of business. However, as long as the business is underwritten profitably, shareholder value will be created, regardless of the timing of the recognition of earned premiums.

     As we continue to expand our company, meeting the needs of our customers and operating with the highest professional and ethical standards will continue to be the cornerstones of our operating strategy.

     In 1999, we will continue to build on our accomplishments and to strive for industry leadership in our specialty field of reinsurance expertise.


                                          John C Head III, Chairman of the Board

CHIEF
EXECUTIVE
OFFICER'S
LETTER


Nineteen ninety-eight marks the first full year of operations for ESG Re Limited as a publicly traded company, following the successful transition from a leading reinsurance management company into a globally-trading professional reinsurance group specializing in the fields of health, accident, disability, life and related special risk insurance.

     Results achieved in 1998 evidence the success of ESG Re's strategic positioning. We increased our premium volume by over 100% in a general market environment where the industry grew at a rate of 3%. More importantly, our 1998 loss and acquisition ratio of 89.1% indicates that we achieved this growth and leadership position while maintaining our stringent underwriting standards and our focus on profitability.

     It is ESG Re's trademark, and our unique concept of "Intelligent Reinsurance," coupled with the wide-ranging relationship network of long-standing industry experts, the underwriting skills and the dedicated customer focus of our employees, which make ESG Re a desired partner of our customers, the ceding companies and the professional intermediaries.

"INTELLIGENT REINSURANCE" VERSUS CAPACITY

The global reinsurance market has undergone rapid change in recent years. These changes have resulted in mergers among many well-known reinsurance providers, and the disappearance, or loss of independence, of significant capacities. Medium-sized reinsurers are finding it difficult to survive or to grow profitably due to the soft pricing environment; ceding companies have redefined their reinsurance purchasing strategy in favor of non-proportional coverage; and the flight to increased security continues. In addition, the current low interest rate environment cannot support unsatisfactory underwriting results.

     These paradigm shifts and rapid changes also represent opportunities. As the leading globally-trading expert in our lines of business - the reinsurance of people, their health, life and well-being - ESG Re helps the ceding customer to grow its portfolio with product design, coverage enhancements and marketing techniques, and to improve profitability by providing loss prevention and claims control measurements. ESG Re has provided a new definition of the often-neglected principle of insurer-reinsurer relationships: To Share the Fortune. The reinsurance cession becomes our share of the arrangement. By improving our customers' profits, we have been able to experience outstanding growth and very satisfactory technical underwriting results.


GLOBAL DIVERSIFICATION

Our portfolio is divided into three parts: approximately one-third of our premium comes from Europe, our traditional stronghold; one-third from North America; and one-third from the highly prospective growth markets of Latin America, the Far East and selected markets in Eastern Europe. ESG Re values and supports the local culture by combining global experience with the regional expertise of our offices located around the world.

     Investment in highly skilled professionals, and corresponding infrastructure, is a prerequisite for building long-term value as a leading specialist reinsurer. The major developments and investments of the last year have significantly contributed to ESG Re's current and future value:

o The opening of European Specialty (North America) Limited, our Toronto-based operation, in the fall of 1997, represented a substantial investment for ESG Re. The Toronto office commenced underwriting in North America on January 1, 1998, and has produced solid results, both in quality and quantity of business.

o We opened our Sydney operation and an additional branch in Hong Kong, to cover the Asia/ Pacific Rim. Again, early indications are very encouraging and we expect the results to come to full fruition in 1999.

o Our U.K.-based underwriting team was strengthened to provide specialty underwriting services in the London market.

o Accent Europe Insurance Company Limited, a direct writing company in Ireland, was formed to offer health and accident products and services on a pan-European basis.

o We opened a subsidiary in Miami to serve the reinsurance needs of our growing Latin American customer base, an investment that has already contributed strongly to our results in the second half of 1998.

o A Shared Services Center was opened in Dublin, Ireland, to concentrate our global accounting, administration and reinsurance processing.

o ESG Re acquired a majority interest in our affiliate company, SportSecure, positioning this entity as the center for special risk underwriting in the rapidly growing field of sports and entertainment insurance.

OUTLOOK

ESG Re is well positioned in the rapidly growing fields of health, accident, disability, life and related special risk reinsurance. Our market approach - "Intelligent Reinsurance" - gives us the ability to provide unique solutions to our partners and manifests our position as sole or lead reinsurer to ceding companies and professional intermediaries on a global basis.

     We base our growth outlook on two fundamental trends:

o    a continuing global shift from public welfare to the private sector; and

o    increasing insurance demands of a growing aging, affluent population.

     I am convinced that ESG Re is in a unique position to lead these trends of social welfare privatization. We will utilize our in-depth knowledge of local requirements, our understanding of underlying social security concerns and legislation, and our expertise in the active utilization of cost reduction and control techniques as practiced by our North American operations on these newly created and untapped reinsurance opportunities. Late in 1998 we undertook an initiative to introduce certain "managed care" concepts to Europe -- particularly Germany and Spain -- and Latin America. The results seen in certain Latin American markets are very encouraging and, although progress might be slower in Continental Europe than in less regulated markets, the opportunities are fascinating and ultimately will be of substantial benefit to ESG Re.

     We have selected portraits of elderly people for this annual report because the growing insurance demand of the aging represents widely untapped potential. One of the demanding projects ESG Re will be addressing in 1999 will be the exploration of opportunities presented by this affluent segment of the international population. We continue to pioneer the creation of sizable new markets that have not been adversely affected by excessive competition or soft pricing.

     Aside from these opportunities in the managed care and aging market spheres, I am very encouraged by the early indications of the 1999 renewal season, and ESG Re's enhanced recognition as a desired lead reinsurer. Many prospects for which we successfully laid the groundwork in 1998 are now coming to fruition. Therefore, I am convinced that we will experience another year of substantial growth, well above industry standards, which will further enhance profitability. We will continue to focus upon the traditional short-tail lines of business, thereby providing a transparency to our financial position that benefits both our shareholders and customers.


SPECIAL THANKS

The past year required strong dedication and extremely hard work from all of our employees around the globe. It also posed the challenge to integrate new teams of multicultural entrepreneurial leaders into the group. This challenge was met thanks to the commitment of our management and staff to demonstrate the flexibility and mobility required of a truly global company.

      We thank our shareholders, customers, ceding companies and the professional intermediaries for your vote of confidence in ESG Re.





Wolfgang M. Wand,
Managing Director and
Chief Executive Officer

RESULTS FOR 1998


In December 1997 the Company raised over $250 million in capital through a private placement and an initial public offering, completing its transition from an underwriting manager to a specialty reinsurer. Therefore, the underwriting data for 1997 does not offer a meaningful comparison with 1998 results.

     For the year ending December 31, 1998 the Company reported net income of $14.5 million, or $1.04 net earnings per share.

     In 1998, the Company more than doubled its portfolio of managed premium to $224.2 million, of which $24.3 million was co-reinsured with strategically aligned reinsurance partners, resulting in $199.9 million of gross premiums written for the period. In its former function as a managing agent, the Company underwrote, on behalf of various reinsurers, approximately $100 million of gross premiums in 1997.

     Our exceptional growth was achieved within the parameters of our targeted product and geographic mix across Europe, North America and the emerging markets. The Company generated in excess of $186 million in new business in 1998.

     Total revenues for the year were $115.8 million, consisting of net premiums earned of $98.8 million, with net investment income of $12.9 million, realized investment gains of $2.2 million and management fee revenue of $1.9 million. ESG Re's loss and acquisition cost ratio was 89.1% in 1998, comparing favorably to 90.5% in the previous year.

OPERATING REVIEW
INTELLIGENT REINSURANCE -
MORE THAN CAPACITY

ESG Re's business philosophy is centered on providing client-oriented solutions, not just reinsurance capacity. It is under the trademark of "Intelligent Reinsurance" that ESG Re conducts all of its underwriting activities, by offering a single source for a range of value-added services, including loss prevention, data management, product development and marketing support.

     LOSS PREVENTION Normally, a reinsurer is not actively involved in claims handling and it is the responsibility of the ceding client to adjust the original losses and settle claims made by its direct insureds. Although some of the business managed by ESG Re operates in this manner, our approach in healthcare differs from other reinsurers in that we actively seek to reduce claims exposure by utilizing proven "managed care" techniques while the reinsurance policies are in force.

     Working with ESG Re, one of the leading general insurers in the Middle East has been able to create a range of health products and services that offer the local market access to medical facilities both at home and abroad. ESG Re has provided its client with extensive loss prevention tools, including gatekeeping systems that afford direct control of treatment costs and help to prevent over-utilization. Also, by assisting in the recruitment and training of staff, ESG Re has helped the insurer to create the necessary competitive advantage to take a dominant position in its country's developing health insurance market.

     DATA MANAGEMENT Sharing information with our clients offers a highly analytical and proactive approach to risk management and offers more creative solutions to their underwriting needs. Centralized data capture and monitoring systems, combined with our technical underwriting expertise, ensure maximum control of all risks at all times. No matter where a policy may originate or whatever medical treatment is undertaken, our extensive knowledge of local facilities and services enables ceding companies to manage their business better.

     ESG Re's technology has assisted another client with a growing portfolio of multinational business to clearly identify the sources and composition of the insured population and to manage risk selection and overall exposure better.

     PRODUCT DEVELOPMENT Working in close relationship with our customers, we design and launch new products and services that enable ceding companies not only to remain competitive in their traditional markets, but also to enter new ones. From credit card enhancement programs to sophisticated multinational employee benefit plans, ESG Re's global experience and creative underwriting techniques provide ceding companies with an alternative approach to product development. In the former Soviet State of Georgia, ESG Re has helped to establish the first locally-managed insurance company to be run along Western business standards, supplying a range of innovative products and services, extensive management and training support, technical expertise and capital funding.

     MARKETING SUPPORT By applying a detailed knowledge and understanding of local markets and their cultural needs and demands, ESG Re is able to assist with corporate communications, sales techniques and product marketing. In the Far East, ESG Re's direct marketing expertise and management has enabled a major international financial institution to create and successfully tele-market a range of personal insurance products designed for their account holders.

     FINANCIAL STRENGTH The ESG Re group of companies offers high-quality financial security to our ceding clients and business partners. ESG Re has a Standard & Poor's rating of A- and total capitalization of over $240 million at December 31, 1998.

     "Intelligent Reinsurance" is more than capacity. ESG Re delivers the expertise, products, analysis and service that create a true and lasting partnership with our clients -- a partnership that delivers added value and enhances the success of their business.

ESG RE'S GLOBAL DIVERSITY

ESG Re provides "Intelligent Reinsurance" on a global basis. Our offices are strategically located in some of the world's most important business centers. An established global infrastructure with coordination among offices enables ESG Re to respond quickly and effectively with the appropriate products, programs and services necessary to capitalize on market opportunities. Last year ESG Re managed risks in more than 50 countries worldwide and, with the introduction of new products tailored to meet the needs of our clients, we continually enhance our global presence.

MAJOR MARKETS

ESG Re is a specialist provider of reinsurance solutions focused on those developed and emerging markets that allow for a satisfactory volume and growth potential while providing attractive underwriting margins. By taking advantage of the Company's global structure and its experienced management, we are able to "import" the best underwriting and management techniques from around the world to help tailor solutions for our customers' needs.

     EUROPE The deregulated European market is leading the trend toward globalization, and ESG Re has taken a leadership position in the creation of alternative concepts and distribution methods in these established and more saturated markets. The Company generated $62.0 million of managed premium in Europe in 1998, an increase of 18.5% over the prior year. We attribute our success in this market to the strength of our long-standing relationships and the pursuit of innovative product opportunities.

     In Germany, we are introducing progressive technologies that will open up new and more streamlined distribution channels. Coupled with the growing need for healthcare management techniques as the social welfare system adjusts, ESG Re has a distinct advantage as a specialized player. Able to respond quickly to market needs, we have already secured exclusivity in the German market for an EKG and Diabetic Telemedicine technology.

     ESG Re's "Intelligent Reinsurance" is the concept behind the recent formation of a healthcare association, COMED Interessengemeinschaft der Krankenversicherten e.V. ("COMED"), within the German market. COMED will provide sought-after services, such as physician referrals, a medical information hotline, second opinion services, and disease management advisors, with a target market of the estimated 70 million people within the German public healthcare system.

     In Spain, ESG Re has created a unique medical program that provides a Second Opinion product to complement the services provided by the State healthcare system.

     EMERGING EUROPE For the past five years, ESG Re has assumed a pioneering role across the emerging markets of Eastern Europe and the former Soviet Union. The changing political, economic and demographic landscape of the region offers opportunities for the application of the "Intelligent Reinsurance" concept and our unique support services to ceding companies. In the wake of political and financial turmoil, governments are imposing more stringent capital requirements on local insurers, leading to the need for reinsurance to support current business volume as well as future growth and development. Our ongoing support is aimed at fostering the growth of a locally autonomous insurance industry.

     During 1998, ESG Re forged a partnership with IMEDI L International Insurance Company Limited, one of Georgia's leading insurance companies, to lend our experience in Western insurance practices and to introduce basic products to a growing customer base as their insurance needs emerge. In turn, this partnership enables ESG Re to test product offerings that may be exported into the surrounding countries of the Caucasus region. The provision of healthcare and pension coverages, following shortfalls in state funding, is becoming a risk line that local authorities are anxious to develop with reliable partners.

     LONDON INTERNATIONAL MARKET Despite continuing overcapacity and price competition in the London market, ESG Re distinguishes itself through its reputation for innovation. With a growing acceptance of the Company's financial strength and management expertise, and the creation of a specialist unit in London, we are well positioned in the international accident and health market. ESG Re offers facultative specialty lines mainly as a lead line underwriter of London market brokers' programs.

     Managed premium of $35.6 million was written in 1998. ESG Re's specialist knowledge and global approach have attracted a wide audience and increasing recognition in the London market. The strength of established relationships provides ESG Re the opportunity to access attractive pieces of business, to apply profit-oriented underwriting standards, and to build a long-term portfolio generating above-average returns.

     NORTH AMERICA With annual premiums of more than $5 billion, North America is the world's largest health reinsurance marketplace. During the early 1990s, price competition was driven by new market entrants who put increasing pressure on terms and profitability. In the last 24 months, however, several companies have reduced their writings or exited the market entirely, resulting in shrinking capacity and hardening of market terms and conditions. ESG Re has been able to take advantage of these market changes by adopting a strategy emphasizing risk analysis, active control, and diligent management. The Company has capitalized on its existing business relationships and profited from key opportunities, while fostering a "partnership" philosophy where ESG Re and the client are able to work closely together to help minimize risk exposure.

     ESG Re's newly established operation in Toronto generated $89.2 million in managed premium in its first year, representing 39.8% of 1998 production. In North America, the majority of our business is sourced directly, although 47.0% is written through brokers and intermediaries. Medical expense programs are our primary product offering, with 39.3% written on a proportional basis and 60.7% on a nonproportional or stop loss basis.

     ESG Re is committed to assuming a leadership position in the North American market in the areas of both profitability and quality, and plans to export the concept of "managed care" to Europe and other markets. We are actively exploring and developing new health insurance techniques, products and services. We intend to pursue diversification of our product lines in North America, emphasizing personal accident and life business. In the past year, ESG Re has developed name recognition and has become a respected participant in the North American marketplace, where we are now well positioned for future growth.

     LATIN AMERICA ESG Re currently offers an extensive range of medical, personal accident, credit and life reinsurance programs to ceding companies throughout Latin America. A growing area of emphasis for ESG Re, Latin America generated $33.4 million of managed premium in 1998, growing from $19.2 million in 1997. ESG Re's strategy in the region is to combine capacity with controlled marketing and administration to secure profitability while pursuing a meaningful share of the market. In conjunction with a major financial services and insurance group, the Company has concentrated on developing a portfolio of individual and group medical plans that allows ESG Re to be directly involved in setting the pricing and underwriting parameters and in monitoring the claims handling practices.

     In various Latin American countries, ESG Re has established Third Party Administration faciliities ("TPA's") in conjunction with our strategic partners. Access to information through these TPA's enables us to calculate more accurate attachment points and to refine pricing. Regional claims management staff also interact directly with the local adjusters to coordinate managed care service.

     ESG Re is actively writing occupational injury accounts in Colombia and Peru, where the need for high limit accident benefits has been created by the privatization of the workers' compensation structures, previously handled by government controlled social security monopolies. In Latin America, ESG Re's long-standing relationships, dedication and partnership philosophy give us a clear competitive advantage.

     ASIA/PACIFIC The economic crisis in Asia has seriously affected the growth and profit projections of most insurance and reinsurance companies in the region. Consumer and business confidence is low due to the economic downturn, with pressure mounting on the individual social security programs. There will be significant opportunity for ESG Re in Asia as medical programs of various countries privatize over the next 5 to 10 years.

     The boom in the Asian economies over the past 10 to 20 years has seen insurance companies rapidly expand using traditional insurance agents as the principal means to distribute life and general products. The most successful companies have been those that were able to build larger agency distribution systems. Now, companies must streamline their distribution to protect profit margins. The successful companies will be those that target new means to distribute or develop new products made to suit the new, emerging economic environment.

     Currently, companies are racing to establish alternative distribution channels to replace or to compete with the expensive, career-agent structure prevalent in the region. These companies have witnessed the rapid growth of direct marketing programs in the United States and Europe and are attempting to build competitive strength in this channel. Many local insurance companies are captives of conglomerates that also own banks and credit card companies, giving them a base of potential insurance customers.

     ESG Re's strategy and competitive strength in Asia centers on alternative distribution, direct marketing and telemarketing. During 1998, ESG Re built a platform to offer direct marketing and management services. Local insurance companies market under their own name, building brand recognition and their reputation. ESG Re is remunerated for its services by receiving a quota share cession of all business generated.

     The region might continue to see turbulent times in the next few years. ESG Re has invested in the infrastructure and talent necessary to capitalize on the huge market opportunities that will emerge as the cycle improves in Asia. ESG Re's "Intelligent Reinsurance" approach, adding value to ceding companies by providing expertise and service in return for reinsurance, will be well received and supported in Asia.

     MIDDLE EAST/AFRICA In the Middle East, where an increasing number of governments are now actively looking to transfer the responsibility of healthcare from the state to the private sector, ESG Re applies its specialist knowledge and "Intelligent Reinsurance" concepts. In what can be viewed as a difficult sector of the market, careful selection of "partners" from across the region has allowed the Company to control the types of risks being written and the claims settlement process. Services provided include the creation of preferred provider networks and the establishment of gatekeeping systems to control utilization and to avoid duplication of treatment. Health conditions of a serious nature are coordinated between the local ceding customers and ESG Re's London-based specialist healthcare division, European Specialty Insurance Management Services ("ESIMS").

MAJOR LINES OF BUSINESS

     MEDICAL EXPENSES As a specialist underwriter focusing on markets requiring dedicated know-how, ESG Re's extensive knowledge ensures that ongoing actuarial analysis, timely and efficient information systems, accurate risk evaluation and modern administrative methods act as a cornerstone to both initial and ongoing profitability. Medical expense coverage remains ESG Re's leading product line, with $132.1 in managed premium in 1998, representing 58.9% of the total portfolio. Proportional reinsurance programs represent 58.4% of our medical book, with 41.6% written on a non-proportional specific or stop loss basis.

o    Acceptance limit - $5 million lifetime limit per person

o    No accumulation limit

     PERSONAL ACCIDENT Our extensive experience has enabled ESG Re to underwrite both traditional and non-traditional risks through an innovative approach to risk acceptance and to create solutions to clients' personal accident and disability requirements. A dedicated know-how in the field of occupational injury has established ESG Re as a desired lead reinsurer in this demanding line within the personal accident arena. With 1998 managed premium of $59.4 million and very satisfactory underwriting results, personal accident lines have delivered consistent growth and profitability to the Company.

o    Acceptance limit - $5 million per person

o    $30 million known accumulation

     CREDIT/LIFE AND DISABILITY Providing group and substandard life capacity and pricing services, as well as credit/life, disability and unemployment insurance, ESG Re has built up considerable experience both in the North American and European markets. Managed premium from these product lines totaled $27.1 million in 1998.

o    Acceptance limit - $5 million any one person

o    No accumulation limit

     SPECIAL RISK Covering a wide range of insurance with unique risk characteristics such as professional sports, contingency, non-appearance, cancellation and abandonment, ESG Re's sports and entertainment business is managed by its affiliate company, SportSecure, one of the industry's leading underwriters in the specialist market. In 1998, Special Risk reinsurance totaled $5.6 million. As a recognized leader in this particular segment, we are capable of structuring and arranging even the largest event coverages, such as the 2002 Soccer World Cup, with a record sum insured exceeding 2 billion Swiss francs,

o    Acceptance limit - $5 million any one person

o    Up to $10 million any one event or series of events

     ESG Re Limited conducts its business through four operating companies that are risk carriers: European Specialty Reinsurance (Bermuda) Limited ("ES Bermuda"), a wholly owned subsidiary of ESG Re Limited; European Specialty Reinsurance (Ireland) Limited ("ES Ireland"), a wholly owned subsidiary of ES Bermuda; European Specialty Ruckversicherung AG ("ES Germany"), a wholly owned subsidiary of European Specialty Group Holding AG; and Accent Europe Insurance Company Limited ("Accent"), a wholly owned subsidiary of ES Ireland. Supporting underwriting services are provided by the group's subsidiaries in London, Toronto, Miami and Sydney, with further market support from branches and representative offices in Hong Kong and Moscow. With underwriting profits accruing primarily in Bermuda and Ireland, the Company benefits from the favorable tax environments in those jurisdictions.


     CAPITALIZATION OF ESG'S RISK CARRIERS AT DECEMBER 31, 1998

     ES Bermuda    $140 million         ES Ireland   $101 million       Accent    $15 million    ES Germany    $12 million



MOSCOW


DUBLIN


HAMBURG


BERLIN


LONDON


TORONTO


BERMUDA


MIAMI


HONG KONG


SYDNEY



                    ESG RE IMPORTS THE BEST UNDERWRITING AND
                 MANAGEMENT TECHNIQUES FROM AROUND THE WORLD TO
                 HELP TAILOR SOLUTIONS FOR OUR CUSTOMERS' NEEDS.


1998 GROSS MANAGED
PREMIUM BY OFFICE

a.   North America-39.8%

b.   Europe-27.7%

c.   London International-15.9%

d.   Latin America-14.8%

e.   Rest of World-1.8%

                          ESG RE'S BUSINESS PHILOSOPHY
             IS CENTERED ON PROVIDING CLIENT-ORIENTED SOLUTIONS, NOT
                           JUST REINSURANCE CAPACITY.





                                                              1998 GROSS MANAGED
                                                            PREMIUM DISTRIBUTION

                                                      a.   Medical Expense-58.9%

                                                    b.   Personal Accident-26.5%

                                           c.   Credit/Life and Disability-12.1%

                                                          d.   Special Risk-2.5%

ORGANIZATION OF THE COMPANY


                                 ESG Re Limited
                           ("ESG Re" or "the Company")


                               European Specialty
                              Reinsurance (Bermuda)
                             Limited ("ES Bermuda")


                               European Specialty
                             Group (United Kingdom)
                                Limited ("ESGUK")


                               European Specialty
                              Reinsurance (Ireland)
                             Limited ("ES Ireland")


                               European Specialty
                              North America Limited
                               ("ESNorth America")


                            European Specialty Group
                                   Holding AG
                                 ("ESG Germany")


                                 Other Operating
                                  Subsidiaries


                     Accent Europe Insurance Company Limited
                                   ("Accent")


                               European Specialty
                               Ruckversicherung AG
                                 ("ES Germany")


                                 Other Operating
                                  Subsidiaries

ESGRE LIMITED
SELECTED CONSOLIDATED FINANCIAL DATA


The following table sets forth the selected consolidated financial data for ESG Re Limited and subsidiaries. The financial statements included herein represent the financial performance and results of the Company as a reinsurer for the year ended December 31, 1998, as a reinsurer and reinsurance management company for the year ended December 31, 1997 and as a reinsurance management company only for the years prior to 1997. The consolidated statement of operations data for the years ended December 31, 1998, 1997, 1996 and 1995, and the consolidated balance sheet data as of December 31, 1998, 1997, 1996, 1995 and 1994, have been derived from the Company's audited Consolidated Financial Statements. The consolidated statement of operations data for the year ended December 31, 1994 has been derived from the Company's unaudited financial statements and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results of operations. The data should be read in conjunction with the Company's Consolidated Financial Statements, related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere herein.


Years Ended December 31,                       1998         1997(1)       1996          1995          1994
==========================================================================================================
U.S. dollars in thousands except per share data
STATEMENT OF
OPERATIONS DATA:

Net premiums earned(1)                     $ 98,841     $ 13,411      $     --      $     --     $     --
Management fee revenue                        1,894        3,830         3,869         4,515        3,309
Net investment income                        12,930          598           186            --           --
Total revenues                              115,827       17,839         4,055         4,665        3,351
Total expenses
   (excludes tax benefits/expenses)         100,043       23,504         4,062         4,221        3,313
Net income (loss)                            14,522       (5,096)         (163)          146           (6)
Basic net income (loss) per share(2)              1.04        (4.11)        (1.38)        --           --
Diluted net income (loss) per share(2)            1.03        (4.11)        (1.38)        --           --
                                           ===========   ==========   ===========    =======     ========


Years Ended December 31,                       1998         1997(1)       1996          1995          1994
==========================================================================================================
U.S. dollars in thousands except per share data

BALANCE SHEET DATA:

Total investments and cash                 $235,246     $236,976      $     15      $     33     $     21
Total assets                                466,373      283,553         7,446         2,683        2,881
Unpaid loss and loss expenses                44,379        7,846            --            --           --
Total shareholders' equity (deficit)        244,841      234,375          (489)         (152)         (90)
                                           ========     ========      ========      ========     ========

The Company declared a dividend on February 25, 1999 of $0.08 per common share to be paid on March 22, 1999 to the shareholders of record on March 15, 1999.

(1)  In 1997, the Company began operations as a reinsurance company.

(2) The 1996 per share data has been calculated on a recapitalized basis. Earnings per share data has not been calculated prior to 1996 as no shares were outstanding.


ESGRE LIMITED

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of the financial condition, results of operations, liquidity and capital resources of ESG Re Limited and its subsidiaries ("the Company" or "ESG"). This discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and related notes thereto included elsewhere in this annual report.

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

GENERAL

The Company is a specialty reinsurance enterprise providing accident, health, life and related special risk reinsurance to insurers and selected reinsurers on a worldwide basis and, underwriting management services to co-reinsurers. In addition, the Company established a direct insurance company in the second quarter of 1998 to write pan-European products.

     In December 1997, the Company raised gross proceeds of $257 million in a private placement and an initial public offering (the "Offerings"). As a result of obtaining this capital, the Company is able to assume reinsurance risks for its own account. Prior to the Offerings, the Company operated solely as a reinsurance management services company.

     The December 31, 1998, financial statement results included herein reflect the Company's financial performance as a reinsurance company. The December 31, 1997 financial statement results reflect the Company's financial performance as a reinsurance company and as a reinsurance management services company. The 1996 financial statement results reflect the Company's operations as a reinsurance management services company only.

RESULTS OF OPERATIONS

The results of operations of the Company for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                    1998       1997        1996
=================================================================================
U.S. dollars in thousands except per share data

Net underwriting income before allocated
  administrative costs                           $10,763    $ 1,269     $    --
Management fee revenue                             1,894      3,830       3,869
Net investment income                             12,930        598         186
Net realized investment gains                      2,162         --          --
Administrative expenses and taxes                 13,227      7,167       4,218
Class B Warrants expense                              --      3,626          --
Net income (loss)                                 14,522     (5,096)       (163)
Net income (loss) per share                            1.04      (4.11)      (1.38)
                                                 ========== ==========  ==========

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

The Company reported net income of $14.5 million for 1998, compared to a net loss of $5.1 million for 1997. The year ended December 31, 1998 represents the first full year of the Company's operation as a reinsurance company. The net loss incurred in 1997 includes a one-time, non-cash charge for compensation expense of $3.6 million related to Class B Warrants issued in connection with the Offerings, and approximately $1.5 million of other Offerings related costs.


NET UNDERWRITING INCOME

For the year ended December 31, 1998, the Company managed, on behalf of itself and its co-reinsurers, total premiums of $224.2 million, of which it placed $24.3 million with co-reinsurers and retroceded $4.3 million, resulting in $195.6 million net premiums written for the period. In December 1997, the Company assumed a portion of the pool business it previously managed on behalf of reinsurance clients, retroactive to January 1, 1997. For the year ended December 31, 1997, the Company managed approximately $100 million of gross premiums written, of which it assumed approximately $26 million. Gross and net premiums written and net premiums earned for the 12 months ended December 31, 1998 and 1997 were as follows:


Years Ended December 31,                                        1998       1997
===============================================================================
U.S. dollars in millions

Total premiums managed                                        $224.2     $100.0
Amount placed with co-reinsurers or pool participants           24.3       73.9
Gross premiums written                                         199.9       26.1
Net premiums written                                           195.6       25.4
Net premiums earned                                             98.8       13.4
                                                              ======     ======

     Total premiums managed for the 12 months ended December 31, 1998 consisted of the following:

o New Business - approximately $186.2 million, or 83.0%, of total premiums managed was generated from new business. The Company's new representative office in Toronto underwrote $85.9 million of gross premiums. Two significant contracts for European medical, personal accident and life business were underwritten in the first quarter, including one for quota share treaty reinsurance incepting January 1, 1997. These contracts contributed $22.5 million to total premiums managed for the 12 months ended December 31, 1998. Additionally, one significant North American medical contract was underwritten in the third quarter, contributing $21.6 million to total premiums managed.

o Renewal Business - approximately $38.0 million, or 17.0%, of total premiums managed was generated from renewal business. Underwriting results for the 12 months ended December 31, 1998 and 1997, by line of business and in total, were as follows:

                                                                 Personal
Year Ended December 31, 1998                       Medical       Accident  Special Risk        Credit          Life         Total
====================================================================================================================================
U.S. dollars in thousands

Gross premiums written                           $ 119,157      $  52,254     $   5,120     $  12,346     $  10,995     $ 199,872
Net premiums written                               117,353         50,814         4,943        11,910        10,558       195,578
Net premiums earned                                 40,875         46,038         2,571         4,856         4,501        98,841
Losses and loss expenses                            24,646         29,003           859         3,448         3,408        61,364
Acquisition costs                                   14,241         10,207           906           837           523        26,714
Operating costs                                      3,584          4,036           228           420           534         8,802
                                                 ---------      ---------     ---------     ---------     ---------     ---------
Net underwriting income (loss)                   $  (1,596)     $   2,792     $     578     $     151     $      36     $   1,961
                                                 =========      =========     =========     =========     =========     =========

                                                                 Personal
Year Ended December 31, 1997                       Medical       Accident  Special Risk        Credit          Life         Total
====================================================================================================================================
U.S. dollars in thousands

Gross premiums written                           $   9,989      $   9,357     $     396     $   6,401           $--     $  26,143
Net premiums written                                 9,937          8,723           376         6,356            --        25,392
Net premiums earned                                  5,964          3,778           243         3,426            --        13,411
Losses and loss expenses                             3,624          1,907           139         1,779            --         7,449
Acquisition costs                                    2,099          1,303            85         1,206            --         4,693
                                                 ---------      ---------     ---------     ---------     ---------     ---------
Net underwriting income                          $     241      $     568     $      19     $     441           $--     $   1,269
                                                 =========      =========     =========     =========     =========     =========


     The operating ratios for the 12 months ended December 31, 1998 and 1997, by line of business and in total, were as follows:


                                                                 Personal
Year Ended December 31, 1998                       Medical       Accident  Special Risk        Credit          Life         Total
====================================================================================================================================
Loss ratio                                            60.3%          63.0%         33.4%         71.0%         75.7%         62.1%

Acquisition expense ratio                             34.8%          22.2%         35.2%         17.2%         11.6%         27.0%
                                                 ---------      ---------     ---------     ---------     ---------     ---------

Loss and acquisition expense
   ratio                                              95.1%          85.2%         68.6%         88.2%         87.3%         89.1%
                                                 ---------      ---------     ---------     ---------     ---------     ---------

Administrative expense ratio                                                                                                  8.9%
                                                                                                                        ---------

Combined ratio                                                                                                               98.0%
                                                                                                                        =========


                                                                 Personal
Year Ended December 31, 1997                       Medical       Accident  Special Risk        Credit          Life         Total
====================================================================================================================================

Loss ratio                                            60.8%          50.5%         57.2%         51.9%           --%         55.5%
Acquisition expense ratio                             35.2%          34.5%         35.0%         35.2%           --%         35.0%
                                                 ---------      ---------     ---------     ---------     ---------     ---------
Loss and acquisition expense
   ratio                                              96.0%          85.0%         92.2%         87.1%           --%         90.5%
                                                 =========      =========     =========     =========     =========     =========

     The 12 months ended December 31, 1998 constituted the first full 12-month period that the Company operated as a reinsurer writing for its own account. Accordingly, a combined ratio is presented inclusive of an administrative expense component to provide a meaningful indication of the underwriting results of the business. The administrative expense ratio of 8.9% for the 12 months ended December 31, 1998, was calculated by expressing total administrative expenses, net of management fee revenue and corporate office expenses, as a percentage of net premiums earned. In addition, during the year, the Company deferred $1.5 million of expenses which were identified by management as directly related to and, varying with, the volume of business generated. The deferral of such costs reflects a more appropriate matching of revenues with related expenses and improved the year-to-date combined ratio by 1.5%.

     Typically, the underwriting results of a reinsurance company are evaluated by its loss and loss expense ratio, acquisition cost ratio, administrative expense ratio and combined ratio. Management believes that it is not meaningful to evaluate the Company's 1997 performance with reference to the administrative expense ratio and combined ratio because of the Class B Warrant expense and other costs that were incurred by the Company as a result of the Offerings.

GEOGRAPHIC SPREAD

Geographic diversification of the Company's business continues to be demonstrated by the distribution of gross written premiums for the years ended December 31, 1998 and 1997, as follows:

Years Ended December 31,                               1998                1997
===============================================================================
Western Europe                                         30.9%               62.7%
North America                                          46.2%                1.5%
Latin America                                          14.9%               19.2%
Eastern Europe                                          0.1%                5.3%
Other                                                   7.9%               11.3%
                                                      -----               -----
Total                                                 100.0%              100.0%
                                                      =====               =====

PRODUCT MIX

The distribution of gross premiums written by line of business for the years ended December 31, 1998 and 1997 was as follows:


Years Ended December 31,                               1998                1997
===============================================================================
Medical                                                59.6%               38.2%
Personal Accident                                      26.1%               35.8%
Special Risk                                            2.6%                1.5%
Credit                                                  6.2%               24.5%
Life                                                    5.5%                 --%
                                                      -----               -----
Total                                                 100.0%              100.0%
                                                      =====               =====


MANAGEMENT FEE REVENUE

The majority of management fee revenue in 1998 consists of fees earned on those premiums managed for the Company's co-reinsurers. Management fee revenue in 1998 includes an upward revision in management fees on pool underwriting years prior to 1998 in the amount of $144 thousand.


NET INVESTMENT INCOME

Net investment income increased by $12.3 million from $598 thousand in 1997 to $12.9 million in 1998. In December 1997, the Company raised net proceeds from the Offerings of $232 million. These proceeds were invested for the full year in 1998.

The following table reflects the investment results for the 12 months ended December 31, 1998:

                                                              Net      Annualized    Net Realized
                                                          Average      Investment       Effective      Investment
U.S. dollars in thousands                             Investments          Income(1)        Yield           Gains
=================================================================================================================
Fixed maturity investments                               $218,383         $12,160            5.57%         $2,162
Short-term investments/strategic investments                7,721             440            5.70%             --
Cash and cash equivalents                                  13,516             330            2.44%             --
                                                         --------         -------            ----          ------
Total                                                    $239,620         $12,930            5.40%         $2,162
                                                         ========         =======            ====          ======


(1)  Net investment income is net of investment-related expenses.

The Company's investment portfolio was positively affected by a general increase in prices in the U.S. bond markets, which allowed net investment gains to be realized on sales of fixed income securities during the year.

ADMINISTRATIVE EXPENSES

Total administrative expenses, which includes personnel costs, professional service fees, interest expense, other expenses and income taxes, increased by $6.0 million, or 85%, from $7.2 million in 1997 to $13.2 million in 1998.

     For the year ended December 31, 1998, the Company incurred significant expenses on professional services, on initiatives for improving accounting and control systems, hiring key executives, and identifying strategic investments, and on travel expenses related to all of the above activities. Total administrative expenses, less tax, for the 12 months ended December 31, 1998, were $12.0 million, or 6.1% and 12.1%, respectively, of net premiums written and net premiums earned, compared to $7.7 million in 1997. The prior year expenses include $1.5 million of travel expense and professional service fees associated with the Company's capital raising activity. Tax expense increased by $1.8 million to $1.3 million in 1998. In 1997, the Company had a tax benefit of $569 thousand.

     Personnel costs increased by $2.1 million from $2.3 million in 1997 to $4.4 million in 1998. This increase was a result of the significant investment in personnel made both prior to and since the Offerings and includes additions of executives and staff at the holding company and various representative offices. Professional service fees increased by $2.0 million from $1.6 million in 1997 to $3.6 million in 1998. These professional service fees incurred in 1998 relate to the Company's new public reporting requirements, staff recruiting efforts and computer systems improvements. Professional costs in 1997 include $1.2 million associated with the Company's capital-raising activity. Travel expenses decreased by $0.3 million to $1.0 million, compared to the corresponding prior year period. These travel expenses relate primarily to the Company's continuing identification and investigation of new business and underwriting opportunities.

     Foreign exchange gains of $141 thousand were recognized for the 12 months ended December 31, 1998. These gains were primarily unrealized and were incurred on the revaluation of assets and liabilities denominated in foreign currencies for reporting purposes. As the Company maintains a partial natural hedge, whereby foreign currency assets are held in the same currencies in which it must pay liabilities, the impact on cash flows from foreign exchange movements is reduced.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

The Company incurred a net loss of $5.1 million for 1997 as compared to a net loss of $163 thousand for 1996. The principal reason for this increase in the net loss is a one-time, non-cash charge for compensation expense of $3.6 million related to Class B Warrants issued in connection with the Offerings. Also included in the net loss for 1997 are costs associated with the Offerings of approximately $1.5 million.


NET UNDERWRITING INCOME

No comparison with prior year net underwriting income is possible as 1997 was the first period in which the Company underwrote risks on its own behalf. Typically the underwriting results of a reinsurance company are evaluated by its loss and loss expense ratio, acquisition cost ratio, administrative expense ratio and combined ratio. Management believes that it is not meaningful to evaluate the Company's 1997 performance with reference to the administrative expense ratio and combined ratio because of the Class B Warrant expense and other costs that were incurred by the Company as a result of the Offerings.


MANAGEMENT FEE REVENUE

Management fee revenue decreased by $39 thousand, or 1%, from $3.9 million in 1996 to $3.8 million in 1997. This net decrease resulted from an increase in management fee revenue of $666 thousand due to increased participation in the reinsurance pools managed by the Company, offset by a 15% decline in the value of the Deutsche mark against the U.S. dollar. Included in 1997 management fee revenue is profit commission of $381 thousand relating to the 1996 underwriting year. This compares with profit commission recognized during 1996 of $398 thousand.


NET INVESTMENT INCOME

Net investment income increased by $412 thousand, or 222%, from $186 thousand in 1996, due to the Company's significantly larger investment portfolio as a result of the proceeds raised from the Offerings.


ADMINISTRATIVE EXPENSES

Total administrative expenses, which includes personnel costs, professional service fees, interest expense, other expenses, and income taxes, increased by $3.0 million, or 70%, from $4.2 million in 1996 to $7.2 million in 1997.

     Personnel costs increased by $900 thousand, from $1.4 million in 1996 to $2.3 million in 1997, of which $690 thousand was principally due to the employment of two executives who were previously consultants to the Company. The remainder of the increase results from the staffing of the new representative office in Toronto. Professional service fees increased by $356 thousand from $1.2 million in 1996 to $1.6 million in 1997, primarily due to costs of $1.2 million associated with the Company's capital-raising activity. This increase was partially offset by a reduction in consulting expenses for the two consultants who became executives.

     Other expenses increased by $2.4 million, from $1.4 million in 1996 to $3.8 million in 1997. This increase includes travel expenses associated with the Company's capital-raising activities, an increase in unrealized foreign exchange losses as a result of the strengthening of the U.S. dollar, and other miscellaneous expenses, including insurance, recruitment fees, taxes and utilities. The increase in administrative expenses was partially offset by a decline of approximately 15% in the value of the Deutsche mark against the U.S. dollar.

CLASS B WARRANTS EXPENSE

In connection with the Offerings, the Company issued Class A Warrants to purchase up to 1,381,200 Common Shares, and Class B Warrants to purchase up to 1,381,200 Common Shares if certain performance criteria are satisfied. The Class A Warrants have been treated as an offering cost and as such have been incorporated within equity.

     The Class B Warrants have been determined to be in the form of compensation for services rendered to the Company. As such, SFAS 123 "Accounting for Stock-Based Compensation" and Emerging Issues Task Force Consensus 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services" require that the cost of these services be reflected as an expense for the year.

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


LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 1998, total investments and cash were $235.2 million, compared to $237.0 million at December 31, 1997. All fixed maturity securities in the Company's investment portfolio are classified as available for sale and are carried at fair value. The following table summarizes the fixed maturity investment portfolio as of December 31, 1998:

                                                                                                           Average
                                                            Fair         Duration           Market          Credit
U.S. dollars in thousands                                   Value         (Years)            Yield          Rating
==================================================================================================================
Corporate securities                                     $138,727           3.1               5.7%             AA
U.S. treasury securities and obligations of
   U.S. government corporations and agencies               31,698           1.5               4.4%            AAA
Asset-backed securities/Mortgage-backed securities          9,232           0.8               5.8%            AAA
Obligations of states and political subdivisions           24,647           2.3               5.9%             AA
Foreign currency debt securities                            8,083           3.4               3.5%             AA
                                                         --------           ---               ---             ---
Total                                                    $212,387           2.6               5.2%             AA
                                                         ========           ===               ===             ===

By comparison, at December 31, 1997, the entire portfolio was invested in U.S. treasury securities and obligations of government corporations and agencies.

     The Company's investment policy objective is to maximize long-term investment returns while maintaining a liquid, high-quality portfolio. To this end, the investment policy requires that the portfolio have an average credit quality rating of AA, with no more than 3% of the portfolio invested in the securities of a single issuer (other than issues of sovereign governments with a rating of AA or better), and a target duration of 2.75 years. The Company's investment portfolio as of December 31, 1998 and 1997 complies with the adopted investment policy and guidelines.

     In 1999, the Company will continue to follow its investment policy and guidelines while seeking to improve long-term value by investing in selected strategic investments. A strategic investment is defined as an investment in a reinsurance-related enterprise, ceding company or distribution channel that is expected to generate or secure additional profitable business for the Company. In the aggregate, the Company will allocate up to $25 million to strategic investments. To date, ESGhas invested $2.0 million and acquired an 83% ownership interest in IMEDI L International, a provider of personal insurance products, including medical, life and pension products, based in Tbilisi, Georgia. Additionally, equity investments and loans totaling $5.9 million were extended primarily to four other companies with whom ESG has operating relationships.

     In December 1997, the Company was capitalized with gross proceeds of $257 million from the Offerings. The Company also incurred expenses of $25 million related to the Offering and repaid its outstanding debt, principally loans from shareholders and bank demand borrowings, of $3.5 million. Total assets increased by $281.1 million from $2.5 million in 1996 to $283.6 million in 1997 and total shareholders' equity increased by $234.9 million to $234.4 million at December 31, 1997. The proceeds of the Offering were used to capitalize ES Bermuda, ES Ireland and ES Germany with $55 million, $50 million and $12 million, respectively.

     In 1998, the Company increased the capital of ES Bermuda by $35 million, and ES Ireland by $50 million. Accent Europe Insurance Company, the direct writer formed in 1998, is capitalized at $15 million.

     Shareholders' equity as of December 31, 1998 was $244.8 million, compared to $ 234.4 million at December 31, 1997. The major factors influencing the increased level of shareholders' equity in the 12-month period included $14.5 million of net income, inclusive of net unrealized investment gains of approximately $2.6 million, offset partially by the declaration of four dividends, each of $0.075 per common share, aggregating to $4.2 million. Book value per common share increased to $17.58 as of December 31, 1998 from $16.83 as of December 31, 1997.

     The Company expects that its financial and operational needs for the foreseeable future will be met by funds generated from operations, but may consider acquiring additional funding as attractive market opportunities emerge.

     As of December 31, 1998, the Company had the following material commitments for operating leases and employment contracts:

Total Commitments In U.S. Dollars (in thousands)                   Lease            Employee
Years Ending December 31,                                    Commitments         Commitments               Total
=================================================================================================================
1999                                                              $  476              $2,514              $2,990
2000                                                                 487               2,316               2,803
2001                                                                 349               1,130               1,479
2002                                                                  72                 763                 835
2003                                                                  --                 253                 253
                                                                  ------              ------              ------
Total                                                             $1,384              $6,976              $8,360
                                                                  ======              ======              ======

     In addition to the above commitments, the Company will periodically, pursuant to reinsurance contract provisions, be required to provide letters of credit to secure reinsurance balances, and to place funds on deposit with ceding companies.


EXPOSURE MANAGEMENT

The Company manages its underwriting risk exposures through geographic distribution and an excess of loss reinsurance program. This program generally provides limits up to a maximum of $30 million per occurrence, with a minimum attachment point generally of $100 thousand.


CURRENT DEVELOPMENTS

On February 25, 1999, the Board of Directors approved a quarterly dividend increase of $0.005 per common share, increasing the quarterly dividend from $0.075 to $0.08 per share. A quarterly cash dividend of $0.08 per share was declared on February 25, 1999 by the Company's Board of Directors, payable on March 22, 1999 to common shareholders of record on March 15, 1999.

     In June 1998, the Company increased its investment in SportSecure GmbH ("SportSecure"), a reinsurance intermediary specializing in sports and entertainment risks. ESG holds a majority ownership interest in SportSecure.

     In June 1998, the Company incorporated Accent Europe Insurance Company Ltd., a direct insurance company, in Ireland. With current capitalization at $15 million, Accent offers health and accident products on a pan-European basis directly to its insured parties.

     Early in the fourth quarter, the Company began the process of establishing a global support center (the "Shared Services Center") in Dublin, Ireland. Corporate functions expected to operate from the Shared Services Center include operating and administrative functions such as systems and technology, finance and accounting, human resources, insurance claims, and policy administration.

     The Company has initiated the creation of a healthcare service association, COMED, in the German market. COMED has a target market of an estimated 70 million members covered in the German public healthcare system. Member services include physician referrals, a medical information hotline, second opinion services and access to disease management advisors. ESG has supported the formation and development of COMEDby extending a short-term credit facility up to the amount of $12 million to fund start-up operations. As of December 31, 1998 no funds had been advanced to COMED under this facility.


MARKET RISK

The Company is subject to market risk arising from the potential change in value of its various financial instruments. These changes may be due to fluctuations in interest rates or foreign currency rates, or both in the case of foreign currency investments. The Company monitors its exposure to interest rate and currency rate risk on a continuous basis and currently does not believe that the use of derivatives to manage such risk is necessary. The Company intends to reevaluate the need for a formal hedging strategy on a periodic basis, and may determine that such a strategy, including the use of derivative instruments, is appropriate in the future.


INTEREST RATE RISK

The largest source of market risk for the Company is interest rate risk on its portfolio of fixed maturity investments, especially fixed rate instruments. In addition, the credit worthiness of the issuer, relative values of alternative investments, liquidity and general market conditions may affect fair values of interest rate sensitive instruments.

     The Company's general strategy with respect to fixed maturity securities is to invest in high quality securities while maintaining diversification to avoid significant concentrations in individual issuers' industry segments or countries.

     Generally, it is expected that an increase in market interest rates will cause a decline in the value of the Company's investment portfolio, whereas a decrease in rates may cause an increase in value. The following table shows the approximate effect on the value of the Company's investment portfolio, based on hypothetical changes in market interest rates:

                                                  -150         -100          -50       Market          +50         +100         +150
December 31, 1998                                Basis        Basis        Basis        Value        Basis        Basis        Basis
U.S. dollars in thousands                       Points       Points       Points     12/31/98       Points       Points       Points
====================================================================================================================================
Fixed maturities including accrued interest   $227,404     $223,457     $219,664     $216,016     $212,511     $209,130     $205,867
                                              ========     ========     ========     ========     ========     ========     ========

   The values indicated above are estimates and are necessarily based on various assumptions that are subjective in nature. Accordingly, the actual impact of changes in market rates on the Company's investment portfolio may be significantly greater or less than those indicated above.


FOREIGN CURRENCY RISK

The Company's functional currency is the U.S. dollar. However, the Company writes reinsurance business in numerous geographic regions and currencies, giving rise to the risk that the ultimate settlement of receivables and payables on reinsurance transactions will differ from the amounts currently recorded as assets and liabilities in the financial statements. The Company intends to hold investments in currencies in which it will collect premiums and pay claims, thus creating a partial natural hedge against exchange rate fluctuations.


INFLATION

Inflation has not had a material impact on the Company's operations for any of the three years presented. However, it is possible that future inflationary conditions may impact subsequent accounting periods.


THE EURO

On January 1, 1999, a single currency, the "Euro," was adopted as the national currency of the 11 participating countries in the European Monetary Union, including Germany and Ireland, two of the countries in which the Company operates and in which the Company maintains a significant presence. ESG's German and Irish subsidiaries will not be required to use the euro for accounting purposes prior to January 1, 2002. Due to uncertainties related to the euro conversion, the impact of the conversion is not known. To date, the impact of the conversion has had no material impact on the Company's operations, accounting systems or financial reporting.

YEAR 2000 ISSUE

The Year 2000 Issue relates to the ability of computer systems to properly interpret date information for the year 2000 and beyond. In January 1998, the Company initiated an enterprise-wide project to address Year 2000 issues with respect to the Company's computer software and information technology systems. The initiative has as its focus two distinct areas that include Year 2000 compliance of the Company's software, systems and technology platforms and the evaluation of the Year 2000 preparedness of significant third parties with whom the Company conducts business, including vendors and customers.

     The Company has substantially completed its assessment of Company software and systems and has adopted a plan to implement compliant components and to develop a disaster recovery plan, targeted to be substantially complete by the end of the second quarter of 1999. The Company estimates that through December 1998, the remediation and validation efforts are approximately 60% complete, with immaterial incremental costs incurred thus far as a result of usage of internal staff. Remaining testing and conversion efforts also are expected to be conducted primarily by internal staff; however, limited third-party assistance during the first two quarters of 1999 may be utilized. No significant third-party costs are anticipated. Future costs of remediation are not expected to have a material impact on the Company's financial position, results of operations or cash flows, although no assurance can be given in this regard.

     The Company's systems do not interface electronically with those of its customers or clients. As such, the Company's exposure to the Year 2000 Issue with respect to customers and clients is limited to the possibility that information supplied by these companies could not be of sufficient quality or timeliness and therefore could indirectly affect the quality or timeliness of the Company's own data. The Company is currently communicating with its significant clients and service providers to assess their vulnerability and readiness to comply with Year 2000 issues and will address compliance risks with each new significant vendor.


ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, which is effective in the first quarter of 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other financial instruments and contracts, and for hedging activities. The Company has not completed its analysis of the expected future impact of SFAS 133.

ESGRE LIMITED
CONSOLIDATED BALANCESHEETS


As of December 31,                                                                                           1998               1997
====================================================================================================================================
U.S. dollars in thousands except share and per share data

ASSETS

Fixed maturities - available for sale, at fair value (cost: $211,589 and $218,694)                      $ 212,387         $ 218,867
Cash and cash equivalents                                                                                  16,942             6,196
Strategic investments                                                                                       5,917                --
Short-term investments                                                                                         --            11,913
                                                                                                        ---------         ---------
Total investments and cash                                                                                235,246           236,976

Accrued investment income                                                                                   3,629               437
Management fees receivable                                                                                  3,164             3,259
Premiums receivable                                                                                       162,015            25,785
Reinsurance balances receivable                                                                             6,259                --
Reinsurance recoverable on incurred losses                                                                  2,761               397
Funds held by ceding companies                                                                              3,592                --
Prepaid reinsurance premiums                                                                                2,276               300
Deferred acquisition costs                                                                                 37,625             4,147
Deferred tax asset                                                                                            843               788
Other assets                                                                                                2,222               979
Cash and cash equivalents held in a fiduciary capacity                                                      6,741            10,485
                                                                                                        ---------         ---------
TOTAL ASSETS                                                                                            $ 466,373         $ 283,553
                                                                                                        =========         =========

LIABILITIES

Unpaid losses and loss expenses                                                                         $  44,379         $   7,846
Unearned premiums                                                                                         111,884            12,168
Acquisition costs payable                                                                                  45,487            10,335
Reinsurance balances payable                                                                                7,114                --
Accrued expenses, accounts payable, and other liabilities ($204 and $2,520
   due to related parties)                                                                                  5,927             8,344
Fiduciary liabilities                                                                                       6,741            10,485
                                                                                                        ---------         ---------
Total liabilities                                                                                         221,532            49,178
                                                                                                        ---------         ---------

SHAREHOLDERS' EQUITY

Preference shares, 50,000,000 shares authorized; no shares issued and
   outstanding for 1998 and 1997                                                                               --                --
Class B common shares, 100,000,000 shares authorized; no shares issued
   and outstanding for 1998 and 1997                                                                           --                --
Common shares, par value $1 per share; 100,000,000 shares authorized;
   13,923,799 shares issued and outstanding for 1998 and 1997                                              13,924            13,924
Additional paid-in capital                                                                                226,216           225,954
Accumulated other comprehensive income:
   Foreign currency translation adjustments                                                                  (574)               32
   Unrealized gains on securities (net of tax of $164 and $3)                                                 634               170
                                                                                                        ---------         ---------
Accumulated other comprehensive income                                                                         60               202
                                                                                                        ---------         ---------
Retained earnings (deficit)                                                                                 4,641            (5,705)
                                                                                                        ---------         ---------
Total shareholders' equity                                                                                244,841           234,375
                                                                                                        ---------         ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                              $ 466,373         $ 283,553
                                                                                                        =========         =========


The accompanying notes are an integral part of the consolidated financial statements.

ESGRE LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS


Years Ended December 31,                                                                   1998              1997              1996
====================================================================================================================================
U.S. dollars in thousands except share and per share data

REVENUES

Net premiums written                                                               $    195,578      $     25,392      $         --
Change in unearned premiums                                                             (96,737)          (11,981)               --
                                                                                   ------------      ------------      ------------
Net premiums earned                                                                      98,841            13,411                --
Management fee revenue                                                                    1,894             3,830             3,869
Net investment income                                                                    12,930               598               186
Net realized investment gains                                                             2,162                --                --
                                                                                   ------------      ------------      ------------
                                                                                        115,827            17,839             4,055
                                                                                   ------------      ------------      ------------
EXPENSES

Losses and loss expenses                                                                 61,364             7,449                --
Acquisition costs                                                                        26,714             4,693                --
Class B Warrants expense (for related party)                                                 --             3,626                --
Personnel costs                                                                           4,352             2,282             1,382
Professional service fees (includes $378, $-- and $861 for related parties)               3,599             1,594             1,238
Other expenses                                                                            4,014             3,860             1,442
                                                                                   ------------      ------------      ------------
                                                                                        100,043            23,504             4,062
                                                                                   ============      ============      ============
NET INCOME (LOSS) BEFORE TAXES                                                           15,784            (5,665)               (7)
Income tax expense (benefit)                                                              1,262              (569)              156
                                                                                   ------------      ------------      ------------
NET INCOME (LOSS)                                                                  $     14,522      $     (5,096)     $       (163)
                                                                                   ============      ============      ============
PER SHARE DATA
Basic net income (loss) per share                                                  $       1.04      $      (4.11)     $      (1.38)
                                                                                   ------------      ------------      ------------
Diluted net income (loss) per share                                                $       1.03      $      (4.11)     $      (1.38)
                                                                                   ------------      ------------      ------------
Weighted average shares outstanding
   Basic                                                                             13,923,799         1,238,757           117,863
   Diluted                                                                           14,076,443         1,238,757           117,863
                                                                                   ============      ============      ============
Dividends declared per share                                                       $        .30      $         --      $         --
                                                                                   ============      ============      ============

The accompanying notes are an integral part of the consolidated financial statements.

ESGRE LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


Years Ended December 31,                                                                   1998              1997              1996
====================================================================================================================================
U.S. dollars in thousands

COMMON SHARES (PAR VALUE)

Balance at January 1                                                                  $  13,924         $      62         $      --
Reorganization of holding company                                                            --                --                62
Issuance of shares in connection with public and private offerings                           --            13,936                --
Shares retired during year                                                                   --               (74)               --
                                                                                      ---------         ---------         ---------
Balance at December 31                                                                   13,924            13,924                62
                                                                                      =========         =========         =========

ADDITIONAL PAID-IN CAPITAL

Balance at January 1                                                                    225,954                62                --
Reorganization of holding company                                                            --                --                62
Issuance of shares in connection with public and private offerings                           --           216,113                --
Issuance of Class A Warrants to purchase common shares                                       --             6,215                --
Issuance of Class B Warrants to purchase common shares                                       --             3,626                --
Directors' fees taken as stock options                                                      347                --                --
Additional offering costs                                                                   (85)               --                --
Shares retired during year                                                                   --               (62)               --
                                                                                      ---------         ---------         ---------
Balance at December 31                                                                  226,216           225,954                62
                                                                                      =========         =========         =========

REGISTERED CAPITAL AND TREASURY CAPITAL

Balance at January 1                                                                         --                --               297
Reorganization of holding company                                                            --                --              (297)
                                                                                      ---------         ---------         ---------
Balance at December 31                                                                       --                --                --
                                                                                      =========         =========         =========

ACCUMULATED OTHER COMPREHENSIVE INCOME

Balance at January 1                                                                        202                (4)               (3)
Foreign currency translation adjustments, net of tax                                       (606)               36                (1)
Unrealized gains on securities, net of tax                                                  464               170                --
                                                                                      ---------         ---------         ---------
Balance at December 31                                                                       60               202                (4)
                                                                                      =========         =========         =========

RETAINED EARNINGS (DEFICIT)

Balance at January 1                                                                     (5,705)             (609)             (446)
Net income (loss)                                                                        14,522            (5,096)             (163)
Dividends                                                                                (4,176)               --                --
                                                                                      ---------         ---------         ---------
Balance at December 31                                                                    4,641            (5,705)             (609)
                                                                                      ---------         ---------         ---------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                                  $ 244,841         $ 234,375         $    (489)
                                                                                      =========         =========         =========


The accompanying notes are an integral part of the consolidated financial statements.

ESGRE LIMITED
CONSOLIDATED STATEMENTS OF CASHFLOWS


Years Ended December 31,                                                                   1998              1997              1996
===================================================================================================================================
U.S. dollars in thousands

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)                                                                     $  14,522         $  (5,096)        $    (163)
Adjustments to reconcile net income (loss) to net cash provided by
   (used in) operating activities:
   Depreciation and amortization                                                            252               117               132
   Realized investment gains                                                             (2,162)               --                --
   Amortization of premiums and discounts                                                   200                --                --
   Non-cash compensation expenses                                                           347             3,665                --
Changes in assets and liabilities:
   Accrued investment income                                                             (3,192)             (437)               --
   Management fees receivable                                                                95            (1,769)              139
   Premiums receivable                                                                 (136,230)          (25,785)               --
   Reinsurance balances receivable                                                       (6,259)               --                --
   Reinsurance recoverable on incurred losses                                            (2,364)             (397)               --
   Funds held by ceding companies                                                        (3,592)               --                --
   Prepaid reinsurance premiums                                                          (1,976)             (300)               --
   Deferred acquisition costs                                                           (33,478)           (4,147)               --
   Deferred tax asset                                                                       (55)             (573)               (1)
   Unpaid losses and loss expenses                                                       36,533             7,846                --
   Unearned premiums                                                                     99,716            12,168                --
   Acquisition costs payable                                                             35,152            10,335                --
   Reinsurance balances payable                                                           7,114                --                --
   Accrued expenses and accounts payable                                                 (2,579)            1,075                --
   Other assets and liabilities                                                          (1,065)              775                32
                                                                                      ---------         ---------         ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                         979            (2,523)              139
                                                                                      =========         =========         =========

CASH FLOWS FROM INVESTING ACTIVITIES

Cost of fixed maturities acquired - available for sale                                 (436,239)         (218,694)               --
Proceeds from sale of fixed maturities - available for sale                             445,305                --                --
Change in short-term investments                                                         11,913           (11,913)               --
Purchases of fixed assets                                                                  (967)             (203)             (109)
Purchases of intangible assets                                                              (57)             (230)              (43)
Funding of strategic investments                                                         (5,917)              (16)               (4)
                                                                                      ---------         ---------         ---------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                      14,038          (231,056)             (156)
                                                                                      =========         =========         =========

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of shares                                                             --           241,296                --
Changes to capital prior to initial public offering                                          --                --               (13)
Net change in short-term debt                                                                --            (1,622)              296
Repayments of long-term borrowings                                                           --                --              (272)
Additional offering costs                                                                   (85)               --                --
Dividends paid                                                                           (4,177)               --                --
                                                                                      ---------         ---------         ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                      (4,262)          239,674                11
                                                                                      ---------         ---------         ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                      (9)               86               (12)
                                                                                      =========         =========         =========

Net increase (decrease) in cash                                                          10,746             6,181               (18)
Cash and cash equivalents at January 1                                                    6,196                15                33
                                                                                      ---------         ---------         ---------
Cash and cash equivalents at December 31                                              $  16,942         $   6,196         $      15
                                                                                      =========         =========         =========

SUPPLEMENTAL CASH FLOW INFORMATION

Cash transactions
   Interest paid                                                                      $       8         $     108         $     124
   Income taxes paid                                                                         40               109               156
Non-cash financing transaction
   Issuance of common stock in connection with Formation (Note 1)                            --                --                --
                                                                                      =========         =========         =========


The accompanying notes are an integral part of the consolidated financial statements.

ESGRe Limited Notes to the Consolidated Financial Statements


ESGRE LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME




Years Ended December 31,                                                                           1998          1997          1996
====================================================================================================================================
U.S. dollars in thousands

Net income (loss)                                                                              $ 14,522      $ (5,096)     $   (163)
                                                                                               --------      --------      --------
Other comprehensive income, net of tax:
   Foreign currency translation adjustments                                                        (606)           36            (1)
   Unrealized gains on securities:
      Unrealized holding gains arising during period, net of tax of $172 and $32,615                170            --
      Less reclassification adjustment for gains
         included in net income, net of tax of $11                                               (2,151)           --            --
                                                                                               --------      --------      --------
Other comprehensive income                                                                         (142)          206            (1)
                                                                                               --------      --------      --------
Comprehensive income                                                                           $ 14,380      $ (4,890)     $   (164)
                                                                                               ========      ========      ========


The accompanying notes are an integral part of the consolidated financial statements.

ESGRE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 1998, 1997, 1996

1. ORGANIZATION AND BUSINESS

ESG Re Limited ("the Company") was incorporated under the laws of Bermuda on August 21, 1997. Its principal activities conducted through its subsidiaries, are to provide accident, health, credit, life and special risk reinsurance and to provide underwriting management services for these lines.

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

     On December 3, 1997, 2,673,799 common shares, Class A Warrants to purchase up to 1,381,200 common shares and Class B Warrants to purchase up to 1,381,200 common shares, subject to certain performance criteria, were sold (the "Direct Sales") for proceeds of $50 million.

     In December 1997, in an Initial Public Offering (the "IPO"), the Company issued 10,350,000 common shares for proceeds of $207 million. Costs including discounts and commissions associated with the Formation, Direct Sales and IPO were approximately $25.8 million, of which $21.3 million were reflected as a reduction of additional paid-in capital. The Formation, Direct Sales and IPO were accounted for as a recapitalization.

     Since 1994, ESG Germany has provided underwriting management services by operating as a personal and special risk reinsurance underwriter on behalf of certain reinsurers. ESG Germany earned a management fee from reinsurance companies for administering various underwriting pools without directly participating in the underwriting results as well as providing underwriting services to reinsurance companies outside of the pool structure.

     Subsequent to the IPO, the Company assumed for its own account, through retrocession, risks that ESG Germany previously underwrote on behalf of its reinsurance clients. The Company exercised a contractual right provided in the pool agreements to retrocede from its reinsurance clients a 30% share of the existing pool business, retroactive to January 1, 1997, of the 1997 business it managed for its reinsurance clients. The Company also assumed additional quota share reinsurance from various pool clients. The Company continues to manage the runoff of the reinsurance pools.

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

     The financial statements for the year ended December 31, 1997 represent the financial performance of the Company both as a reinsurer for its own account and as a reinsurance management company. The comparative information for the year ended December 31, 1996 represents the financial performance of the Company as an underwriting management company. Certain items in the prior years' financial statements have been reclassified to conform to the current years' presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The Company's significant accounting policies include the following:

(A) PREMIUM REVENUES

Premiums written are estimated and recognized at the inception of the reinsurance contract, based upon information received from intermediaries and ceding companies. The Company compares estimated written premiums to actual premiums as reported by ceding companies on a periodic basis. The timeliness and frequency of ceding company reports vary considerably by ceding company, line of business and geographic area, which means that the actual ultimate premium written may not be known with certainty for prolonged periods. Differences between such estimates and actual amounts as reported by ceding companies are recorded in the period in which the actual amounts are determined.

     The reinsurance contracts entered into by the Company are primarily of short duration. Premiums written are recognized as earned over the coverage period in proportion to the amount of protection provided. Unearned premium reserves are established to cover the unexpired contract period.

(B) RESERVE FOR LOSSES AND LOSS EXPENSES

The reserve for unpaid losses and loss adjustment expenses includes an estimate of reported case reserves and an estimate for losses incurred but not reported. Case reserves are estimated based on ceding company reports and other data considered relevant to the estimation process. The liability for losses incurred but not reported is based to a large extent on the expectations of ceding companies about ultimate loss ratios at the inception of the contracts, supplemented by industry experience and the Company's specific historical experience where available. As the Company has limited specific historical experience on a significant number of its programs on which to base its estimate of losses incurred but not reported, its reliance on ceding company expectations and industry experience is necessarily increased, which increases the uncertainty involved in the loss estimation process.

     The reserves as established by management are reviewed periodically, and adjustments are made in the periods in which they become known. Although management believes that an adequate provision has been made for the liability for losses and loss expenses, based on all available information, there can be no assurance that the ultimate losses will not differ significantly from the amounts provided.

(C) INVESTMENTS

Fixed maturity securities are classified as available for sale and are reported at estimated fair value. Investments that are available for sale are expected to be held for an indefinite period but may be sold depending on interest rates and other considerations. Short-term investments comprise investments with a maturity greater than 90 days but less than one year and are stated at cost, which approximates fair value. Strategic investments over which the Company exercises significant influence are accounted for under the equity method. Other strategic investments are accounted for at cost. Unrealized investment gains and losses on fixed maturity securities available for sale, net of applicable deferred income tax, are reported as a separate component of "accumulated other comprehensive income". Realized gains or losses on sale of investments are determined on the basis of average cost. The carrying values of fixed maturities and strategic investments are adjusted for impairments in value that are considered to be other than temporary.

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

(E) REINSURANCE PREMIUMS CEDED

Reinsurance premiums ceded are reported as prepaid reinsurance premiums and amortized over the respective contract or policy periods in proportion to the amount of insurance protection provided. Commissions on reinsurance ceded will be deferred over the terms of the contracts of reinsurance to which they relate and amortized in proportion to the amount of insurance protection provided.

(F) MANAGEMENT FEE REVENUE

Management fee revenue consists primarily of fees earned as compensation for underwriting and managing the reinsurance portfolio on behalf of the Company's co-reinsurers. These fees are estimated and recognized at the inception of the contracts with the co-reinsurers. In addition, adjustments to management fees and profit commission arising from underwriting results for 1997 and prior years, when the Company operated as a reinsurance management company, are estimated and accrued.

(G) INCOME TAXES

The Company and its subsidiaries file income tax returns as required by the laws of each country in which it has operations. The Company accounts for income tax expenses and liabilities under the asset and liability method in accordance with Statement of Financial Accounting Standards Board ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes arise from the recognition of temporary differences between income reported for financial statement purposes and income for income tax purposes. These deferred taxes are measured by applying currently enacted tax rates. In addition, SFAS No. 109 requires the recognition of future benefits, such as for net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.

(H) FOREIGN CURRENCY TRANSLATION

The functional and reporting currency of the Company is U.S. dollars. Foreign currency receivables or payables that are denominated in a currency other than U.S. dollars are translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars using weighted average exchange rates for the period. The resulting exchange gains or losses are included in the results of operations. Exchange gains and losses related to the translation of investments available for sale are included in the net unrealized appreciation (depreciation) of investments, net of deferred income taxes, as a separate component of "accumulated other comprehensive income."

     Assets and liabilities related to foreign operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date; revenues and expenses are translated into U.S. dollars using weighted average exchange rates for the period. Gains and losses resulting from translating foreign currency financial statements, net of deferred income taxes, are excluded from income and included as a separate component of "accumulated other comprehensive income."

(I) EARNINGS PER SHARE

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

(J) STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation" defines a fair value based method of accounting for stock-based employee compensation plans. Under SFAS No. 123, companies are encouraged, but are not required, to adopt the fair value method for all employee awards granted. Companies are permitted to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but must disclose in a note to the financial statements, pro forma net income and earnings per share as if SFAS No. 123 had been applied. The Company accounts for stock-based compensation under APB No. 25 and provides the fair value method disclosures required by SFAS No. 123.

(K) CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and bank deposits with original maturities of 90 days or less.

(L) ESTIMATES

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as the disclosure of such amounts. Actual results could materially differ from those estimates and assumptions.

(M) ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133, which is effective in the first quarter of 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other financial instruments and contracts, and for hedging activities. The Company has not completed its analysis of the expected future impact of SFAS 133.

3. INVESTMENTS

(A) FIXED MATURITIES

The amortized cost, fair value and gross unrealized gains and losses of fixed maturity investments as of December 31, 1998 and 1997 are presented in the tables below:


                                                                                               Gross           Gross
                                                                           Amortized      Unrealized      Unrealized            Fair
As of December 31, 1998                                                         Cost           Gains          Losses           Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands
Corporate securities                                                        $138,447        $    307        $     27        $138,727
U.S. treasury securities                                                      31,887             108             297          31,698
Mortgage-backed securities/Asset-backed securities                             9,230              15              13           9,232
Obligations of states and political subdivisions                              24,231             416              --          24,647
Foreign currency debt securities                                               7,794             289              --           8,083
                                                                            --------        --------        --------        --------
Total                                                                       $211,589        $  1,135        $    337        $212,387
                                                                            ========        ========        ========        ========


                                                                                               Gross           Gross
                                                                           Amortized      Unrealized      Unrealized            Fair
As of December 31, 1997                                                         Cost           Gains          Losses           Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands
Fixed maturities - available for sale
   U.S. treasury securities and obligations of
   U.S. government agencies and corporations                                $218,694        $    173        $     --        $218,867
                                                                            --------        --------        --------        --------
Total                                                                       $218,694        $    173        $     --        $218,867
                                                                            ========        ========        ========        ========

(B) MATURITY DISTRIBUTION

The amortized cost and fair value of fixed maturities by contractual maturity are shown in the following table:


                                                           Amortized        Fair
As of December 31, 1998                                         Cost       Value
--------------------------------------------------------------------------------
U.S. dollars in thousands
Fixed maturities - available for sale
  Due in one year or less                                   $ 10,512    $ 10,525
  Due after one year through five years                      131,337     131,930
  Due after five years through ten years                      30,030      30,023
  Due after ten years                                         30,480      30,677
Mortgage-backed securities/Asset-backed securities             9,230       9,232
                                                            --------    --------
Total                                                       $211,589    $212,387
                                                            ========    ========

(C) REALIZED GAINS AND LOSSES

Proceeds from the sales of investments available for sale for the year ended December 31, 1998 were $445.3 million. Realized investment gains and losses for the year ended December 31, 1998 were as follows:


                                                                           1998
--------------------------------------------------------------------------------
U.S. dollars in thousands

Gross realized gains                                                    $ 2,165
Gross realized losses                                                        (3)
                                                                        -------

Total net realized gains                                                $ 2,162
                                                                        =======


No gains or losses were realized during 1997 or 1996.

(D) CHANGE IN NET UNREALIZED GAINS ON INVESTMENTS


As of December 31,                                    1998       1997       1996
--------------------------------------------------------------------------------
U.S. dollars in thousands
Change in unrealized gains on investments,
  net of deferred taxes, included in
  other comprehensive income:
    Fixed Maturities                               $ 2,787    $   173    $    --
    Deferred taxes                                    (172)        (3)        --
                                                   -------    -------    -------
Total                                              $ 2,615    $   170    $    --
                                                   =======    =======    =======

(E) NET INVESTMENT INCOME

The components of net investment income are presented in the table below:


Years Ended December 31,                          1998         1997         1996
--------------------------------------------------------------------------------
U.S. dollars in thousands
Interest on fixed maturities                  $ 12,813     $    438     $     --
Interest on short-term investments                 440           71           --
Interest on cash and cash equivalents              294           --           --
Other                                               36          141          186
                                              --------     --------     --------
Total investment income                         13,583          650          186
Investment expenses                               (653)         (52)          --
                                              --------     --------     --------
Net investment income                         $ 12,930     $    598     $    186
                                              ========     ========     ========

4. STRATEGIC INVESTMENTS

Strategic investments represents equity investments in, and loans to, reinsurance-related enterprises, ceding companies or distribution channels that are expected to generate or secure additional profitable business for the Company. Equity investments are $2.0 million while loans totalling $3.9 million are extended to three companies. The loans bear interest at rates between 6% and 9% and are repayable between one and five years. The fair value of strategic investments approximates their carrying value.


5. MANAGEMENT FEES RECEIVABLE

Management fees receivable represents management fee and related revenues that are primarily due from the reinsurers participating in the reinsurance pools and from co-reinsurers to whom a portion of the Company's gross managed premium is allocated. Management fees receivable at December 31, 1998 and 1997 consist of the following:


                                                                 1998       1997
--------------------------------------------------------------------------------
Management fees on 1997 and prior reinsurance pools            $1,542     $3,259
Fees from co-reinsurers                                         1,062         --
Consultancy fees                                                  560         --
                                                               ------     ------
                                                               $3,164     $3,259
                                                               ======     ======



6. DEFERRED ACQUISITION COSTS

Activity in deferred acquisition costs for the years ended December 31, 1998 and 1997 is summarized as follows:


Years Ended December 31,                                     1998          1997
--------------------------------------------------------------------------------
U.S. dollars in thousands
Balance at January 1                                     $  4,147      $     --
Acquisition costs incurred                                 60,192         8,840
Amortization of acquisition costs                         (26,714)       (4,693)
                                                         --------      --------
Net change in deferred acquisition costs asset             33,478         4,147
                                                         --------      --------
Balance at December 31                                   $ 37,625      $  4,147
                                                         ========      ========

7. LOSSES AND LOSS EXPENSES

Activity in the reserve for unpaid losses and loss expenses for the years ended December 31, 1998 and 1997 is summarized as follows:


Years Ended December 31,                                        1998        1997
--------------------------------------------------------------------------------
U.S. dollars in thousands
Balance at January 1                                         $ 7,846     $    --
Incurred related to:
   Current year                                               60,912       7,449
   Prior year                                                    452          --
                                                             -------     -------
Total incurred losses and loss expenses                       61,364       7,449
                                                             -------     -------
Paid related to:
   Current year                                               22,568          --
   Prior year                                                  5,024          --
                                                             -------     -------
Total paid losses and loss expenses                           27,592          --
                                                             -------     -------
Net balance at December 31                                    41,618       7,449
Plus reinsurance recoverable on incurred losses                2,761         397
                                                             -------     -------
Balance at December 31                                       $44,379     $ 7,846
                                                             =======     =======


8. INCOME TAXES

Under current Bermuda law, the Company is not required to pay taxes in Bermuda on either income or capital gains. Provision for income taxes consists of corporate and other applicable income taxes payable in the various jurisdictions in which the Company conducts its business including Germany, Ireland, Canada and the United Kingdom. The components of income taxes for the years presented are as follows:


Years Ended December 31,                         1998         1997         1996
--------------------------------------------------------------------------------
U.S. dollars in thousands
Current tax expense
   Bermuda                                    $    --      $    --      $    --
   Foreign                                      1,435            4          157
                                              -------      -------      -------
Total current tax expense                       1,435            4          157
Total deferred tax (benefit)                     (173)        (573)          (1)
                                              -------      -------      -------
Total income tax expense (benefit)            $ 1,262      $  (569)     $   156
                                              =======      =======      =======


     The actual income tax expense attributable to income for the three years in the period ended December 31, 1998 is based on the statutory tax rates in the Company's taxable jurisdictions, which range from 0% to approximately 50%.


Years Ended December 31,                          1998        1997         1996
--------------------------------------------------------------------------------
U.S. dollars in thousands
Computed "expected tax expense"                 $   --      $   --       $   (4)
Tax effect of foreign taxes                      1,262        (569)         160
                                                ------      ------       ------
Total income tax expense (benefit)              $1,262      $ (569)      $  156
                                                ======      ======       ======

     Deferred income taxes reflect the tax effect of the temporary differences between the value of assets and liabilities for financial statement purposes and such values as measured by the tax laws and regulations. The principal items in the net deferred income tax asset (liability) are as follows:


Years Ended December 31,                                      1998         1997
--------------------------------------------------------------------------------
U.S. dollars in thousands
Deferred tax assets
   Net operating loss carryforward                         $ 1,874      $   683
   Other assets                                                470          161
                                                           -------      -------
Gross deferred tax assets                                    2,344          844
Less: valuation allowance                                     (976)          --
                                                           =======      =======
Deferred tax assets after valuation allowance              $ 1,368      $   844
                                                           -------      -------
Deferred tax liabilities
   Unrealized investment gains                                (164)         (46)
   Other liabilities                                          (361)         (10)
                                                           -------      -------
Total deferred tax liabilities                             $  (525)     $   (56)
                                                           -------      -------
Net deferred tax asset                                     $   843      $   788
                                                           =======      =======


     Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. During 1998, the Company recorded a valuation allowance of $976 thousand to reduce its deferred tax asset to estimated realizable value. The Company has tax loss carryforwards included in the calculation of the deferred tax asset as of December 31, 1998, of $3.4 million available to offset future foreign taxable income. Such tax loss carryforwards currently do not have an expiration date.


9. RETROCESSIONS

The Company utilizes retrocessional agreements to reduce its exposure to large claims and catastrophic loss occurrences. These agreements provide for recovery from retrocessionaires of a portion of the losses and loss expenses under certain circumstances. They do not discharge the primary liability of the Company. In the event retrocessionaires were unable to meet their obligations under the retrocession agreements, the Company would not be able to realize the full value of the reinsurance recoverable balances. The Company believes that it has minimized the credit risk with respect to its retrocessionaires by monitoring its retrocessionaires and diversifying its retrocessions.

     Losses and loss expenses incurred and earned premiums as reported in the statement of operations are after deduction for retrocessions. Written and earned premiums and losses incurred for the years ended December 31, 1998 and 1997 are comprised of the following:


Years Ended December 31,                                 1998              1997
--------------------------------------------------------------------------------
U.S. dollars in thousands
Premiums written:
   Assumed                                          $ 199,872         $  26,143
   Retroceded                                          (4,294)             (751)
                                                    ---------         ---------
Net premiums written                                $ 195,578         $  25,392
                                                    =========         =========
Premiums earned:
   Assumed                                          $ 100,985         $  13,862
   Retroceded                                          (2,144)             (451)
                                                    ---------         ---------
Net premiums earned                                 $  98,841         $  13,411
                                                    =========         =========
Losses and loss expenses:
   Assumed                                          $  63,728         $   7,846
   Retroceded                                          (2,364)             (397)
                                                    ---------         ---------
Net losses and loss expenses                        $  61,364         $   7,449
                                                    =========         =========


10. EARNINGS PER SHARE

RECONCILIATION OF NUMERATORS AND DENOMINATORS

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations:


                                               Gain        Shares     Per Share
Year Ended December 31, 1998             (Numerator) (Denominator)       Amount
-------------------------------------------------------------------------------
U.S. dollars in thousands
except share and per share data
BASIC EARNINGS PER SHARE
Gain allocable to common shareholders    $   14,522    13,923,799    $     1.04
Effect of dilutive securities:
   Class A Warrants                              --       100,401            --
   Class B Warrants                              --        34,143            --
   Director and Employee Options                 --        18,100            --
DILUTED EARNINGS PER SHARE
                                         ----------    ----------    ----------
Gain allocable to common shareholders    $   14,522    14,076,443    $     1.04
                                         ==========    ==========    ==========


                                               Gain        Shares     Per Share
Year Ended December 31, 1997             (Numerator) (Denominator)       Amount
--------------------------------------------------------------------------------
U.S. dollars in thousands
except share and per share data
BASIC EARNINGS PER SHARE
Loss allocable to common shareholders     $  (5,096)    1,238,757    $  (4.11)
Effect of dilutive securities:
   Class A Warrants                              --            --           --
   Class B Warrants                              --            --           --
   Director and Employee Options                 --            --           --
DILUTED EARNINGS PER SHARE
                                          ---------     ---------    ---------
Loss allocable to common shareholders     $  (5,096)    1,238,757    $   (4.11)
                                          =========     =========    =========

Class A Warrants to purchase 1,381,200 common shares at $20 per share and options to purchase up to 815,428 common shares, issued at exercise prices between $14.76 and $26.50, were outstanding as of December 31, 1998. For the year ending December 31, 1997 the effect of dilutive securities was not included in the computation of diluted earnings per share as required by SFAS 128, "Earnings per Share" because, as the Company incurred a loss for the year, the effect of these securities was antidilutive.

11. COMMITMENTS AND CONTINGENCIES

(A) EMPLOYMENT CONTRACTS

The Company has entered into various employment contracts with terms of up to five years that have total minimum commitments of $7 million, excluding any performance bonuses that are determined by the Board of Directors of the Company. The contracts include various noncompete clauses following termination of employment.

(B) LEASE COMMITMENTS

The Company and its subsidiaries have various lease obligations. Rental expenses are amortized on the straight-line basis over the term of the lease. Total rental expense was approximately $398 thousand, $286 thousand and $295 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.

     The future minimum commitments under operating leases and employment contracts are as follows:

                                       Lease        Employment
Years Ending December 31,        Commitments       Commitments             Total
--------------------------------------------------------------------------------
U.S. dollars in thousands
1999                                  $  476            $2,514            $2,990
2000                                     487             2,316             2,803
2001                                     349             1,130             1,479
2002                                      72               763               835
2003                                      --               253               253
                                      ------            ------            ------
Total                                 $1,384            $6,976            $8,360
                                      ======            ======            ======


(C) LETTERS OF CREDIT

Unsecured Letters of Credit in the amount of $23.6 million have been issued in favor of ceding companies.

(D) PENSION OBLIGATIONS

Certain subsidiaries are obligated to make defined contributions to pension plans for their employees. As of December 31, 1998, there was an outstanding liability for pension contributions of $207 thousand. There was no outstanding liability for pension contributions as of December 31, 1997 and 1996. Pension contribution expense was $143 thousand, $29 thousand, and $20 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.


12. FIDUCIARY ASSETS AND LIABILITIES

As part of its prior underwriting pool management services, the Company collects premiums and pays claims on behalf of the pool participants. In addition to fees received for the underwriting services, the Company also earns interest income on funds it is authorized to hold in accordance with the underwriting management agreements between the Company and the pool participants. The Company is authorized to retain 25% of gross premiums as a claims fund held in bank accounts having trustee status with any interest accruing to such balances being credited to the Company on a quarterly basis.

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

     As of December 31, 1998, 276,240 of the Class B Warrants are vested and are exercisable.

     For the year ended December 31, 1997, in accordance with the Emerging Issues Task Force Consensus 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services," the Company recorded compensation expense of $3.6 million paid to a related party. This expense was reflected as a charge to the statement of operations, and as an increase to additional paid-in capital.

14. STOCK-BASED COMPENSATION

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

     As of December 31, 1998, options to purchase a total of 609,000 shares of common stock were granted to officers and employees of the Company. Options granted under the Employee Stock Option Plan vest at 25% at the date of grant and at 25% on each of the second, third and fourth anniversaries of the date of grant. All options are exercisable at fair market value of the stock at the date of the grant and expire 10 years after the date of the grant.

(B) DIRECTORS' STOCK OPTION PLAN

On December 12, 1997, the Company adopted the ESG Re Limited Non-management Directors' Compensation and Option Plan (the "Directors' Plan"), under which non-management directors joining the Board of Directors within one year of the closing of the Offering shall receive stock options to purchase up to 10,000 common shares. Options granted on December 12, 1997, the date of the IPO, were granted at the IPO price of $20 per share. In addition, the Directors' Plan provides for automatic annual awards of options to purchase up to 5,000 common shares (or, in each case, a lesser amount prorated to the extent the participating director did not serve on the Board of Directors for the entire year preceding the relevant annual shareholders' meeting), at an exercise price per share equal to the then market price per share to be made to non-management directors on the date of each successive annual shareholders' meeting. In addition, each non-management director will receive fees for services as a member of the Board of Directors and its committees, in amounts determined by the Board of Directors, to be paid in a combination of cash and common shares, as determined by the Board of Directors, unless otherwise elected pursuant to the terms of the Directors' Plan, as described below. In any year, in lieu of such stock and cash payment, a Director may elect to receive all or a portion of such fees in options or to defer all or a portion of such fees. If a director elects to receive options, the director will receive options for common shares equal to two times the fees that would otherwise be payable. If the director elects to defer the receipt of the fees, he will receive deferred compensation indexed to the greater of (i) the total return on the common shares; or (ii) the one-year U.S. Treasury bill rate. Deferred compensation will be paid in cash at the time elected by the directors in accordance with the terms of the Directors' Plan. Shares granted under the Directors' Plan will be nontransferable for six months after receipt. The Company has reserved 1,000,000 common shares for issuance under the Directors' Plan.

     All non-management directors have elected to receive their fees as options to purchase shares. As a result, a total of 206,428 shares of common stock have been granted as stock options as of December 31, 1998. Compensation expense of $347 thousand and $39 thousand was recorded for the years ending December 31, 1998 and 1997, respectively.

     Options granted under the Directors' Plan vest 100% at the date of grant. All options are exercisable at fair market value of the stock at the date of grant and expire 10 years after the date of grant.

     A summary of the status of the Company's outstanding stock options as of December 31, 1998 and 1997 is presented below:

                                                                                   1998                            1997
                                                                         --------------------------     ----------------------------
                                                                                   Weighted Average                Weighted Average
                                                                          Shares     Exercise Price       Shares     Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1                                                 469,714            $ 20.00           --                 --
   Granted                                                               355,214            $ 24.50      469,714            $ 20.00
   Exercised                                                                  --                 --           --                 --
   Forfeited                                                              (9,500)           $ 25.13           --                 --
                                                                         -------            -------     --------            -------
Outstanding at December 31                                               815,428            $ 21.90      469,714            $ 20.00
                                                                         -------            -------     --------            -------
Options exercisable at December 31                                       358,678            $ 22.37      189,214            $ 20.00
                                                                         -------            -------     --------            -------
Average fair value of options granted
   during the year                                                                          $  6.73                         $  7.00
                                                                                            =======                         =======

     The fair value of each option grant was estimated using the Black/Scholes option pricing model with the following assumptions: (i) dividend yield of 1.74%; (ii) expected volatility of 35%; (iii) risk-free rate of 4.8%; and (iv) expected life of 8 years.

     Had the compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method described in SFAS No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:


Years Ended December 31,                                   1998            1997
--------------------------------------------------------------------------------
U.S. dollars in thousands
except share and per share data
Net gain (loss)
  As reported                                        $   14,522       $  (5,096)
  Pro forma                                              12,526          (5,409)
                                                     ----------       ---------
Earnings (loss) per share
  As reported                                        $     1.04       $   (4.11)
  Pro forma                                                0.90           (4.37)
                                                     ==========       =========


15. RELATED PARTIES

In 1997, the Company entered into an agreement with Head Asset Management L.L.C. ("Head Asset Management"), an affiliate of Head & Company L.L.C. ("Head Company"), relating to the provision of investment management services. The Chairman of the Board of Directors is a Managing Member of Head Company. Pursuant to this agreement, which is subject to the Company's investment guidelines and other restrictions, the Company will pay Head Asset Management a fee equal to the sum of (i) 0.25% per annum of the first $200 million of assets under management; and (ii) 0.15% per annum of assets under management in excess of $200 million. The Company incurred expenses of $549 thousand and $45 thousand under this agreement for the years ended December 31, 1998 and 1997, respectively.

     In 1997, Head Company provided support and assistance in connection with the planning, structuring and formation of the Company, as well as capital raising in connection with the Direct Sales and IPO. For advisory services rendered by Head Company, the Company incurred fees and expenses of $2.7 million of which $2.5 million was paid in January 1998. These expenses are reflected as a reduction of additional paid-in capital. In January 1998, the Company entered into an agreement with Head Company to provide financial advisory services as required by the Company for a monthly fee of $50 thousand. Under this agreement, the Company incurred fees and direct expenses of $378 thousand. The agreement was terminated in the second quarter of 1998.

     Certain former shareholders of ESG Germany who participated in the Formation have agreed to indemnify ESG Germany for certain contingent liabilities applicable to activity prior to 1997. Management believes that the likelihood of incurring a loss related to any of those contingent liabilities is remote.

16. SEGMENT INFORMATION

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires that an enterprise disclose information about its operating segments. The Company considers its reinsurance activities to constitute a single operating segment on the basis that such activities are monitored and evaluated primarily on a companywide basis. Investments are held in support of reinsurance activities and are considered to be a part of this single segment.

   However, the following table provides summary financial information by the Company's lines of business and geographic regions. Revenues are allocated geographically on the basis of the location of the legal entity that retains the reinsurance risk.


                                                                    Personal       Special
Year Ended December 31, 1998                          Medical       Accident          Risk        Credit          Life         Total
------------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands
Gross premiums written                              $ 119,157      $  52,254     $   5,120     $  12,346     $  10,995     $ 199,872
Net premiums written                                  117,353         50,814         4,943        11,910        10,558       195,578
Net premiums earned                                    40,875         46,038         2,571         4,856         4,501        98,841
Losses and loss expenses                               24,646         29,003           859         3,448         3,408        61,364
Acquisition costs                                      14,241         10,207           906           837           523        26,714
Operating costs                                         3,584          4,036           228           420           534         8,802
                                                    ---------      ---------     ---------     ---------     ---------     ---------
Net underwriting income (loss) $                       (1,596)     $   2,792     $     578     $     151     $      36     $   1,961
                                                    =========      =========     =========     =========     =========     =========

                                                                    Personal       Special
Year Ended December 31, 1998                          Medical       Accident          Risk        Credit          Life         Total
------------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands
Gross premiums written                              $   9,989      $   9,357     $     396     $   6,401     $      --     $  26,143
Net premiums written                                    9,937          8,723           376         6,356            --        25,392
Net premiums earned                                     5,964          3,778           243         3,426            --        13,411
Losses and loss expenses                                3,624          1,907           139         1,779            --         7,449
Acquisition costs                                       2,099          1,303            85         1,206            --         4,693
                                                    ---------      ---------     ---------     ---------     ---------     ---------

Net underwriting income                             $     241      $     568     $      19     $     441     $      --     $   1,269
                                                    =========      =========     =========     =========     =========     =========


Years Ended December 31,                                                                                          1998          1997
------------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands
Revenue earned:
  Bermuda                                                                                                    $  43,839     $  13,763
  Ireland                                                                                                       59,281            --
  Germany                                                                                                        8,812         3,989
  Other                                                                                                          3,895            87
                                                                                                             ---------     ---------
Total revenue earned                                                                                         $ 115,827     $  17,839
                                                                                                             =========     =========

17. SIGNIFICANT CLIENTS

For the year ended December 31, 1998, one significant client relationship contributed $25.1 million to total revenue. For the year ended December 31, 1997, three significant client relationships contributed $3.6 million, $2.6 million and $2.4 million to total revenue. For the year ended December 31, 1996, one client contributed $774 thousand.

18. STATUTORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

Under Bermuda law, the Company is prohibited from declaring or paying a dividend if such payment would reduce the realizable value of its assets to an amount less than the aggregate value of its liabilities, issued share capital (common share capital) and share premium (additional paid-in capital) accounts.

     Under the Bermuda Insurance Act, 1978, amendments thereto and Related Regulations, ES Bermuda is required to maintain certain measures of solvency and liquidity. For the years ended December 31, 1998 and 1997, these requirements have been met. The statutory capital and surplus of ES Bermuda was $137.1 million and $101.5 million and the minimum required statutory capital and surplus was $8.7 million and $4.1 million as of December 31, 1998 and 1997, respectively. The minimum required level of liquid assets was $55.2 million and $22.3 million with actual liquid assets of $210.7 million and $81.1 million as of December 31, 1998 and 1997, respectively.

19. YEAR 2000 ISSUE

The Year 2000 Issue relates to the ability of computer systems to properly interpret date information for the year 2000 and beyond. In January 1998, the Company initiated an enterprise-wide project to address Year 2000 issues with respect to the Company's computer software and information technology systems. The initiative has as its focus two distinct areas that include Year 2000 compliance of the Company's software, systems and technology platforms and the evaluation of the Year 2000 preparedness of significant third parties with whom the Company conducts business, including vendors and customers.

     The Company has substantially completed its assessment of Company software and systems and has adopted a plan to implement compliant components and to develop a disaster recovery plan, targeted to be substantially complete by the end of the second quarter 1999. The Company estimates that through December 1998, the remediation and validation efforts are approximately 60% complete, with immaterial incremental costs incurred thus far as a result of usage of internal staff. Remaining testing and conversion efforts also are expected to be conducted primarily by internal staff; however, limited third-party assistance during the first two quarters of 1999 may be utilized. No significant third-party costs are anticipated. Future costs of remediation are not expected to have a material impact on the Company's financial position, results of operations or cash flows, although no assurance can be given in this regard.

     The Company's systems do not interface electronically with those of its customers or clients. As such, the Company's exposure to the Year 2000 Issue with respect to customers and clients is limited to the possibility that information supplied by these companies could not be of sufficient quality or timeliness and therefore could indirectly affect the quality or timeliness of the Company's own data. The Company is currently communicating with its significant clients and service providers to assess their vulnerability and readiness to comply with Year 2000 issues and will address compliance risks with each new significant vendor.

20. UNAUDITED QUARTERLY FINANCIAL DATA


1998 Operating Data:                                         First Quarter     Second Quarter      Third Quarter      Fourth Quarter
------------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands except per share data
Net premiums written                                            $   84,156         $   19,526         $   53,915         $   37,981
Net premiums earned                                                 23,219             18,090             26,134             31,398
Management fee revenue                                                 970                229                181                514
Net investment income                                                3,020              3,211              3,359              3,340
Losses and loss expenses                                            15,642             11,340             15,940             18,442
Acquisition costs                                                    5,270              4,434              7,324              9,686
Underwriting profit                                                  2,307              2,316              2,870              3,270
Net income (loss)                                                    3,251              3,247              3,994              4,030
                                                                ==========         ==========         ==========         ==========
Earnings per common share:
   Basic net income (loss) per share                            $     0.23         $     0.23         $     0.29         $     0.29
   Diluted net income (loss) per share                                0.23               0.23               0.29               0.29
   Weighted average shares outstanding (000's):
      Basic                                                         13,924             13,924             13,924             13,924
      Diluted                                                       14,374             14,231             13,925             13,926


1997 Operating Data:                                         First Quarter     Second Quarter      Third Quarter      Fourth Quarter
------------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands except per share data
Net premiums written                                            $       --         $       --         $       --         $   25,392
Net premiums earned                                                     --                 --                 --             13,411
Management fee revenue                                               2,378                217                356                879
Net investment income                                                   --                 15                  6                577
Losses and loss expenses                                                --                 --                 --              7,449
Acquisition costs                                                       --                 --                 --              4,693
Underwriting profit                                                     --                 --                 --              1,269
Net income (loss)                                               $      450         $     (252)        $     (310)        $   (4,984)
                                                                ==========         ==========         ==========         ==========

Earnings per common share:
   Basic net income (loss) per share                            $     2.50         $    (1.40)        $    (0.40)        $    (1.32)
   Diluted net income (loss) per share                                2.50              (1.40)             (0.40)             (1.32)
   Weighted average shares outstanding (000's):                        180                180                783              3,778
                                                                ----------         ----------         ----------         ----------




      Total


ESGRe Limited
INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of ESG Re Limited

We have audited the accompanying consolidated balance sheets of ESG Re Limited and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.




DELOITTE & TOUCHE
Chartered Accountants
Hamilton, Bermuda
March 8, 1999





ESGRE LIMITED
CORPORATE DIRECTORY

BOARD OF DIRECTORS                      EXECUTIVE AND
                                        SENIOR MANAGEMENT



JOHN C HEAD III(a)
Chairman of the Board
Managing Member
Head & Company L.L.C.
New York, New York

WOLFGANG M. WAND
Managing Director and
Chief Executive Officer
ESG Re Limited
Hamilton, Bermuda

STEVEN H. DEBROVNER
Chief Underwriting and
Marketing Officer
ESG Re Limited
Hamilton, Bermuda

KENNETH P. MORSE
Managing Director
MIT Entrepreneurship Center
and Senior Lecturer
MIT Sloan School of Management
Cambridge, Massachusetts

DAVID L. NEWKIRK(a),(b)
Vice President
Booz-Allen & Hamilton
International (U.K.) Ltd.
London, England

WILLIAM J. POUTSIAKA(b)
President and
Chief Executive Officer
Arkwright Mutual Insurance Company
Waltham, Massachusetts

EDWARD A. TILLY(a),(b)
Former Chairman
and Chief Executive
Consolidated Financial
Insurance Group, Ltd.
London, England




ESG RE LIMITED
WOLFGANG M. WAND
Managing Director
and Chief Executive Officer

STEVEN H. DEBROVNER
Chief Underwriting and
Marketing Officer

JOAN H. DILLARD
Chief Financial Officer

MICHAEL S. NUENKE
Treasurer

CORMAC G. TREACY
Controller

MARGARET L. WEBSTER
General Counsel and Secretary

ACCENT EUROPE
INSURANCE COMPANY
EDEL M. BOLGER
Managing Director

ES ASIA PACIFIC
DARRYL S. GUMM
Vice President

ES LATIN AMERICA
RAFAEL LA-ROTTA
President

ES NORTH AMERICA
RENATE M. NELLICH
President and
Chief Executive Officer

ES RUCKVERSICHERUNG
DR. JUR. FRANZ GORI
Executive Director

GERHARD JURK
Executive Director

ESG U.K.
ANDREW W. APPS
Managing Director

SPORTSECURE
PATRICK GORLING
Managing Director




(a) Member of the Compensation Committee
(b) Member of the Audit Committee

ESGRE LIMITED

BOARDS OF DIRECTORS, MAJOR SUBSIDIARY COMPANIES



EUROPEAN SPECIALTY
REINSURANCE (BERMUDA) LIMITED

WOLFGANG M. WAND
Member of the Board

ADRIAN LEE-EMERY
Member of the Board


EUROPEAN SPECIALTY
REINSURANCE (IRELAND) LIMITED

WOLFGANG M. WAND
Member of the Board

WILLIAM A. QUIRKE
Member of the Board

MICHAEL J. WALSH
Member of the Board


ACCENT EUROPE
INSURANCE COMPANY LIMITED

EDEL M. BOLGER
Member of the Board

DR. JUR. FRANZ GORI
Member of the Board

PATRICK GORLING
Member of the Board

WILLIAM A. QUIRKE
Member of the Board

MICHAEL J. WALSH
Member of the Board


EUROPEAN SPECIALTY GROUP
(UNITED KINGDOM) LIMITED

ANDREW W. APPS
Managing Director, U.K.

EUROPEAN SPECIALTY
Group Holding AG

WOLFGANG M. WAND
Chairman

YVES FORESTIER
Member of the Board

HARALD HERMANN
Member of the Board


EUROPEAN SPECIALTY
RUCKVERSICHERUNG AG

DR. JEAN CLAUDE MAYOR
Chairman

DR. JUR. HANS MOSER
Deputy Chairman

JURGEN GORLING
Member of the Board

Design by Addison www.addison.com This annual report was printed on recycled paper.


ESGRE LIMITED

SHAREHOLDER INFORMATION



SHAREHOLDERS MEETING
The Annual General Meeting will be held on May 7, 1999 at 11:00 a.m. at the Waterloo House,
100 Pitts Bay Road,
Pembroke, Bermuda.

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

STOCK TRANSFER AND
DIVIDEND AGENT
State Street Bank & Trust Company
c/o Equiserve
P.O. Box 8200
Boston, Massachusetts 02266-8200
Shareholder inquiries (800) 426-5523

ADDITIONAL INFORMATION
ESG Re's Annual Report on Form
10-K, as filed with the Securities and Exchange Commission, is available upon request by writing to the Chief Financial Officer at the Corporate Headquarters in Bermuda.

ESG RE LIMITED
ESG RE LIMITED
16 Church Street
Hamilton, HM 11, Bermuda
Telephone (1 441) 295 2185
Telefax (1 441) 292 1143

EUROPEAN SPECIALTY
REINSURANCE
(BERMUDA) LIMITED
16 Church Street
Hamilton, HM 11, Bermuda
Telephone (1 441) 295 2185
Telefax (1 441) 292 1143

EUROPEAN SPECIALTY
REINSURANCE
(IRELAND) LIMITED
3rd Floor, 12/13 Exchange Place
I.F.S.C., Dublin 1
Telephone (353 1) 612 6550
Telefax (353 1) 612 6560

ACCENT EUROPE INSURANCE
COMPANY LIMITED
12/13 Exchange Place
I.F.S.C., Dublin 1
Telephone (353 1) 612 6580
Telefax (353 1) 612 6560

EUROPEAN SPECIALTY
RUCKVERSICHERUNG AG
Stadthausbrucke 1-3
Hamburg, 20355 Germany
Telephone (49 40) 36 98 860
Telefax (49 40) 36 98 86 69

EUROPEAN SPECIALTY
(NORTH AMERICA) LIMITED
141 Adelaide Street West
Toronto, M5H 3L2, Canada
Telephone (1 416) 864 7443
Telefax (1 416) 864 9615

EUROPEAN SPECIALTY
ASIA PACIFIC PTY LIMITED
Suite 2001, 20th Floor
Australia Square
264 George Street
Sydney 2000, Australia
Telephone (61 2) 92 51 5205
Telefax (61 2) 92 41 7000

EUROPEAN SPECIALTY GROUP
(UNITED KINGDOM) LIMITED
25-26 Lime Street
London, EC3M 7HR, England
Telephone (44 171) 220 7422
Telefax (44 171) 220 7593

EUROPEAN SPECIALTY
LATIN AMERICA, INC.
1320 S. Dixie Highway
Suite 375
Coral Gables, Florida 33146
Telephone (305) 668 5102
Telefax (305) 668 5104

SPORTSECURE INSURANCE BROKERS GMBH
Stadthausbrucke 1-3
Hamburg, 20355 Germany
Telephone (49 40) 36 98 86 91
Telefax (49 40) 36 98 86 92


                                       56